UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

PALM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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Dear Stockholder:

The Board of Directors of Palm, Inc. has unanimously approved a merger agreement providing for Palm to be acquired by Hewlett-Packard Company. You are cordially invited to attend a special meeting of Palm stockholders to be held at 9:00 a.m., local time, on June 25, 2010, at the offices of Palm, Inc. at 950 W. Maude Avenue, Sunnyvale, California 94085.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement entered into on April 28, 2010, pursuant to which Palm would be acquired by a wholly-owned subsidiary of Hewlett-Packard. If the merger contemplated by the merger agreement is completed:

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the holders of our common stock will receive $5.70 in cash, without interest and less applicable withholding tax, for each share of our common stock that they own immediately prior to the effective time of the merger, unless they exercise and perfect their appraisal rights under the Delaware General Corporation Law (the “DGCL”);

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the holders of our Series B Preferred Stock will receive $1,010.00 in cash, without interest and less applicable withholding tax, for each share of our Series B Preferred Stock that they own immediately prior to the effective time of the merger, unless they exercise and perfect their appraisal rights under the DGCL. The per share consideration for our Series B Preferred Stock represents 101% of the $1,000.00 regular liquidation preference of each share of Series B Preferred Stock, as provided pursuant to the terms of our Series B Certificate of Designation, as amended (as described in the section below entitled “Certain Terms of Our Series B Preferred Stock and Series C Preferred Stock”); and

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the holders of our Series C Preferred Stock will receive $1,753.85 in cash, without interest and less applicable withholding tax, for each share of our Series C Preferred Stock that they own immediately prior to the effective time of the merger, unless they exercise and perfect their appraisal rights under the DGCL. The per share consideration for our Series C Preferred Stock represents the common-stock-equivalent consideration for each share of Series C Preferred Stock.

After careful consideration, the Palm Board of Directors approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and unanimously declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the stockholders of Palm. THE BOARD OF DIRECTORS OF PALM UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND FOR THE PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting of Palm’s stockholders. Palm encourages you to read the entire proxy statement carefully. You may also obtain more information about Palm from documents Palm has filed with the Securities and Exchange Commission.

Your vote is important. Adoption and approval of the merger agreement requires the affirmative vote of both (1) the holders of a majority of the outstanding shares of our common stock not beneficially owned by Elevation Partners, L.P. or certain of its affiliates and (2) the holders of a majority of the outstanding shares of our common stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class on an as-converted basis. The failure of any stockholder to vote will have the same effect as a vote against adopting and approving the merger agreement. Accordingly, whether or not you plan to attend the special meeting, you are requested to promptly vote your shares by completing, signing and dating the enclosed proxy card and returning it in the envelope provided, or by voting over the telephone or over the Internet as instructed in these materials. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote FOR adoption and approval of the merger agreement and adjourning or postponing the special meeting, if necessary or appropriate, to solicit additional proxies.

Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Thank you for your cooperation and continued support.

Very truly yours,

/s/ Jonathan J. Rubinstein

Jonathan J. Rubinstein

Chairman, Chief Executive Officer and President

THIS PROXY STATEMENT IS DATED MAY 26, 2010 AND IS FIRST BEING MAILED TO STOCKHOLDERS OF PALM, INC. ON OR ABOUT MAY 28, 2010.

PALM, INC.

950 W. Maude Avenue,

Sunnyvale, California 94085

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 25, 2010

To the Stockholders of Palm, Inc.:

A special meeting of stockholders of Palm, Inc. (“Palm”), a Delaware corporation, will be held at 9:00 a.m., local time, on June 25, 2010, at the offices of Palm, Inc. at 950 W. Maude Avenue, Sunnyvale, California 94085 for the following purposes:

1.	Adoption and Approval of the Merger Agreement. To consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger dated as of April 28, 2010, among Hewlett-Packard Company, District Acquisition Corporation, a wholly-owned subsidiary of Hewlett-Packard Company, and Palm, as it may be amended from time to time, pursuant to which District Acquisition Corporation will be merged with and into Palm, with Palm surviving the merger as a wholly-owned subsidiary of Hewlett-Packard Company; and

2.	Adjournment or Postponement of the Special Meeting. To approve the adjournment or postponement of the special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement.

Only stockholders of record at the close of business on May 24, 2010 are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person. To ensure your representation at the meeting in case you cannot attend, you are urged to vote your shares by completing, signing, dating and returning the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose or submitting your proxy by telephone or through the Internet. Any stockholder attending the special meeting may vote in person even if he or she has returned or otherwise submitted a proxy card.

Stockholders of Palm who do not vote in favor of adopting and approving the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for appraisal to Palm prior to the time the vote is taken on the merger agreement and comply with all other requirements of the DGCL. A copy of the applicable DGCL statutory provisions is included as Annex D to the accompanying proxy statement, and a summary of these provisions can be found under “Appraisal Rights” in the accompanying proxy statement.

The adoption and approval of the merger agreement requires the affirmative vote of both (1) the holders of a majority of the outstanding shares of our common stock not beneficially owned by Elevation Partners, L.P. or certain of its affiliates and (2) the holders of a majority of the outstanding shares of our common stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class on an as-converted basis. The failure to vote will have the same effect as a vote against the merger. Even if you plan to attend the special meeting in person, please complete, sign, date and return the enclosed proxy or vote over the telephone or the Internet as instructed in these materials as promptly as possible to ensure that your shares will be represented at the special meeting if you are unable to attend. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of adoption and approval of the merger agreement and adjourning or postponing the special meeting, if necessary or appropriate, to solicit additional proxies. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will effectively be counted as a vote against adoption and approval of the merger agreement.

By Order of the Board of Directors,

/s/ Mary E. Doyle

Mary E. Doyle

Senior Vice President, General Counsel and Secretary

Sunnyvale, California

May 26, 2010

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QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of Palm, Inc. (“Palm”, the “Company”, “we”, “our” or “us”) by Hewlett-Packard Company (“HP”). HP has agreed to acquire the Company pursuant to an Agreement and Plan of Merger (the “merger agreement”), dated as of April 28, 2010, among HP, District Acquisition Corporation (“merger sub”) and the Company. Merger sub is a wholly-owned subsidiary of HP. Once the merger agreement has been adopted and approved by the Company’s stockholders and the other closing conditions under the merger agreement have been satisfied or waived, merger sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will become a wholly-owned subsidiary of HP.

The merger agreement is attached as Annex A to this proxy statement.

Q:	What will the Company’s stockholders receive in the merger?

A:	If the merger contemplated by the merger agreement is completed, the holders of our common stock will receive $5.70 in cash, without interest and less applicable withholding tax, for each share of our common stock that they own immediately prior to the effective time of the merger, unless they exercise and perfect their appraisal rights under the DGCL. Upon completion of the merger, the holders of our Series B Preferred Stock will receive $1,010.00 in cash, without interest and less applicable withholding tax, for each share of our Series B Preferred Stock that they own immediately prior to the effective time of the merger, unless they exercise and perfect their appraisal rights under the DGCL. The per share consideration for our Series B Preferred Stock represents 101% of the $1,000.00 regular liquidation preference of each share of Series B Preferred Stock, as provided pursuant to the terms of the Certificate of Amendment to Certificate of Designation of Series B Convertible Preferred Stock of the Company (the “Series B Certificate”) forming part of our amended and restated certificate of incorporation, as amended (our “certificate of incorporation”) (as described in the section below entitled “Certain Terms of the Company’s Series B Preferred Stock and Series C Preferred Stock”). Upon completion of the merger, the holders of our Series C Preferred Stock will receive $1,753.85 in cash, without interest and less applicable withholding tax, for each share of our Series C Preferred Stock that they own immediately prior to the effective time of the merger, unless they exercise and perfect their appraisal rights under the DGCL. The per share consideration for our Series C Preferred Stock represents the common-stock-equivalent consideration for each share of Series C Preferred Stock, as provided pursuant to the terms of the Certificate of Designation of Series C Convertible Preferred Stock of the Company (the “Series C Certificate”) forming part of our certificate of incorporation.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at 9:00 a.m., local time, on June 25, 2010, at the offices of Palm, Inc., at 950 W. Maude Avenue, Sunnyvale, California 94085.

Q:	Who is eligible to vote?

A:	Holders of our common stock, Series B Preferred Stock and Series C Preferred Stock as of the close of business on May 24, 2010, the record date for the special meeting, are eligible to vote.

Q:	How many votes do Palm’s stockholders have?

A:	Holders of our common stock have one vote for each share of our common stock that such holder owned at the close of business on May 24, 2010, the record date for the special meeting.

Pursuant to the terms of the Series B Certificate, holders of our Series B Preferred Stock vote as a single class on an as-converted basis with the holders of our common stock. Holders of our Series B Preferred Stock have 117.64706 votes per share based on the current conversion ratio.

Pursuant to the terms of the Series C Certificate, holders of our Series C Preferred Stock vote as a single class on an as-converted basis with the holders of our common stock. Holders of our Series C Preferred Stock have 307.69231 votes per share based on the current conversion ratio.

Q:	What vote of the Company’s stockholders is required to approve the merger agreement?

A:	In order to complete the merger, (1) holders of a majority of the outstanding shares of our common stock not beneficially owned by Elevation Partners, L.P., Elevation Employee Side Fund, LLC (together, “Elevation”) or their 12b-2 Affiliates (as defined below) at the close of business on the record date (the “Non-Elevation Stockholder Approval”), and (2) holders of a majority of the outstanding shares of our common stock, Series B Preferred Stock and Series C Preferred Stock at the close of business on the record date, voting together as a single class on an as-converted basis (the “General Stockholder Approval”) (together, the “Stockholder Approvals”), must vote FOR the adoption and approval of the merger agreement. As provided by our certificate of incorporation, a “12b-2 Affiliate” as used herein means any person (other than Palm) that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Elevation.

Q:	How does the Company’s Board of Directors recommend that I vote?

A:	Palm’s Board of Directors (the “Board”), by unanimous vote, has determined that it is advisable and in the best interests of Palm and its stockholders to consummate the merger and the other transactions contemplated by the merger agreement, and unanimously recommends that stockholders vote FOR the proposal to adopt and approve the merger agreement and FOR the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies. You should read the section entitled “The Merger—The Recommendation of the Company’s Board of Directors and the Company’s Reasons for the Merger” for a discussion of the factors that the Board considered in deciding to recommend voting FOR adoption and approval of the merger agreement.

Q:	What do I need to do now?

A:	Please read this proxy statement carefully, including its annexes, to consider how the merger affects you. After you read this proxy statement, you should complete, sign and date your proxy card and mail it in the enclosed return envelope or submit your proxy over the telephone or over the Internet as soon as possible so that your shares can be voted at the special meeting of the Company’s stockholders. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote FOR adoption and approval of the merger agreement.

Q:	What happens if I do not return a proxy card or otherwise vote?

A:	The failure to return your proxy card or to otherwise vote will have the same effect as voting against the merger. A vote to abstain will also have the same effect as voting against the merger.

Q:	How do I vote?

A:	If you are a stockholder of record, you may vote in person at the special meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. If you vote by proxy, your shares will be voted as you specify on the proxy card, over the telephone or on the Internet. Whether or not you plan to attend the meeting, the Company urges you to vote by proxy to ensure your vote is counted. You may still attend the special meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the special meeting and you will be given a ballot when you arrive.

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To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. If you return your signed proxy card to the Company before the special meeting, the Company will vote your shares as you direct.

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To vote over the telephone, dial toll-free the telephone number located on the enclosed proxy card using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:00 p.m., Pacific Time, on June 24, 2010 to be counted.

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To vote on the Internet, go to the web address located on the enclosed proxy card to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:00 p.m., Pacific Time, on June 24, 2010 to be counted.

If your shares of common stock are held in “street name” by your broker, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker to vote your shares, following the procedures provided by your broker. Without such instructions, your shares will not be voted, which will have the same effect as voting against the merger. See “The Special Meeting of the Company’s Stockholders—Voting by Proxy.”

The Company provides Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Q:	What does it mean if I receive more than one set of materials?

A:	This means you own shares of our stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return each of the proxy cards that you receive, or vote all of your shares over the telephone or over the Internet in accordance with the instructions above in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope and control number(s); if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card, and if you vote by telephone or via the Internet, use the control number(s) on each proxy card.

Q:	May I vote in person?

A:	If you are the stockholder of record of shares of our common stock, Series B Preferred Stock or Series C Preferred Stock, you have the right to vote in person at the special meeting with respect to those shares.

If you are the beneficial owner of shares of our common stock, you are invited to attend the special meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the special meeting, unless you obtain a legal proxy from your broker, bank or nominee giving you the right to vote the shares at the special meeting.

Even if you plan to attend the special meeting as a stockholder of record, we recommend that you also submit your proxy card or voting instructions as described in the above Q&A entitled “How do I vote?” so that your vote will be counted if you later decide not to attend the special meeting.

Q:	Am I entitled to appraisal rights?

A:	Under Section 262 of the DGCL, our stockholders will be entitled to dissent and to seek appraisal for their shares only if certain criteria are satisfied. See “Appraisal Rights” and Annex D of this proxy statement.

Q:	Is the merger expected to be taxable to owners of our common stock?

A:	In general, your receipt of the cash consideration for each of your shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may be a taxable transaction under state, local or non-U.S. income or other tax laws. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor on the tax consequences of the merger in light of your particular circumstances.

Q:	When do you expect the merger to be completed?

A:	Palm and HP are working to complete the merger as quickly as possible after the special meeting. Palm anticipates that the merger will be completed during HP’s third fiscal quarter ending July 31, 2010. In order to complete the merger, we must obtain the required Stockholder Approvals, and a number of other closing conditions under the merger agreement must be satisfied or waived. See “The Merger Agreement—Conditions to Completion of the Merger”.

Q:	Should I send in my stock certificates now?

A:	No. At or about the date of completion of the merger, if you hold certificated shares, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to HP’s exchange agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

If you own shares of our common stock that are held in “street name” by your broker, you will receive instructions from your broker as to how to surrender your “street name” shares and receive cash for those shares following the completion of the merger.

Q:	Who can help answer my questions?

A:	The information provided above in the question-and-answer format is for your convenience only and is merely a summary of some of the information in this proxy statement. You should carefully read the entire proxy statement, including its annexes. If you would like additional copies of this proxy statement, without charge, or if you have questions about the merger, including the procedures for voting your shares, you should contact the Company’s proxy solicitation agent:

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free: (800) 322-2885

You may also wish to consult your legal, tax and/or financial advisors with respect to any aspect of the merger, the merger agreement or other matters discussed in this proxy statement.

SUMMARY

This summary does not contain all of the information that is important to you. You should carefully read the entire proxy statement to fully understand the proposed merger. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement because it is the legal document that governs the merger.

The Proposed Transaction

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Stockholder Votes. You are being asked to vote to adopt and approve the merger agreement pursuant to which Palm would be acquired by HP. Adoption and approval of the merger agreement requires both the General Stockholder Approval and the Non-Elevation Stockholder Approval, as described herein.

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Price for Your Stock. Upon completion of the merger, holders of our common stock will receive $5.70 in cash, without interest and less applicable withholding tax, for each share of our common stock; holders of our Series B Preferred Stock will receive $1,010.00 in cash, without interest and less applicable withholding tax, for each share of Series B Preferred Stock; and holders of our Series C Preferred Stock will receive $1,753.85 in cash, without interest and less applicable withholding tax, for each share of Series C Preferred Stock.

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The Acquiror. HP focuses on simplifying technology experiences for all of its customers—from individual consumers to the largest businesses. With a portfolio that spans printing, personal computing, software, services and IT infrastructure, HP is among the world’s largest technology companies.

Board Recommendation (see page 25)

The Board, by unanimous vote, has determined that it is advisable and in the best interests of Palm and its stockholders to consummate the merger and the other transactions contemplated by the merger agreement, and unanimously recommends that stockholders vote FOR the proposal to adopt and approve the merger agreement and FOR the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

Reasons for the Merger (see page 25)

The Board considered a number of factors in making its determination that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Palm and its stockholders, including the following:

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the merger consideration to be received by Palm’s common stockholders, including the fact that a price of $5.70 per share of common stock represents a 23% premium to the closing price of Palm’s common stock on the last trading day prior to the public announcement of the execution of the merger agreement;

•	Palm’s prospects as an independent company, including the significant risks associated with remaining independent;

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the higher priority claims of Palm’s creditors and the preferential rights of our Series B Preferred Stock and Series C Preferred Stock, which could result in a disproportionate impact on our common stockholders if Palm declines in value;

•	the preferability of a sale of Palm as compared to financing alternatives or the sale or license of certain Palm intellectual property;

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the extensive process conducted during the two months prior to the signing of the merger agreement, the fact that the $5.70 per share price was the highest price available from any of the potential buyers and the lack of assurance as to when or whether another favorable opportunity to sell Palm would arise;

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the presentation of Goldman, Sachs & Co. (“Goldman Sachs”) and its opinion dated April 28, 2010 that, as of such date and based on and subject to the considerations, limitations and other matters stated in the opinion, the $5.70 per share in cash to be paid to the holders of shares of our common stock (other than HP and its affiliates) pursuant to the merger agreement was fair from a financial point of view to such holders, as more fully described in the subsection entitled “The Merger—Opinions of the Company’s Financial Advisors—Opinion of Goldman, Sachs & Co.” The full text of this opinion is attached to this proxy statement as Annex B;

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the presentation of Qatalyst Partners LP (“Qatalyst Partners”) and its opinion dated April 28, 2010 that, as of such date and based on and subject to the considerations, limitations and other matters stated in the opinion, the consideration to be received by the holders of our common stock (other than HP and its affiliates) in the merger was fair, from a financial point of view, to such holders, as more fully described in the subsection entitled “The Merger—Opinions of the Company’s Financial Advisors—Opinion of Qatalyst Partners LP”. The full text of this opinion is attached to this proxy statement as Annex C;

•	the terms of the merger agreement, including Palm’s ability to respond to and accept a superior proposal and the agreement’s termination provisions;

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the separate and unanimous vote in favor of the merger agreement and the merger by Palm’s independent directors who are unaffiliated with Elevation and the requirement of the merger agreement for the separate approval of the merger agreement by holders of our common stock not beneficially owned by Elevation or its 12b-2 Affiliates; and

•	the closing conditions included in the merger agreement, including the absence of any financing-related closing condition, and the likelihood that the merger would be completed.

The Board also identified and considered a number of countervailing factors and risks to Palm and its stockholders relating to the merger and the merger agreement, including the following:

•	the possibility that the merger may not be completed and the potential adverse consequences to Palm;

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the fact that our stockholders will not participate in the future growth of Palm or HP during the pre-closing period or following the closing of the merger because they will be receiving cash for their stock;

•	the impact of the higher priority claim of Palm’s creditors and the preferential rights of our Series B Preferred Stock;

•	limitations on the conduct of Palm’s business prior to closing imposed by the interim operating covenants of the merger agreement;

•	the $33.0 million termination fee payable to HP if the merger agreement is terminated under certain circumstances;

•	the fact that the merger will be a taxable transaction to our stockholders; and

•	potential conflicts of interest of Palm’s directors and executive officers.

Opinions of the Company’s Financial Advisors (see page 32)

Goldman Sachs delivered its written opinion to the Board that, as of April 28, 2010 and based on and subject to the factors and assumptions set forth therein, the $5.70 per share in cash to be paid to the holders (other than HP and its affiliates) of shares of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of Goldman Sachs’ written opinion, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken by Goldman Sachs in rendering its opinion, is attached as Annex B. We urge you to read the opinion carefully in its entirety. Goldman Sachs provided its opinion for the information and assistance of the Board in connection with its consideration of the transaction. The opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the $5.70 per share in cash to be paid to the holders (other than HP and its affiliates) of shares of Palm common stock pursuant to the merger agreement. The opinion is not a recommendation as to how any holder of Palm common stock should vote with respect to the transaction or any other matter.

Qatalyst Partners delivered to the Board its written opinion dated April 28, 2010 to the effect that, as of such date and based on and subject to the considerations, limitations and other matters stated in the opinion, the consideration to be received by the holders of our common stock (other than HP and its affiliates) in the merger was fair, from a financial point of view, to such holders.

The full text of Qatalyst Partners’ written opinion, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken by Qatalyst Partners in rendering its opinion, is attached as Annex C. We urge you to read the opinion carefully in its entirety. Qatalyst Partners provided its opinion for the information and assistance of the Board in connection with its consideration of the transaction. The opinion relates only to the fairness of the consideration to be received by our common stockholders (other than HP and its affiliates) in the merger from a financial point of view as of April 28, 2010. The opinion does not address any other aspect of the proposed transaction and is not a recommendation as to how any of our stockholders should vote with respect to the transaction or any other matter.

Financing

Palm and HP estimate that the total amount of funds necessary to pay the merger consideration and to repay Palm’s indebtedness is approximately $1.8 billion. The merger agreement does not contain any financing-related closing condition.

Material U.S. Federal Income Tax Consequences of the Merger (see page 49)

In general, the merger will be a taxable transaction for holders of shares of Palm’s common stock. For U.S. federal income tax purposes, you will generally recognize a gain or loss measured by the difference, if any, between the cash you receive (before reduction for any applicable withholding tax) in the merger and your tax basis in the shares exchanged in the merger. Gain or loss will be determined separately for each block of your shares (i.e., shares acquired at the same cost in a single transaction). You should consult your own tax advisor about the tax consequences to you of the merger.

Required Antitrust Approvals (see page 49)

Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the merger may not be consummated until notification and report forms have been filed with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission by HP and Palm, and the applicable waiting period has expired or been terminated. Palm and HP have filed the notification and report forms under the HSR Act with the Federal Trade Commission and the Antitrust Division, as a result of which the waiting period would be expected to expire by June 14, 2010, unless otherwise terminated or extended by the antitrust agencies.

Palm and HP have also made foreign antitrust filings pursuant to applicable laws in Germany, Ireland, Italy and Brazil.

Voting Agreement (see page 50)

In connection with the transactions contemplated by the merger agreement, HP, Elevation and Palm entered into a voting agreement whereby Elevation agreed to vote all shares of Palm’s capital stock beneficially owned by it in favor of the merger and the other transactions contemplated by the merger agreement and against any proposal made in opposition to the merger, in each case, subject to the terms and conditions of the voting agreement. As of the record date, Elevation beneficially owned approximately 30% of the total outstanding shares of Palm’s common stock (including the shares underlying the Series B Preferred Stock, Series C Preferred Stock and warrants held by Elevation).

The voting agreement also provides for certain waivers and consents granted by Elevation to Palm in connection with their rights under the Series B Certificate and Series C Certificate, each of which forms part of our certificate of incorporation, and which are described under “Certain Terms of the Company’s Series B Preferred Stock and Series C Preferred Stock.”

The Special Meeting of the Company’s Stockholders (see page 15)

•	Place, Date and Time. The special meeting will be held at 9:00 a.m. local time, on June 25, 2010, at the offices of Palm, Inc., at 950 W. Maude Avenue, Sunnyvale, California 94085.

•

Vote Required. The adoption and approval of the merger agreement requires the affirmative vote of a majority of the (i) holders of the outstanding shares of our common stock, Series B Preferred Stock and Series C Preferred Stock at the close of business on the record date, voting together as a single class on an as-converted basis (i.e., the General Stockholder Approval), and (ii) holders of the outstanding shares of our common stock not beneficially owned by Elevation or its 12b-2 Affiliates (i.e., the Non-Elevation Stockholder Approval). A failure to vote or a vote to abstain has the same effect as a vote AGAINST approval of the merger agreement.

•

Who Can Vote at the Meeting. You can vote at the special meeting all of the shares of Palm common stock, Series B Preferred Stock and Series C Preferred Stock you own of record as of                     , 2010, which is the record date for the special meeting. If you own shares that are registered in the name of someone else, such as a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. On the record date, there were 171,086,328 shares of Palm common stock outstanding, 325,000 shares of Series B Preferred Stock outstanding, convertible into 38,235,294 shares of Palm common stock, and 51,000 shares of Series C Preferred Stock outstanding, convertible into 15,692,307 shares of Palm common stock.

•

Procedure for Voting. You can vote shares you hold of record by attending the special meeting and voting in person, by mailing the enclosed proxy card, or by voting over the telephone or over the Internet. If your shares of common stock are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker. If you do not instruct your broker to vote your shares, your shares will not be voted.

•

How to Revoke Your Proxy. You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise Palm’s Secretary in writing, deliver a proxy dated after the date of the proxy you wish to revoke, or attend the meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy. If you have instructed your broker to vote your shares, you must follow the directions provided by your broker to change those instructions.

Appraisal Rights (see page 71)

If certain criteria are satisfied, the DGCL provides you with the right to seek an appraisal of your shares, provided that you perfect those rights in the manner provided for in the DGCL. This means that if you are not satisfied with the amount you are receiving in the merger, you may be entitled to have the value of your shares determined by a Delaware court and to receive payment based on that valuation. The amount you ultimately receive as a dissenting stockholder in an appraisal proceeding may be more, the same as or less than the amount you would be entitled to receive under the terms of the merger agreement.

The Company’s Stock Price (see page 66)

Shares of Palm’s common stock are listed on The Nasdaq Global Select Market (the “Nasdaq”) under the trading symbol “PALM”. On April 27, 2010, which was the last trading day before the announcement of the merger, Palm’s common stock closed at $4.65 per share. On May 25, 2010, which was the last practicable trading day before this proxy statement was printed, Palm’s common stock closed at $5.70 per share.

Non-Solicitation of Other Offers (see page 61)

The merger agreement contains restrictions on Palm’s ability to solicit or engage in discussions or negotiations with any third party regarding a proposal to acquire a significant interest in Palm. Notwithstanding these restrictions, under certain limited circumstances, the Board may respond to an unsolicited competing proposal and terminate the merger agreement to enter into an acquisition agreement with respect to a “superior proposal” (as defined in the section entitled “The Merger Agreement—No Solicitation; Changes in Recommendations”).

Conditions to Completion of the Merger (see page 59)

Each party’s obligation to complete the merger is subject to the satisfaction or waiver of various conditions, including the following:

•	the receipt of the Stockholder Approvals;

•	the absence of any injunctions or legal prohibitions preventing the consummation of the merger;

•

the expiration or termination of the waiting period under U.S. antitrust laws and the receipt of any consents or approvals required under the competition laws of Germany and Ireland, and non-suspensory filings required under the competition laws of Italy and Brazil; and

•	the receipt of any other governmental approvals necessary for the consummation of the merger.

HP’s obligation to complete the merger is subject to the satisfaction or waiver of additional conditions, including the following:

•	Palm’s performance in all material respects of its obligations under the merger agreement;

•

the accuracy of Palm’s representations and warranties in the merger agreement, except where the inaccuracy has not had and would not reasonably be expected to have a material adverse effect; provided, that in the case of Palm’s representations and warranties relating to corporate authorization, capitalization, subsidiaries, finders’ fees, and antitakeover matters, such representations and warranties must be true in all material respects; and

•	the absence of governmental antitrust litigation relating to the merger.

Palm’s obligation to complete the merger is subject to the satisfaction or waiver of additional conditions, including the following:

•	HP and merger sub’s performance in all material respects of their obligations under the merger agreement; and

•

the accuracy of HP and merger sub’s representations and warranties in the merger agreement, except where the inaccuracy has not had and would not reasonably be expected to have a material adverse effect.

Termination of the Merger Agreement (see page 62)

The merger agreement can be terminated under certain circumstances, including:

•	by mutual written consent of HP and Palm;

•	by either HP or Palm, if:

•

the merger has not been completed by September 30, 2010; except that this right is not available to any party whose breach of the merger agreement results in the failure to complete the merger by this date; and provided that this date shall be extended by either HP or Palm to December 31, 2010 if any required antitrust, governmental or regulatory approvals have not been received but all other conditions to the closing of the merger have been satisfied or waived;

•	there is a legal prohibition in effect that makes completion of the merger illegal or otherwise prohibited or that permanently enjoins Palm or HP from completing the merger; or

•	the Stockholder Approvals are not obtained at the special meeting or any postponement or adjournment thereof;

•	by HP, if:

•

Palm’s Board (i) fails to make, withdraws, modifies or qualifies in any manner adverse to HP its recommendation that stockholders adopt and approve the merger agreement or (ii) approves, adopts or recommends or publicly proposes to approve, adopt or recommend an alternative acquisition proposal or announces that an acquisition proposal is a superior proposal (the occurrence of either of (i) or (ii) being an “adverse recommendation change”);

•	Palm’s Board fails to reaffirm its recommendation within ten business days after a written request to do so by HP;

•	Palm’s Board notifies HP that it intends to make an adverse recommendation change;

•

Palm materially breaches any of its representations or warranties or fails to materially perform any covenant or obligation in the merger agreement, and such breach cannot be cured by September 30, 2010 or, if curable sooner, is not cured within 30 days of receipt of written notice of breach; or

•	Palm materially breaches its covenant not to solicit alternative acquisition proposals or its covenant to call a special meeting of its stockholders;

•	by Palm:

•	to accept a superior proposal from a third party to acquire Palm, if Palm provides HP a two business day matching right and pays the applicable termination fee (as described below); or

•

if HP materially breaches any of its representations or warranties or fails to materially perform any covenant or obligation contained in the merger agreement, and such breach cannot be cured by September 30, 2010 or, if curable sooner, is not cured within 30 days of receipt of written notice of breach.

Termination Fees and Expenses (see page 63)

Palm has agreed to pay HP a termination fee of $33.0 million if the merger agreement is terminated:

•

by HP, if the Board makes, or notifies HP that it plans to make, an adverse recommendation change or fails to reaffirm its recommendation that stockholders adopt and approve the merger agreement within ten business days after a written request to do so by HP;

•	by HP, if Palm materially breaches its covenant not to solicit alternative acquisition proposals or its covenant to call a special meeting of its stockholders;

•	by Palm, if the Board authorizes Palm to accept a superior proposal and Palm provides HP a two business day matching period;

•

by either Palm or HP, following the public announcement or communication to the Board or stockholders of an alternative acquisition proposal (for this purpose, treating references to “15%” in the definition of alternative acquisition proposal as “50%”), if (i) such termination results from failure to complete the merger by September 30, 2010 or December 31, 2010, as applicable, and (ii) within 12 months after such termination, Palm consummates an alternative acquisition;

•

by either Palm or HP, following the public announcement of an alternative acquisition proposal (for this purpose, treating references to “15%” in the definition of alternative acquisition proposal as “50%”), if (i) such termination results from failure to obtain the Stockholder Approvals and (ii) within 12 months after such termination, Palm consummates an alternative acquisition; or

•

by HP, following the public announcement or communication to the Board or stockholders of an alternative acquisition proposal (for this purpose, treating references to “15%” in the definition of alternative acquisition proposal as “50%”), if (i) such termination results from Palm’s material breach of any representation or warranty or failure to materially perform any covenant or agreement and such breach cannot be cured by September 30, 2010 or December 31, 2010, as applicable, or if curable sooner, is not cured within 30 days of receipt of written notice of such breach and (ii) within 12 months after such termination, Palm consummates an alternative acquisition.

In addition to the termination fee, Palm has agreed to reimburse up to $5,000,000 of HP’s reasonable out-of-pocket expenses if the merger agreement is terminated by Palm or HP as a result of the failure to obtain the Stockholder Approvals following the public announcement of an acquisition proposal.

Treatment of Warrants (see page 53)

Each warrant outstanding immediately prior to the effective time of the merger will be converted into the right to receive $2.45 in cash, without interest and less applicable withholding tax, which is the difference between $5.70 and the strike price with respect to such warrants of $3.25 per share.

Treatment of Options, Restricted Stock Units, Restricted Stock and Other Equity Awards; Employee Matters (see pages 54 and 64)

The merger agreement contains provisions relating to the benefits that Palm’s employees (including executive officers) and non-employee directors will receive in connection with and following the merger. In particular, under the merger agreement:

•

At the effective time of the merger, each Palm stock option, restricted stock unit or restricted stock award (“equity awards”) that is unvested and, with respect to stock options, has an exercise price less than $5.70 per share, will be automatically converted into an option, restricted stock unit or restricted stock award denominated in shares of HP common stock, with the number of shares and, with respect to stock options, exercise price adjusted according to the formula described under “The Merger Agreement—Treatment of Options, Restricted Stock Units, Restricted Stock and Other Equity Awards”.

•

Each vested Palm equity award that is outstanding immediately prior to the effective time (including all equity awards held by Mr. Rubinstein and Palm non-employee directors due to the acceleration of the vesting of such equity awards pursuant to the terms of our applicable equity plans or agreements with Mr. Rubinstein and such non-employee directors) will be canceled in exchange for a cash payment equal to the product of (x) the total number of shares of Palm common stock subject to such equity award and (y) the excess (if any) of $5.70 over the per share exercise price (if any) of the equity award. Palm stock options (whether vested or unvested) with a per share exercise price of $5.70 or higher will be canceled and will not receive any cash payment.

•	Palm will establish an early final purchase date under its employee stock purchase plans at least ten business days prior to the effective time.

•

For one year after the merger, HP has agreed to provide the Palm employees who remain in the employment of the surviving corporation with base pay and benefits (excluding equity-based compensation) which are substantially comparable, in the aggregate, to either that provided by Palm as of the effective time or that provided by HP to its similarly-situated employees; and

•	HP has agreed to provide Palm’s employees with credit for their service to Palm for purposes of vacation accruals, and for eligibility, participation and vesting in any 401(k) plan.

Interests of the Company’s Directors and Executive Officers in the Merger (see page 28)

You should be aware that some of Palm’s directors and executive officers have interests in the merger that are different from, or are in addition to, the interests of Palm’s stockholders generally. These interests relate to equity securities held by such persons and their affiliates; change of control severance and retention arrangements covering Palm’s executive officers; and indemnification of Palm’s directors and officers by the surviving corporation following the merger.

Shares Held by Directors and Executive Officers (see page 67)

As of the close of business on April 30, the current directors and executive officers of Palm were deemed to beneficially own approximately 3,607,750 shares of Palm common stock (excluding any shares beneficially owned by Elevation Partners, L.P.), which represented approximately 2.1% of the shares of Palm common stock outstanding on that date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”), as described below under “Security Ownership of Certain Beneficial Owners and Management.”

Procedure for Receiving Merger Consideration (see page 54)

HP will appoint an exchange agent to coordinate the payment of the cash merger consideration following the merger. If you own shares of our common stock that are held in “street name” by your broker, you will receive instructions from your broker as to how to surrender your “street name” shares and receive cash for those shares. If you hold certificated shares, the exchange agent will send you written instructions for surrendering your certificates and obtaining the cash merger consideration at or about the date on which Palm completes the merger. Do not send in your share certificates now.

Questions

If you have additional questions about the merger or other matters discussed in this proxy statement after reading this proxy statement, you should contact Palm’s proxy solicitation agent:

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free: (800) 322-2885

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of each of Palm and HP, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary”, “The Merger”, “Opinion of Goldman, Sachs & Co.” and “Opinion of Qatalyst Partners LP” and in statements containing the words “believes”, “expects”, “anticipates”, “intends”, “estimates” or other similar expressions. For each of these statements, Palm claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although Palm believes that the expectations reflected in these forward-looking statements are reasonable, Palm cannot assure you that the actual results or developments it anticipates will be realized, or even if realized, that they will have the expected effects on the business or operations of each of Palm and HP. These forward-looking statements speak only as of the date on which the statements were made. Palm undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this proxy statement. In addition to other factors and matters contained or incorporated in this document, Palm believes the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the financial performance of each of Palm and HP through the completion of the merger, including in particular Palm’s cash flows and cash balances;

•	volatility in the stock markets;

•	the timing of, and regulatory and other conditions associated with, the completion of the merger;

•	competitive pressures in the markets in which Palm competes;

•	the loss of key employees;

•	general economic conditions;

•	Palm’s history of losses and variable financial results;

•	risks related to failure to protect Palm’s intellectual property and litigation in which Palm may become involved; and

•	other factors that are described from time to time in Palm’s periodic filings with the SEC.

THE PARTIES TO THE MERGER

Palm is a provider of mobile products that enhance the lifestyle of individual users and business customers worldwide. Palm creates thoughtfully integrated technologies that better enable people to stay connected with their family, friends and colleagues, access and share information that matters to them most and manage their daily lives on the go. Palm’s products for consumers, mobile professionals and businesses currently include Palm Pre™, Palm Pixi™, Treo™ and Centro™ smartphones, as well as software, services and accessories. Palm products are sold through select Internet, retail, reseller and wireless carrier channels, and at Palm online stores. Palm’s executive offices are located at 950 W. Maude Avenue, Sunnyvale, California 94085. Its telephone number is (408) 617-7000.

HP focuses on simplifying technology experiences for all of its customers—from individual consumers to the largest businesses. With a portfolio that spans printing, personal computing, software, services and IT infrastructure, HP is among the world’s largest technology companies, with revenue totaling $31.18 billion for the fiscal quarter ended January 31, 2010. HP’s executive offices are located at 3000 Hanover Street, Palo Alto, California 94304. Its telephone number is (650) 857-1501.

District Acquisition Corporation, or merger sub, is a wholly-owned subsidiary of HP, whose address is 3000 Hanover Street, Palo Alto, California 94304. Its telephone number is (650) 857-1501. Merger sub was formed solely for the purpose of facilitating HP’s acquisition of Palm.

THE SPECIAL MEETING OF THE COMPANY’S STOCKHOLDERS

Time, Place and Purpose of the Special Meeting

The special meeting will be held at 9:00 a.m. local time on June 25, 2010, at the offices of Palm, Inc., at 950 W. Maude Avenue, Sunnyvale, California 94085. The purpose of the special meeting is to consider and vote on the proposal to adopt and approve the merger agreement. The Board, by unanimous vote, has determined that it is advisable and in the best interests of Palm and our stockholders to consummate the merger and the other transactions contemplated by the merger agreement, and unanimously recommends that stockholders vote FOR the proposal to adopt and approve the merger agreement and FOR the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

Who Can Vote at the Special Meeting

Only holders of record of Palm common stock, Series B Preferred Stock or Series C Preferred Stock, as of the close of business on May 24, 2010, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. If you own shares that are registered in the name of someone else, such as a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. On the record date, there were 171,086,328 shares of common stock outstanding, 325,000 shares of Series B Preferred Stock outstanding, convertible into 38,235,294 shares of Palm common stock, and 51,000 shares of Series C Preferred Stock outstanding, convertible into 15,692,307 shares of Palm common stock.

Vote Required; Quorum

The approval of the merger agreement requires Palm to obtain both the General Stockholder Approval and the Non-Elevation Stockholder Approval. The General Stockholder Approval requires the affirmative vote of a majority of the outstanding shares of common stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class on an as-converted basis. The Non-Elevation Stockholder Approval requires the affirmative vote of a majority of the outstanding shares of common stock not beneficially owned by Elevation or its 12b-2 Affiliates. Because the required votes of Palm’s stockholders are based upon the number of outstanding shares of common stock as well as the outstanding shares of Series B Preferred Stock and Series C Preferred Stock with respect to the General Stockholder Approval, and not based on the number of outstanding shares represented in person or by proxy at the special meeting, failure to submit a proxy or to vote in person will have the same effect as a vote AGAINST approval of the merger agreement and the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies. A vote to abstain will have the same effect.

If your shares of common stock are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. Under applicable regulations, brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to non-routine matters such as the approval of the merger agreement. As a result, if you do not instruct your broker to vote your shares of common stock, your shares will not be voted.

For purposes of transacting business at the special meeting, a majority of the voting power represented in person or by proxy of the outstanding shares of common stock, Series B Preferred Stock and Series C Preferred Stock will constitute a quorum. Solely for purposes of the vote on the General Stockholder Approval, a majority of the outstanding shares of common stock, Series B Preferred Stock and Series C Preferred Stock, on an as-converted basis, represented in person or by proxy, will constitute a quorum. Solely for purposes of the vote on the Non-Elevation Stockholder Approval, a majority of the outstanding shares of common stock not beneficially owned by Elevation or its 12b-2 Affiliates, represented in person or by proxy, will constitute a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum and any adjournment of the special meeting, unless the holder is present solely to object to the special meeting. However, if a new record date is set for an adjourned meeting, a new quorum will have to be established.

Approval of the adjournment or postponement of the special meeting will require the affirmative vote of a majority of the outstanding shares of common stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class on an as-converted basis, represented in person or by proxy.

Voting Agreement

In connection with the transactions contemplated by the merger agreement, HP, Elevation and Palm entered into a voting agreement whereby Elevation agreed to vote all shares of Palm’s capital stock beneficially owned by it in favor of the merger and the other transactions contemplated by the merger agreement and against any proposal made in opposition to the merger, in each case, subject to the terms and conditions of the voting agreement. As of the record date, Elevation beneficially owned approximately 30% of the total outstanding shares of Palm’s common stock (including the shares underlying the Series B Preferred Stock, Series C Preferred Stock and warrants held by Elevation).

Voting by Proxy

This proxy statement is being sent to you on behalf of the Board for the purpose of requesting that you allow your shares of our common stock, Series B Preferred Stock and Series C Preferred Stock, as applicable, to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of our common stock represented at the meeting by properly executed proxy cards, voted over the telephone or voted over the Internet will be voted in accordance with the instructions indicated on those proxies. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Board. The Board recommends a vote FOR adoption and approval of the merger agreement and FOR the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise Palm’s Secretary in writing, deliver a proxy dated after the date of the proxy you wish to revoke, or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy. If you have instructed your broker to vote your shares, you must follow the directions provided by your broker to change those instructions.

Householding

Certain Palm stockholders who share an address are being delivered only one copy of this proxy statement unless Palm or one of its mailing agents has received contrary instructions.

Upon the written or oral request of a Palm stockholder at a shared address to which a single copy of this proxy statement was delivered, Palm will promptly deliver a separate copy of such document to the requesting Palm stockholder. Written requests should be made to Palm, Inc., Attention: Investor Relations, 950 W. Maude Avenue, Sunnyvale, California 94085 and oral requests may be made by calling Investor Relations of Palm at (408) 617-8825. In addition, Palm stockholders who wish to receive a separate copy of Palm’s proxy statements and annual reports in the future should notify Palm either in writing addressed to the foregoing address or by calling the foregoing telephone number.

Palm stockholders sharing an address who are receiving multiple copies of Palm’s notice of internet availability of proxy materials and/or proxy statements and annual reports may request delivery of a single copy of such documents by writing Palm at the address above or calling Palm at the telephone number above.

Solicitation of Proxies

Palm will pay all of the costs of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Palm may solicit proxies personally and by telephone, e-mail or otherwise. None of these persons will receive additional or special compensation for soliciting proxies. Palm will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Palm has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting and will pay MacKenzie Partners, Inc. a fee of approximately $60,000.00, plus reimbursement of out-of-pocket expenses. The address of MacKenzie Partners, Inc. is 105 Madison Avenue, New York, New York 10016. You can call MacKenzie Partners, Inc. toll-free at (800) 322-2885 or collect at (212) 929-5500.

THE MERGER

The discussion of the merger in this proxy statement is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the merger agreement carefully.

Background of the Merger

Beginning in 2007 Palm adopted significant changes in management and strategy, focusing development efforts on the creation of a new mobile operating system and the design of the initial devices based on that operating system. The operating system, Palm webOS™, and the initial device, the Palm Pre, were announced in January 2009 and were first available for sale in June 2009. An additional new product, the Palm Pixi, was first available for sale in November 2009.

In October 2007 Palm, with the approval of our stockholders, effected a recapitalization transaction pursuant to which Elevation acquired $325 million in Series B Preferred Stock, Palm raised approximately $400 million in debt financing, and Palm paid a distribution of $949.7 million ($9.00 per share) to our common stockholders. Palm subsequently completed a Series C Preferred Stock financing with Elevation in January 2009 and public offerings of common stock in March and September 2009, raising an aggregate of $561.7 million in these transactions, net of closing costs. Upon completion of these transactions Elevation owned approximately 30% of Palm’s common stock on an as-converted basis.

Prior to the strategic alternatives review described in this section Palm had from time to time held informal discussions with other companies concerning possible strategic combinations, but such discussions did not result in any proposals.

In late 2009 and early 2010 Palm devoted significant resources to preparing to expand distribution of its products in the United States and in selected international markets. Until January 2010 Palm’s new products had been available in the United States exclusively on the Sprint network. In January 2010 Palm’s products were launched on the Verizon network as well, and preparations were underway for a subsequent launch on the AT&T network. Palm also launched new products in Canada, Germany, Ireland, Mexico, Spain and the United Kingdom during the latter half of 2009, and was preparing to launch in other markets in 2010. Palm made substantial supply chain commitments in connection with these initiatives.

At a meeting held on February 17, 2010, several weeks after the Verizon launch, the Board reviewed anticipated results for the quarter ending February 26. Palm’s projected non-GAAP revenues* for the quarter were now $298 million as compared to the operating plan of $407 million, and projected non-GAAP revenues for the quarter ending May 28 were now $226 million as compared to the operating plan of $605 million. As a result Palm’s projected non-GAAP revenues for fiscal year 2010 were now under $1.2 billion as compared to the prior projections of $1.6 billion to $1.8 billion. These new projections revealed that the business was on a significantly different revenue trajectory than previously anticipated, and management indicated that this trend was likely to affect results in fiscal year 2011 as well.

The substantial revenue shortfalls had significant implications for Palm’s liquidity and financial condition. Palm’s balance of cash, cash equivalents and short-term investments, which had been $590 million as

*	Palm has not prepared estimated future revenues on a GAAP basis and the information or data required for the preparation of such estimates was not available. GAAP revenues would reflect (i) the exclusion of amounts deferred in the current period related to Palm webOS units delivered to our customers in the current period and (ii) the inclusion of the current period’s amortization of deferred revenues derived from Palm webOS units delivered in the current and prior periods. Under multiple-element arrangements including the effects of ratable revenue recognition, any such estimate would need to take into consideration the estimated economic life of Palm webOS products, or 24 months, and the specific timing of the shipments within each period.

of November 27, 2009, was projected to be $552 million as of February 26, 2010, and to be further reduced to an estimated range of $296 million to $332 million as of May 28, 2010 and an estimated range of $159 million to $204 million as of August 27, 2010.

The shortfalls in revenues and the increases in cash consumption were the result of disappointing consumer adoption of Palm’s products. These trends adversely affected Palm’s revenues and cash flows as existing and planned wireless carriers reduced projected orders and pushed out delivery of existing orders into subsequent quarters. Management reviewed with the Board its assessment of the reasons for Palm’s weaker-than-expected performance, including the rapidly changing competitive environment in the smartphone market and the efforts of competitors that have substantially greater operating scale and financial resources than Palm.

At the February 17 meeting management reviewed with the Board its plans to improve sell-through, including changes in marketing programs and enhanced training of carrier sales personnel to improve their knowledge of Palm webOS and their ability to sell Palm’s products. Management and the Board also discussed the implications of recent operating trends for Palm’s ability to achieve longer term success. The Board determined that, while it was in support of management’s plans to improve Palm’s operating results, it was also appropriate to launch a process to assess Palm’s strategic alternatives. This decision was based in part on a concern that, notwithstanding the innovation reflected in Palm’s products, Palm might not have sufficient scale or resources to compete effectively with the much larger companies that were current and prospective competitors in the smartphone segment, particularly given Palm’s current consumer adoption issues and their implications for cash flow in the foreseeable future. The alternatives to be considered, alone or in combination, included the following:

•	financing alternatives with the goal of strengthening Palm’s financial position;

•

strategic partnerships and transactions designed to take advantage of Palm’s intellectual property portfolio (including Palm webOS), such as a license or sale of patents or other intellectual property; and

•	a sale of Palm as a whole.

The Board created a committee to facilitate oversight of the strategic alternatives review process, with Chairman and CEO Jonathan J. Rubinstein, Lead Independent Director Robert C. Hagerty, Fred D. Anderson and D. Scott Mercer as members of the committee. The other members of the Board were invited to participate in committee meetings and did participate from time to time. The Board also authorized the committee to select advisors for the Company. Palm retained Davis Polk & Wardwell LLP as outside legal counsel. Palm also retained Goldman Sachs and Qatalyst Partners as financial advisors. The Board hired two financial advisors based on its judgment that they had complementary strengths and resources and would offer different perspectives to the Board in its consideration of strategic alternatives.

The committee met on February 18 with management, and on February 20 with management and Davis Polk, to review and discuss the process for the evaluation of strategic alternatives. Also on February 20, management discussed with the committee the preliminary development of a revised operating outlook under which Palm would substantially reduce certain expenses and cash consumption while continuing to invest in the development of Palm webOS and future products.

Later on February 20 the full Board discussed the process with management and Davis Polk. At that meeting Davis Polk provided the Board with a summary of its fiduciary duties in connection with the process, highlighting the terms of Palm’s two series of preferred stock and their implications for any potential transaction. Davis Polk noted that Palm’s certificate of incorporation provides that the holders of the Series B and C preferred stock would receive in a cash merger transaction the greater of the as-converted value of such securities or 101% of the liquidation value for such shares. The Board discussed the benefits of having the four of seven board members who were both independent and not affiliated with Elevation (Gordon A. Campbell, Robert C. Hagerty, D. Scott Mercer and Paul S. Mountford) meet separately from the other directors from time to time during the process and to have separate access as appropriate to Palm’s financial and legal advisors. This group of independent non-affiliated directors met separately with Davis Polk to discuss their fiduciary duties from time to time until the signing of the merger agreement. As discussed below, on April 28 this group also met with Qatalyst Partners, Goldman Sachs and Davis Polk. In addition, most board meetings in this period included separate sessions in which the board met without Mr. Rubinstein.

On February 23 management, Qatalyst Partners, Goldman Sachs, Davis Polk and several members of the Board met to discuss the prevailing situation and to agree on a process for the assessment of strategic alternatives. The group reviewed a list of 24 potential strategic partners identified by management and the financial advisors and assessed each potential partner on the basis of its likely strategic fit, interest, ability to effect a strategic transaction on a timely basis, acquisition history and competitive sensitivity. Some of these companies were considered to be candidates to acquire Palm, while others were thought to be more likely interested in Palm’s intellectual property rather than an outright acquisition. Based on this discussion, the group agreed to prioritize a group of potential strategic acquirers for the initial phase of the process, and communications with these companies by Palm, Goldman Sachs and Qatalyst Partners commenced on February 25. Management and advisors reviewed and discussed this prioritization with the Board at the February 24 audit committee meeting and at subsequent Board and committee meetings.

On February 25 Palm issued a press release updating revenue guidance for the quarter ending February 26, 2010, projecting non-GAAP revenues of $300 million to $320 million (GAAP revenues of $285 million to $310 million), a range that fell short of consensus analyst estimates. Palm also said that it expected that non-GAAP revenues for the full fiscal year ending May 28, 2010 would fall well below the previously forecasted range of $1.6 billion to $1.8 billion*. Palm’s common stock price fell from $8.09 per share at closing on February 24 to $6.53 per share at closing on the following day.

On March 18 Palm issued a press release and held an investor call announcing earnings for the quarter ended February 26, 2010. On the call, Palm gave guidance that non-GAAP revenues for the quarter ending May 28, 2010 would be less than $150 million*. This revised guidance reflected continued slowness in the business, with carriers deferring or cancelling orders in light of their substantial inventories. Palm’s common stock price fell from $5.65 per share at closing on March 18 to $4.00 per share at closing on the following day.

On March 12, March 16, March 27 and April 1, Palm’s Compensation Committee discussed plans to enhance retention arrangements to preserve the services of Palm’s key personnel. The Compensation Committee approved such arrangements on April 1, 2010 and in subsequent actions, as described in the section entitled “—Interests of the Company’s Directors and Executive Officers in the Merger—Retention Bonus Program.” The Board also discussed plans for these arrangements at its meeting on March 12.

From February 25 to April 1, Palm management, Goldman Sachs and Qatalyst Partners were in contact with a total of 16 companies including HP. Of these, six companies, including HP, entered into nondisclosure agreements and participated in meetings with Palm and its advisors to review non-public information concerning Palm regarding a strategic transaction. The non-public information included the Base Case Projections (as defined below) and operating data prepared by the management of Palm. Following these meetings the financial

*	Palm has not prepared estimated future revenues on a GAAP basis and the information or data required for the preparation of such estimates was not available. GAAP revenues would reflect (i) the exclusion of amounts deferred in the current period related to Palm webOS units delivered to our customers in the current period and (ii) the inclusion of the current period’s amortization of deferred revenues derived from Palm webOS units delivered in the current and prior periods. Under multiple-element arrangements including the effects of ratable revenue recognition, any such estimate would need to take into consideration the estimated economic life of Palm webOS products, or 24 months, and the specific timing of the shipments within each period.

advisors, on behalf of Palm, sent three companies, including HP, letters describing the process by which interested parties should submit preliminary proposals for a strategic transaction with Palm. Each of these companies, including HP, ultimately presented preliminary proposals to acquire Palm.

The two companies in addition to HP that presented acquisition proposals are referred to as Company A and Company B. A fourth company, referred to as Company C, had initially been in discussions with Palm regarding an intellectual property transaction and later made a proposal to acquire Palm.

A fifth company, referred to as Company D, contacted Palm on March 18 to discuss an intellectual property transaction but did not make a proposal to acquire Palm. Company D did not enter into a nondisclosure agreement and did not review non-public information about Palm. Discussions with Company D continued intermittently until April 15.

Management and advisors provided updates to the committee on March 5 and to the full Board on March 12. At these meetings the committee and the Board reviewed with management and advisors the different forms of transaction that might be pursued as well as the progress of discussions with the different parties. At these meetings the committee and the Board considered that financial buyers such as private equity firms were not likely to be plausible candidates to acquire Palm. The Board also reviewed the current state of Palm’s business as well as the ongoing process to develop revised operating plans to reduce expenses and to conserve cash, the effects that such efforts might have on sales and development, the Base Case Projections (as defined below) and the Compensation Committee’s consideration of enhanced retention arrangements.

During this period the committee and the Board considered that while an intellectual property transaction might improve Palm’s financial condition, such a transaction would not address the longer-term issues of the adequacy of Palm’s scale and resources, and would tend to compromise the value of Palm’s intellectual property portfolio, which management and the Board considered to be a core strategic asset. In addition, the Board considered that in the current circumstances it would be difficult to raise financing without incurring severe dilution and accepting other onerous terms, and that even if financing were available it would not address the longer term issues of scale and resources. The Board came to the preliminary view that a sale of Palm was likely to be a preferable alternative if a suitable transaction were available.

In a series of separate meetings held from March 19 to March 26, Palm met with HP, Company A and Company B. The meetings were attended by senior management of Palm and the potential buyers as well as Qatalyst Partners, Goldman Sachs and the financial advisors of the potential buyers. These meetings focused on Palm’s operating plans and strategy, product development efforts, intellectual property portfolio, financial position and projected results of operations. Palm held additional due diligence sessions with HP on March 26, April 6 and April 9, with Company A on March 29, April 6 and April 7, and with Company B on April 7 and April 8.

The Board met again on March 27 to receive an update from management and advisors. The Board instructed management and Palm’s advisors to continue to pursue both intellectual property sale and licensing transactions and the full sale of Palm, but to convey to potential bidders that they should focus on an outright acquisition.

At the March 27 meeting Davis Polk gave a detailed presentation to the Board regarding its responsibilities and fiduciary duties, including the effect and implications of Palm’s debt facility and two outstanding series of preferred stock. The Board and the independent, non-affiliated directors discussed the appropriateness of providing in any transaction agreement for a separate vote of the common stock not held by Elevation in addition to the vote of the common and preferred stock voting together on an as-converted basis.

On March 30 Qatalyst Partners and Goldman Sachs delivered letters to each of HP, Company A and Company B requesting that they provide written indications of interest in a potential transaction no later than

April 12. The letters requested that the indication of interest include information regarding: the amount and form of consideration; financing plans; plans with respect to employees; due diligence requirements; conditions and contingencies; and any internal or external approvals that would be required to execute a definitive agreement and complete a potential transaction.

On several occasions in April Company C discussed with the management of Palm and its advisors the possibility of a transaction in which Company C would acquire patent rights from Palm. No specific proposal was made. Palm indicated to Company C that it was not inclined to pursue an intellectual property transaction. Company C did not enter into a nondisclosure agreement until later in the process, when it indicated interest in a transaction to acquire Palm as a whole.

On April 13 HP delivered a letter proposing a transaction in which HP would acquire Palm for $4.75 per common share in cash. The letter also requested that Palm agree to a 30-day period of exclusive negotiations.

On April 14 the Board met to receive from the advisors an update on the status of the process. Qatalyst Partners and Goldman Sachs discussed with the Board certain preliminary financial analyses of Palm and of the HP proposal.

On April 15 Company A verbally described the terms of a proposed transaction, then sent a letter on April 16 confirming the proposal, to acquire Palm for $600 million in cash, with the value being increased by the amount of Palm’s cash but reduced by the amount of debt and certain other liabilities.

On April 15 Company B delivered a letter proposing a transaction in which Company B would acquire Palm in a stock-for-stock transaction. The letter did not specify the value of the proposed consideration. Company B also indicated that although a definitive agreement could be executed within a customary period, its proposed transaction would take at least several months longer to close than is customary.

Later on April 15 the committee met with the advisors to review and discuss the process generally and the proposals of HP, Company A and Company B in particular. With respect to HP the committee concluded that Palm was not at that time willing to enter into an exclusivity agreement due to the continued interest of other companies as well as other alternatives available to Palm. The committee directed the advisors to communicate to HP that Palm would not consider entering into exclusivity unless and until HP had reached a more advanced stage in the process and improved its offer. This message was conveyed to HP on April 16. On April 17 HP reaffirmed its proposal of $4.75 in cash per common share.

With respect to Company A, the committee concluded after discussion with the advisors that, especially in light of the proposal that had been received from HP and the committee’s assessment that the Company A proposal would result in minimal or zero value to Palm’s common stockholders, the Company A proposal was not competitive. On April 16 Palm’s financial advisors communicated this message to Company A. Company A did not subsequently revise its proposal.

With respect to Company B the committee concluded that time was of the essence and that a transaction that would take at least several months longer to close than is customary would involve unacceptable risks and would thus not be a practicable alternative to consider. In addition, the committee expressed concern about the highly uncertain value of the consideration that might be received by Palm’s stockholders in such transaction. The committee directed the advisors to communicate to Company B that in order to be competitive it would need to propose a transaction that could be valued currently and that could be completed within a customary timeframe. On April 18 Palm’s advisors communicated this message to Company B. Company B did not subsequently revise its proposal.

Also on April 15 Company C indicated interest in an acquisition of Palm and Palm and Company C entered into a mutual nondisclosure agreement. The parties held meetings on April 15 and 16 attended by senior management of Palm and Company C as well as Qatalyst Partners, Goldman Sachs and Company C’s financial advisor. These meetings focused on Palm’s operating plans and strategy, intellectual property, product development efforts, financial position and projected results of operations.

On April 18 Company C delivered a letter proposing to acquire Palm for $6.00-$7.00 per common share in cash, with a view to signing a transaction within 14 days. Also on April 18 Palm, Company C and their advisors met to organize a due diligence and negotiation process. On that same date the Board met to review the current status of the process, including the Company C proposal.

Palm met with Company C to conduct additional diligence sessions on April 19 and 20, and Company C conducted further due diligence from April 19 until April 25. On April 19 Palm sent Company C a draft merger agreement.

On April 19 Palm sent a draft merger agreement to HP. On April 20 and 21 Palm met again with HP. The meetings were attended by senior management of Palm and HP as well as Qatalyst Partners, Goldman Sachs and HP’s financial advisor and focused on Palm’s operating plans, strategy and business position. On April 22 HP updated its April 13 proposal with a letter proposing to acquire Palm for $5.00 per common share in cash. The letter also requested that Palm agree to up to a 28-day period of exclusive negotiations with HP with an objective of entering into a merger agreement as soon as practicable. HP also indicated an unwillingness to increase its offer above $5.00 per share. On April 22, HP sent Davis Polk its own form of merger agreement.

On April 22 Company C verbally delivered a revised proposal, confirmed in writing on April 23, reducing its price to $5.50 per common share in cash. The letter also requested that Palm agree to a period of exclusive negotiations lasting until April 26, the projected date of signing and announcement of the transaction.

Also on April 22 the committee met to discuss the status of due diligence and negotiations with HP and with Company C. Davis Polk described the structure of the transaction proposed by Company C earlier on April 22 and compared such proposal to that received from HP on April 22.

On April 23 Company C’s counsel delivered a markup of the draft merger agreement that had been sent by Davis Polk on April 19. This markup raised several concerns, including (i) closing conditions that could have put the transaction at greater than customary risk based on events that could occur between signing and closing, (ii) revised governance provisions that would have eliminated the separate vote of the holders of Palm common stock not affiliated with Elevation, and (iii) a termination fee of $60 million payable under certain circumstances, including if the merger agreement were terminated in response to a superior proposal. The committee met on April 23 to discuss the issues raised by the markup. Palm, Company C and their counsel engaged in extensive negotiations from April 23 to April 25 but were unable to reach a satisfactory resolution of the issues raised by the Company C markup.

On April 24 Palm’s CEO and advisors communicated to HP and its advisors that, to remain in the process, HP must improve its offer significantly and immediately. Later that day, HP’s financial advisors verbally delivered a proposal to acquire Palm for $5.70 per common share in cash. HP’s financial advisors also requested a five-day exclusivity period. On April 25 HP delivered a letter confirming this proposal with a target announcement date of close of business on April 27 and sent a draft exclusivity agreement covering such period on April 26.

On April 24 the committee met to review the new proposal from HP and to compare it to that from Company C, reviewing both valuation and the terms and conditions of the proposals. Following this meeting Davis Polk delivered a revised draft merger agreement to HP. On April 25 Palm’s Board met to discuss the same issues and authorized Palm’s management to negotiate further with both HP and Company C. Early on April 25 HP’s counsel communicated to Davis Polk its preliminary comments on the draft merger agreement, reflecting a more favorable position to Palm on the key issues that were unresolved with Company C.

On April 24 and 25 Palm’s CEO and senior management of Company C discussed the process, including the open terms of the merger agreement. On April 25 Palm’s CEO communicated to Company C’s senior management that another potential buyer had offered a higher value and more favorable terms in the merger agreement than Company C had offered. At that meeting, Company C reaffirmed its previous bid and declined to revise its positions on the open merger agreement issues. Company C did, however, propose an alternative transaction under which it would acquire certain patents and take a nonexclusive license to Palm webOS in exchange for a one-time cash payment of $800 million.

Later on April 25 the Board met to discuss the proposals from HP and Company C and to review with management, Goldman Sachs, Qatalyst Partners and Davis Polk the status of the negotiations. The Board also discussed Company C’s alternative proposal of an intellectual property transaction. The Board determined that, consistent with its prior discussions, the intellectual property transaction was substantially less desirable to Palm’s stockholders than an outright sale, and directed management and advisors to concentrate their efforts on the HP proposal.

From April 24 until the execution of the merger agreement, Palm, HP and their advisors exchanged drafts of the merger agreement and held extensive negotiations. On April 25 and 26 Palm met with HP to conduct additional due diligence sessions.

On April 26 Palm and HP entered into a one-day exclusivity agreement.

On April 27 the Board met to review and discuss the status of the process, including negotiations regarding the merger agreement with HP. Davis Polk reviewed the terms of the merger agreement and updated the Board regarding changes to the terms discussed at the prior meeting. Davis Polk also reviewed the Board’s legal duties, which it had previously reviewed in detail with the Board in the meeting on March 27 and on other occasions. Management and the advisors indicated that good progress was being made on the merger agreement but that HP required an additional day in order to obtain its board approval. The Board therefore authorized an additional one-day exclusivity agreement with HP, which was entered into later that day.

On April 28 the Board met to review and discuss the status of the process. At the request of the Board, Goldman Sachs delivered its oral opinion (which was subsequently confirmed in writing as of April 28, 2010) to the effect that, as of that date and based on and subject to the various considerations to be described in its written opinion, the $5.70 per share in cash to be paid to the holders of shares of Palm’s common stock (other than HP and its affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of Goldman Sachs’ written opinion dated April 28, 2010, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations and qualifications on the review undertaken in connection with the opinion, is attached to this Proxy Statement as Annex B. At the same meeting Qatalyst Partners rendered its oral opinion (which was subsequently confirmed in writing) as of April 28, 2010 that, as of that date and based on and subject to the considerations, limitations and other matters set forth therein, the merger consideration to be received by the holders of Palm’s common stock (other than HP or any affiliate of HP) in the merger was fair, from a financial point of view, to such holders. The full text of Qatalyst Partners’ written opinion dated April 28, 2010, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations and qualifications on the scope of the review undertaken by Qatalyst Partners in rendering its opinion, is attached to this Proxy Statement as Annex C. Davis Polk reviewed the terms of the merger agreement and noted that all major issues had been satisfactorily resolved.

At the April 28 board meeting, following the presentations by Goldman Sachs, Qatalyst Partners and Davis Polk, the four independent directors not affiliated with Elevation met separately with Davis Polk, Goldman Sachs and Qatalyst Partners and then unanimously resolved that the merger agreement was in the best interests of the common stockholders of Palm. Palm’s Board then unanimously approved the merger agreement and the merger and recommended that Palm’s shareholders vote in favor of the approval of the merger agreement. The Board also approved an amendment to Palm’s rights plan so that it would not be triggered by the execution or completion of the merger agreement and related transactions, as described in the section entitled “—Amendment to the Company’s Rights Agreement.”

On April 28 the parties finalized the merger agreement and related schedules. HP and Palm then executed the merger agreement and issued a joint press release announcing the transaction.

At the April 27 board meeting, Palm management had provided an update on Palm’s outlook for the quarter ending May 28, and proposed that Palm publicly update our guidance in the event of an announcement of a merger agreement. On April 28, 2010, Palm released updated guidance, projecting that revenues for the quarter ending May 28, 2010 would be between $90 million and $100 million on both a GAAP and non-GAAP basis and that the cash, cash equivalents and short-term investments balance at the end of such quarter would be between $350 million and $400 million.

The Recommendation of the Company’s Board of Directors and the Company’s Reasons for the Merger

Palm’s Board, by unanimous vote, has determined that it is advisable and in the best interests of Palm and our stockholders to consummate the merger and the other transactions contemplated by the merger agreement, and unanimously recommends that stockholders vote FOR the proposal to adopt and approve the merger agreement. When you consider the Board’s recommendation, you should be aware that Palm’s directors may have interests in the merger that may be different from, or in addition to, your interests. These interests are described in “—Interests of the Company’s Directors and Executive Officers in the Merger.”

In determining that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Palm and our stockholders, the Board consulted with management and its financial and legal advisors and considered a number of factors, including the following:

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Merger Consideration. The Board concluded that the merger consideration of $5.70 per share of common stock to our common stockholders represented an attractive valuation for Palm. This price represents a premium of approximately 23% to the closing price of $4.65 on April 27, 2010, the last trading day prior to the public announcement of the execution of the merger agreement. The Board believed that $5.70 per share of common stock was the highest price that HP would be willing to pay. The Board also considered the fact that the merger consideration is all cash, which provides certainty of value to our common stockholders compared to a transaction in which our stockholders would receive stock.

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Review of Prospects in Remaining Independent. The Board considered Palm’s financial condition, results of operations and business and earnings prospects if it were to remain independent in light of various factors, including Palm’s current and anticipated near-term operating results and the competitive dynamics of the smartphone sector, in which the principal participants have considerably greater market share, operating scale and marketing and financial resources than Palm. In this connection, the Board concluded that the value embodied in Palm webOS and Palm’s current and planned products could be best realized as part of a larger enterprise. The Board was also concerned that Palm, if it were to remain independent, would need to modify its operating plan to maintain prudent cash levels, including by reducing marketing and non-essential research and development spending, and that these spending constraints would further impair Palm’s ability to compete successfully and gain market share. After considering these factors, the Board concluded that there were significant risks associated with Palm remaining independent.

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Value Attributable to Common Stock. The Board considered that in any sale or liquidation, Palm’s lenders and the holders of Series B Preferred Stock and Series C Preferred Stock would have higher priority claims than Palm’s common stockholders, and that as a result any future declines in Palm’s value would in the first instance be borne by, and would therefore pose a greater risk to, the common stockholders. These senior claims included a $391.0 million term loan and aggregate liquidation preferences of $325 million for the Series B Preferred Stock and $51 million for the Series C Preferred Stock, as described in the section entitled “—Certain Terms of the Company’s Series B Preferred Stock and Series C Preferred Stock.”

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Relative Value of a Merger Transaction. In addition to a sale of the Company, the Board considered financing alternatives and the possibility of the sale or license of Palm intellectual property. The Board concluded, after discussions with management and advisors, that the merger with HP was preferable to a financing transaction because (i) a public or private offering of securities would likely involve onerous terms and would be highly dilutive to existing stockholders, if such an offering could be completed at all and (ii) such a transaction would not address the fundamental challenges of the scale and resources required to compete successfully in the smartphone sector. The Board also concluded, after discussions with management and advisors, that the merger with HP was preferable to an intellectual property transaction because the latter (i) would potentially require consent from Palm’s lenders and trigger repayment obligations under the existing credit agreement (our “credit agreement”), (ii) would not address the fundamental challenges of the scale and resources required to compete successfully in the smartphone sector and (iii) would compromise the value of Palm’s intellectual property portfolio, which the Board considered a core strategic asset of the Company.

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Extensive Process. The Board reviewed the extensive process that Palm and its advisors had conducted during the two months prior to the signing of the merger agreement, which involved contacts with 16 parties that the Board believed would potentially have an interest in acquiring Palm. The Board also considered that the consideration reflected in the merger agreement was the highest value that was available to the Company at the time, and that there was no assurance that a more favorable opportunity to sell the Company would arise later.

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Opinions of Palm’s Financial Advisors. Palm’s Board received opinions from two financial advisors, Goldman Sachs and Qatalyst Partners. As reflected below in the summaries of each opinion in the section entitled “—Opinions of the Company’s Financial Advisors,” each financial advisor independently analyzed the transaction. Because the firms applied independent judgments the quantitative outputs of their analyses necessarily differ. Nevertheless, the firms reached the same conclusion, namely that the consideration to be received by the holders of Palm common stock (other than HP and its affiliates) pursuant to the merger agreement was fair from a financial point of view to such holders as of the date of the advisors’ opinions. Our Board gave thorough consideration to the methodologies, analyses and opinions of each advisor.

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Opinion of Goldman Sachs. The Board considered the financial analysis presented by Goldman Sachs and its opinion dated as of April 28, 2010 and subsequently confirmed in writing to the effect that, as of that date and based on and subject to the considerations, limitations and other matters stated in its opinion, the $5.70 per share in cash to be paid to holders of our common stock (other than HP and its affiliates) pursuant to the merger agreement was fair from a financial point of view to such holders, as more fully described in the subsection entitled “—Opinions of the Company’s Financial Advisors—Opinion of Goldman, Sachs & Co.” The full text of this written opinion is attached to this proxy statement as Annex B.

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Opinion of Qatalyst Partners. The Board considered the financial analysis presented by Qatalyst Partners and its opinion dated as of April 28, 2010 and subsequently confirmed in writing to the effect that, as of that date and based on and subject to the considerations, limitations and other matters stated in its opinion, the consideration to be received by our common stockholders (other than HP and its affiliates) in the merger was fair, from a financial point of view, to such holders, as more fully described in the subsection entitled “—Opinions of the Company’s Financial Advisors—Opinion of Qatalyst Partners LP.” The full text of this written opinion is attached to this proxy statement as Annex C.

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Terms of the Merger Agreement. The Board considered the terms of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their obligations to complete the merger and their ability to terminate the agreement. The Board noted that the termination or “break-up” fee provisions of the merger agreement could have the effect of discouraging competing third party proposals, but that such provisions are customary for transactions of this size and type. The

Board considered that the $33.0 million termination fee, representing approximately 3.0% of the equity value of the proposed transaction, was reasonable, particularly in light of the extensive process conducted by the Board with the assistance of management and advisors. The Board also noted that the merger agreement permits Palm and the Board to respond to a competing proposal that the Board determines is a superior proposal, subject to certain restrictions imposed by the merger agreement and the requirement that Palm pay HP the termination fee in the event that Palm terminates the merger agreement to accept a superior proposal.

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Separate Vote of Non-Elevation Independent Directors and Common Stockholders. As part of the Board’s determination that the merger agreement and the merger are advisable and in the best interests of Palm and our stockholders, the independent directors on the Board who are unaffiliated with Elevation separately considered, and voted unanimously in favor of, the merger agreement and the merger. The Board also considered that, in addition to the General Stockholder Approval, the merger agreement requires a separate approval by the holders of a majority of the outstanding shares of our common stock not beneficially owned by Elevation or its 12b-2 Affiliates.

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Likelihood of Closing. The Board considered the relatively limited nature of the closing conditions included in the merger agreement, including the absence of any financing-related closing condition and the likelihood that the merger will be approved by requisite regulatory authorities and Palm’s stockholders. The Board also considered HP’s substantial financial resources, including cash and cash equivalents of $13.6 billion as of January 31, 2010.

The Board also identified and considered a number of countervailing factors and risks to Palm and our stockholders relating to the merger and the merger agreement, including the following:

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Potential Inability to Complete the Merger. The Board considered the possibility that the merger may not be completed and the potential adverse consequences to Palm if the merger is not completed, including the potential loss of customers, suppliers and employees, reduction of value offered by others to Palm in a future business combination and erosion of customer, supplier and employee confidence in Palm.

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No Participation in Future Growth. The Board considered the fact that, because Palm’s stockholders will be receiving a fixed amount of cash for their stock, they will not be compensated for any increase in value of Palm or HP either during the pre-closing period or following the closing.

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Senior Claims of Debt and Preferred Stock. The Board reviewed Palm’s capital structure and considered the impact of the higher priority claim of Palm’s creditors for repayment of the $391.0 million term loan outstanding under our credit agreement as of February 26, 2010, and the payment of consideration to the holders of Series B Preferred Stock based on 101% of its aggregate liquidation preference of $325 million, pursuant to the terms of the Series B Certificate forming part of Palm’s certificate of incorporation, as described in the section entitled “—Certain Terms of the Company’s Series B Preferred Stock and Series C Preferred Stock.”

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Interim Operating Covenants. The Board considered the limitations imposed in the merger agreement on the conduct of Palm’s business during the pre-closing period, its ability to solicit and respond to competing proposals and the ability of the Board to change or withdraw its recommendation of the merger.

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Termination Fee. The Board took into account the $33 million termination fee payable to HP if the merger agreement is terminated under certain circumstances, and the potential effect that such termination fee may have in deterring other potential acquirors from making competing proposals that could be more advantageous to Palm’s stockholders.

•	Taxability. The Board considered that the merger will be a taxable transaction to Palm’s stockholders.

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Interests of Palm’s Directors and Executive Officers. The Board considered the potential conflicts of interest of Palm’s directors and executive officers, as described in the section entitled “—Interests of the Company’s Directors and Executive Officers in the Merger.”

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive but includes the material factors considered by the Board. In view of the complexity and wide variety of factors considered, the Board did not find it useful to and did not attempt to quantify, rank or otherwise assign weights to these factors. In addition, the Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather the Board conducted an overall analysis of the factors described above, including discussions with Palm’s management and its financial and legal advisors. In considering the factors described above, individual members of the Board may have given different weights to different factors.

Interests of the Company’s Directors and Executive Officers in the Merger

Each of our executive officers and non-employee directors (other than Mr. Anderson and Mr. McNamee) holds Palm equity awards. The equity awards held by our non-employee directors and our chief executive officer will pursuant to existing agreements or applicable equity plans, become fully vested and cashed out like all other vested equity awards upon closing of the proposed merger. Otherwise, all equity awards held by our executive officers and non-employee directors will be treated the same as equity awards held by our employees, depending on the status of the particular equity award, as described in the section entitled “The Merger Agreement—Treatment of Options, Restricted Stock Units, Restricted Stock and Other Equity Awards.” In addition, each of our executive officers (including our chief executive officer) has an agreement with us that would provide severance benefits (in the form of both cash and, except for our chief executive officer, accelerated vesting of equity) if the individual’s employment is terminated in connection with this transaction under the circumstances described below.

Chief Executive Officer’s Change of Control Benefits and Change of Control Severance. Our Management Retention Agreement dated June 2, 2007, as amended in June 2009 in connection with his appointment as chief executive officer, with Mr. Rubinstein entitles him to full accelerated vesting of his outstanding stock options, restricted stock and restricted stock units (regardless of performance vesting conditions) upon a change of control, including the closing of the proposed merger. In addition, under this agreement, if within three months prior to or 12 months following a change of control, his employment is terminated involuntarily without cause or he resigns for good reason, and subject to him signing a mutual release, he is entitled to the same severance benefits as described below for other executive officers, except that he is entitled to employee benefits for two years.

In the course of discussions prior to execution of the merger agreement, HP and other potential bidders indicated a desire that Mr. Rubinstein remain with the company following any acquisition. Mr. Rubinstein advised the Board of these discussions and indicated to the bidders and to the Board that he was generally willing to remain with the company. Mr. Rubinstein did not, however, discuss with HP or with any other bidder the potential terms or duration of any employment arrangement prior to the execution of the merger agreement. HP announced in connection with the merger agreement that Mr. Rubinstein is expected to remain with the company, and HP and Mr. Rubinstein are in discussion as to the terms and duration of such an arrangement.

Change of Control Severance for Other Executive Officers. Palm has entered into Management Retention Agreements with its other executive officers. Under each of these agreements, if, within three months prior to or 13 months following a change of control, the officer’s employment is terminated involuntarily without cause or the officer resigns for good reason, the officer will receive the following benefits, subject to signing a mutual release:

•	full vesting of any outstanding stock options, restricted stock and restricted stock units (including the restricted stock units described below under “Retention Bonus Program”);

•	a severance payment equal to 100% of (i) the officer’s annual salary and (ii) the target bonus in effect on the date of the change of control or the date of termination, whichever is higher;

•	continued Company-paid coverage of employee benefits (health, dental, vision, long-term disability and life insurance) for up to 18 months following his termination;

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payment of a pro-rated bonus for the fiscal year in which the termination occurs, based on the officer’s target bonus in effect on the date of the change of control or the date of termination, whichever is higher; and

•	a gross-up payment to eliminate the effects of any applicable “golden parachute” excise tax.

For purposes of each of the Management Retention Agreements, resigning for “good reason” means that the officer resigns after the occurrence of adverse actions by Palm or its successor such as a material reduction of duties, title, authority or responsibilities, certain reductions in base salary or other employee benefits or relocation.

Retention Bonus Program. During the spring of 2010, Palm’s Compensation Committee worked with its outside compensation consultant, its chief executive officer and its head of human resources to implement a retention program for key employees. As a result of this process, in early April 2010, Palm implemented a retention program that offered cash bonus payments and, in a limited number of cases, restricted stock units, that are payable or vest if eligible employees remain with Palm for a specified period of time. In order to improve the retentive nature of the program in the face of public speculation about Palm’s future plans, Palm agreed to pay the bonus early if the employee is terminated without cause. Although the retention program focused on a broad group of key employees, particularly among the engineering team, the Compensation Committee included in the program some executive officers with a two-year commitment in order to enhance this core group’s commitment to continued employment at Palm. As a result, the following executive officers received an offer of a cash retention bonus, to be paid in two equal installments in October 2010 and April 2011, as well as restricted stock units that vest in two equal annual installments, in April 2011 and April 2012, in each case subject to earlier payment or vesting if the officer is terminated without cause and signs a release of claims:

	Cash Retention Bonus	Number of RSUs Granted
Doug Jeffries	$250,000	225,000
Michael Bell	$250,000	200,000
Jeffrey Devine	$250,000	275,000
Mary Doyle	$500,000	—
Katie Mitic	$250,000	250,000
Dave Whalen	$250,000	175,000
Jeff Zwerner	$250,000	250,000

TOTAL	$2,000,000	1,375,000

For non-executive employees, the cash retention bonus pool is approximately $15 million and will be paid in installments through April 2011. Palm also has committed to pay at closing up to an additional $1 million in cash bonuses to key non-executive members of the mergers and acquisitions team at Palm.

Potential Change of Control and Severance Benefits. The table below shows the benefits under the arrangements described above that would be received by each individual who has continuing severance or change of control (“COC”) benefits and who has served as an executive officer since the beginning of the last fiscal year, assuming the merger closes and the officer’s employment is terminated on July 31, 2010.

	Accelerated Vesting of Equity on COC(1)	COC-Related Termination
		Severance (Cash and Benefits)(2)	Accelerated Vesting of Equity(1)	Cash Retention Bonus(3)	Total(4)
Jon Rubinstein, CEO	$4,712,089	$1,872,656	—	—	$6,584,745
Doug Jeffries, CFO	—	$662,133	$1,748,438	$250,000	$2,660,571
Michael Bell, SVP Product Development	—	$820,035	$1,143,000	$250,000	$2,213,035
Jeffrey Devine, SVP Operations	—	$700,925	$1,567,500	$250,000	$2,518,425
Mary Doyle, SVP, General Counsel and Secretary	—	$575,353	$19,604	$500,000	$1,094,957
Katie Mitic, SVP Product Marketing	—	$580,879	$1,510,500	$250,000	$2,341,379
Dennis Ting, SVP System Software (5)	—	$733,380	—	—	$733,380
Dave Whalen, SVP Global Sales	—	$679,610	$1,463,438	$250,000	$2,393,048
Jeff Zwerner, SVP Brand Design	—	$582,805	$1,482,000	$250,000	$2,314,805

(1)	Represents the “intrinsic value” of unvested equity awards that would become vested, based on the per share common stock consideration of $5.70, less the applicable exercise price for stock options. Stock options (whether vested or unvested) with an exercise price of $5.70 or higher will be canceled at the effective time of the merger. For information relating to the number of shares held by each executive officer, please see the section entitled “Security Ownership of Certain Beneficial Owners and Management” below.

(2)	Severance calculation equals (a) 100% of annual salary and target bonus; (b) prorated target bonus (for this purpose, assuming 1/6 of the officer’s current target bonus based on an assumed closing and termination date after two months of Palm’s fiscal year); and (c) 18 months (or 24 months for Mr. Rubinstein) of health and welfare benefits.
(3)	The retention bonus is paid only if the officer is terminated without cause (and not if the officer resigns for good reason). This amount will be reduced to the extent the termination of employment occurs after any portion of the retention bonus becomes vested as described above under “Retention Bonus Program”.

(4)	In addition, to the extent the change in control benefits result in the officer being subject to the 20% excise tax under Section 4999 of the Code, Palm would pay an amount to reimburse the officer for such taxes. The estimated amount of a potential tax reimbursement payment for such taxes, based on assumptions (including the officer not performing any services following the closing and using the highest federal and state marginal income tax rates), is as follows (which amounts are not included in the table): $972,580 for Mr. Bell; $1,077,478 for Mr. Devine; $1,250,749 for Mr. Jeffries; $1,178,627 for Ms. Mitic; $756,780 for Mr. Whalen; and $1,080,885 for Mr. Zwerner.

(5)	Mr. Ting ceased to be an executive officer during fiscal year 2010, although he retains his Management Retention Agreement.

Executive Officers’ Other Equity Holdings. As with stock options held by all other employees, each executive officer’s vested stock options with an exercise price below $5.70 per share will be cashed out based on the difference between $5.70 and the applicable exercise price, while any vested or unvested stock options with a per share exercise of $5.70 or higher will be canceled for no consideration. The following table sets forth information regarding the expected cash payments for vested stock options and shares of common stock held by executive officers (without giving effect to accelerated vesting as described above) as well as the number of options that will be canceled for no payments, assuming a closing date of July 31, 2010:

Name	Intrinsic Value of Vested Stock Options(1)	Value of Shares Owned(2)
Jon Rubinstein	$24,000	$2,516,522
Doug Jeffries	$279,563	$32,273
Michael Bell	$3,000	$366,225
Jeffrey Devine	—	$428
Mary Doyle	$399,856	$3,671
Katie Mitic	—	$45,600
Dave Whalen	$279,563	$37,124
Jeff Zwerner	—	$17,100

(1)	Represents the “intrinsic value” of stock options that with an exercise price below $5.70 per share that would be vested as of July 31, 2010 (prior to any accelerated vesting set forth in the previous table), based on the per share common stock consideration of $5.70 less the applicable exercise price. Stock options (whether vested or unvested) with an exercise price of $5.70 or higher (“underwater” options) will be canceled at the effective time of the merger. These individuals would have the following number of underwater stock options (vested and unvested) that would be canceled for no payment:

Name	Number of Shares Subject to Underwater Options
Jon Rubinstein	2,430,000
Doug Jeffries	90,000
Michael Bell	600,000
Jeffrey Devine	390,000
Mary Doyle	270,000
Katie Mitic	300,000
Dave Whalen	90,000
Jeff Zwerner	300,000

(2)	Includes shares subject to RSUs that would become vested prior to July 31, 2010 pursuant to their terms.

Non-Employee Director Interests. Under the terms of our directors’ option plan and our restricted stock unit agreements with directors, all stock options and restricted stock units held by non-employee directors will become fully vested on the date of the closing and, pursuant to the merger agreement, will be cashed out based on the intrinsic value of the equity awards, which means that stock options with a per share exercise price of $5.70 or higher will be canceled for no consideration. The following table sets forth the intrinsic value of the unvested equity awards held by our non-employee directors that will become vested as a result of this transaction, as well as the intrinsic value of any vested equity awards and other shares held by such director.

Name	Accelerated Vesting of Unvested Awards(1)	Vested Stock Option Value(1)	Value of Other Shares Owned(1)	Total Value
Fred D. Anderson	(2)	(2)	(2)	(2)
Gordon A. Campbell	$58,119	$9,786	$84,919	$152,824
Robert C. Hagerty	$57,333	$104,369	$79,219	$240,921
Roger B. McNamee	(2)	(2)	$761,201(2)	$761,201(2)
D. Scott Mercer	$58,119	$119,380	$79,219	$256,718
Paul S. Mountford	$45,600	—	—	$45,600

(1)	Represents the “intrinsic value” of the applicable equity awards or shares, based on the per share common stock consideration of $5.70, less the applicable exercise price for stock options. Stock options (whether vested or unvested) with an exercise price of $5.70 or higher will be canceled at the effective time of the merger.

(2)	Mr. Anderson and Mr. McNamee have each waived any compensation as a member of the Board. See the section entitled “Security Ownership of Certain Beneficial Owners and Management” below for the holdings of Elevation and related entities, as well as the number of shares beneficially owned by Mr. McNamee as reflected in this table.

Indemnification and Insurance

The merger agreement provides that for a period of six years after the effective time of the merger and to the fullest extent permitted by law, HP will cause the surviving corporation to indemnify, and provide advancement of expenses to, the current or former officers and directors of Palm and any person who becomes a director or officer of Palm prior to the effective time, with respect to acts or omissions occurring at or prior to the effective time, provided that any person to whom expenses are advanced will provide an undertaking to repay any advances made to the extent required by law. HP has also agreed under the merger agreement to honor and fulfill, or cause the surviving corporation to honor and fulfill, any indemnification agreements between Palm and the current or former officers and directors of Palm and certain other employees. The merger agreement further provides that, prior to the effective time of the merger, Palm may purchase a six-year “tail” officers’ and directors’ liability insurance policy on terms and conditions no less favorable than Palm’s existing directors’ and officers’ liability insurance. If Palm cannot purchase this “tail” policy for an aggregate premium of 250% or less of the annual premium paid by Palm for such existing insurance, Palm may purchase as much insurance coverage as can be obtained within the 250% cap. The surviving corporation will pay all expenses, including reasonable fees and expenses of counsel, that an indemnified person may incur in enforcing the indemnity and other obligations described above, and the merger agreement provides that the foregoing rights of each indemnified person will survive the effective time of the merger and are enforceable by each indemnified person.

Opinions of the Company’s Financial Advisors

Palm’s Board received opinions from two financial advisors, Goldman Sachs and Qatalyst Partners. Palm provided each financial advisor with the Projections (as defined below) and operating data prepared by the management of Palm and approved for Goldman Sachs and Qatalyst Partners’ use by Palm and each was given full access to management and other personnel. The Projections are described in further detail below in the section entitled “Financial Projections.” As reflected below in the summaries of each opinion, each financial advisor independently analyzed the transaction and our Board gave thorough consideration to the methodologies, analyses and opinions of each financial advisor.

Opinion of Goldman, Sachs & Co.

Goldman Sachs rendered its opinion to Palm’s Board that, as of April 28, 2010 and based upon and subject to the factors and assumptions set forth therein, the $5.70 per share in cash to be paid to the holders (other than HP and its affiliates) of shares of common stock of Palm pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated April 28, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of Palm’s Board in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of common stock of Palm should vote with respect to the transaction, or any other matter. Goldman Sachs has provided its written consent to the reproduction of the Goldman Sachs opinion in this proxy statement.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Palm for the five fiscal years ended May 29, 2009;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Palm;

•	certain other communications from Palm to its stockholders; and

•	the Projections.

Goldman Sachs also held discussions with members of the senior management of Palm regarding their assessment of the past and current business operations, financial condition and future prospects of Palm; reviewed the reported price and trading activity for the common stock of Palm; compared certain financial and stock market information for Palm with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the consumer technology industry specifically and in other industries generally; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it and it does not assume any responsibility for any such information. In that regard, Goldman Sachs assumed with Palm’s consent that the Projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Palm. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Palm or any of its subsidiaries and it has not been furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction will be obtained without any adverse effect on the expected benefits of the transaction in any way meaningful to its analysis. Goldman Sachs also assumed that the transaction will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Palm to engage in the transaction, or the relative merits of the transaction as compared to any strategic alternatives that may be available to Palm, nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the $5.70 per share in cash to be paid to the holders (other than HP and its affiliates) of shares of common stock of Palm pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and the opinion does not address, any other term or aspect of the merger agreement or transaction or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the transaction, including, without limitation, the fairness of the transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Palm; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Palm, or class of such persons, in connection with the transaction, whether relative to the $5.70 per share in cash to be paid to the holders (other than HP and its affiliates) of shares of common stock of Palm pursuant to the merger agreement or otherwise. Goldman Sachs’ opinion does not express any opinion as to the impact of the transaction on the solvency or viability of Palm or HP or the ability of Palm or HP to pay its obligations when they come due. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming the opinion based on circumstances, developments or events occurring after the date of the opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to Palm’s Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 27, 2010 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Goldman Sachs analyzed the consideration to be paid to holders of common stock of Palm pursuant to the merger agreement in relation to the historical trading price of the common stock of Palm. This analysis indicated that the price per share to be paid to the holders of the shares of common stock of Palm pursuant to the merger agreement represented:

•	a premium of 22.6% based on the closing price per share on April 27, 2010;

•

a premium of 48.1% based on the closing price per share on April 6, 2010, the date before any specific public rumors or speculation that Palm was considering a potential transaction may have affected the share price, which is referred to as the undisturbed closing price;

•	a premium of 22.9% based on the average closing price per share during the 30-trading day period ended April 27, 2010;

•	a discount of 29.1% based on the average closing price per share during the 90-trading day period ended April 27, 2010;

•	a discount of 47.6% based on the average closing price per share during the 180-trading day period ended April 27, 2010; and

•	a discount of 50.8% based on the average closing price per share during the latest twelve month period ended April 27, 2010.

Illustrative Discounted Cash Flow Analysis. Goldman Sachs performed an illustrative discounted cash flow analysis on Palm using the Projections. Goldman Sachs calculated indications of net present value of free cash flows for Palm for the fiscal years 2011 through 2018 using illustrative discount rates ranging from 16.0% to 20.0%, reflecting estimates of Palm’s weighted average cost of capital. Goldman Sachs calculated illustrative terminal values in the year 2018 based on multiples ranging from 6.0x EBITDA to 10.0x EBITDA. These illustrative terminal values were then discounted to calculate implied indications of present values using illustrative discount rates ranging from 16.0% to 20.0%. This analysis resulted in a range of illustrative per share value indications of $1.77 to $5.16 for the common stock of Palm.

Goldman Sachs also performed a sensitivity analysis to illustrate the effect of different assumptions for changes in incremental annual unit growth rates and operating expenditures. The sensitivity adjustments to the projected incremental annual unit growth rates ranged from (6.0)% to 6.0%. The sensitivity adjustments to projected incremental annual operating expenditures as a percentage of revenue ranged from (2.0)% to 2.0%. This analysis, assuming an 18.0% discount rate and a terminal EBITDA multiple of 8.0x, resulted in a range of positive illustrative per share value indications of $0.45 to $7.75.

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information for Palm to corresponding financial information, ratios and public market multiples for the following publicly-traded corporations in the mobile device industry:

•	HTC Corporation;

•	Motorola, Inc.;

•	Nokia Corporation; and

•	Research In Motion Limited (the “Selected Companies”).

Although none of the Selected Companies is directly comparable to Palm, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Palm.

With respect to each of the Selected Companies and Palm, Goldman Sachs calculated the following multiples:

•	estimated Enterprise Value (“EV”), which is the market value of common equity plus the book value of debt plus preferred stock less cash, as a multiple of estimated next twelve months’ sales; and

•	EV as a multiple of estimated next twelve months’ earnings before interest, taxes, depreciation and amortization (“EBITDA”).

Goldman Sachs also compared the estimated fiscal year 2011 EBITDA margin (as a percentage) for each of the Selected Companies with the estimated fiscal year 2011 EBITDA margin (as a percentage) for Palm. Goldman Sachs calculated such multiples and percentages using Palm’s undisturbed closing price on April 6, 2010; Palm’s closing price on April 27, 2010; the $5.70 price per share to be paid to the holders of shares of common stock of Palm pursuant to the merger; and the closing price of the Selected Companies on April 27, 2010. The multiples and percentages of Palm were based on the Projections and estimates from the Institutional Brokers’ Estimate System (“IBES”) as of April 27, 2010 (“Street”). The multiples and percentages for each of the Selected Companies were based on the most recent publicly available information and IBES estimates. The results of these analyses are summarized as follows:

	Selected Companies		Palm (Undisturbed)[1]			Palm (Current)[1]		Palm (Proposed Transaction)[1]
	Range	Median	Street		Projections	Street	Projections	Street	Projections
EV as a multiple of:
NTM Sales	0.5x - 2.0x	1.1x	0.8x		0.8x	1.0x	0.9x	1.2x	1.1x
NTM EBITDA	6.1x - 9.9x	7.7x	NM	*	NM	NM	NM	NM	NM
EBITDA Margin	8% - 23%	13%	NM		NM	NM	NM	NM	NM

*	NM represents “not meaningful” as Palm has negative projected fiscal year 2011 EBITDA.

Illustrative Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of the future price per share of common stock of Palm, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future revenue or EBITDA and its assumed EV to revenue or EV to EBITDA multiples. For this analysis, Goldman Sachs used the financial information reflected in the Projections for each of the fiscal years 2012 to 2015. Goldman Sachs calculated the implied present values per share by applying EV to revenue multiples ranging from 0.6x to 1.0x for each of the fiscal years 2012 and 2013, and then discounted the resulting values to present value using illustrative discount rates ranging from 15.0% to 17.0%, reflecting an estimate of Palm’s cost of equity. This analysis resulted in ranges of implied present values of $4.04 to $7.78 for fiscal year 2012 and $4.70 to $8.34 for fiscal year 2013. For fiscal years 2014 and 2015, Goldman Sachs calculated the implied present values per share by applying EV to EBITDA multiples ranging from 7.0x to 9.0x, and then discounted the resulting values to present value using illustrative discount rates ranging from 15.0% to 17.0%. This analysis resulted in ranges of implied present values of $1.95 to $2.90 for fiscal year 2014 and $2.90 to $4.05 for fiscal year 2015.

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected transactions in the technology industry since 2003:

•	Acer Inc.’s acquisition of Gateway, Inc. in 2007;

•	Palm’s acquisition of Handspring, Inc. in 2003; and

•	Cisco Systems, Inc.’s acquisition of The Linksys Group, Inc. in 2003.

While none of the companies that were acquired in the selected transactions are directly comparable to Palm’s current business and operations, the companies that were acquired in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Palm’s

[1]	Multiples are based upon shares of common stock outstanding, options and warrants outstanding, cash balance, Series B Preferred Stock and Series C Preferred Stock outstanding and debt per Palm’s Quarterly Report on Form 10-Q for the quarter ending February 26, 2010.

results, market size and product profile. For each of the selected transactions and for the proposed transaction, Goldman Sachs calculated and compared, based on publicly available information, the EV of such transaction as a multiple of next twelve months’ revenues.

The following table presents the results of this analysis:

	Selected Transactions		Proposed Transaction (Feb. Data)[2]		Proposed Transaction (April Data)[3]
	Range	Median	Street	Projections	Street	Projections
EV as a Multiple of:
NTM Revenues	0.2x - 1.0x	0.6x	1.2x	1.1x	1.3x	1.2x

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Palm or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to Palm’s Board that, based upon and subject to the factors and assumptions set forth therein, as of April 28, 2010, the $5.70 per share in cash to be paid to the holders (other than HP and its affiliates) of shares of common stock of Palm pursuant to the merger agreement was fair from a financial point of view to such holders. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections or forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Palm, HP, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between Palm and HP and was approved by Palm’s Board. Goldman Sachs provided advice to Palm during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Palm or the Board or indicate that any specific amount of consideration constituted the only appropriate consideration for the transaction.

As described above, Goldman Sachs’ opinion to Palm’s Board was one of many factors taken into consideration by the Board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning,

[2]	Multiples are based upon shares of common stock outstanding, options and warrants outstanding, cash balance, Series B Preferred Stock and Series C Preferred Stock outstanding and debt per Palm’s Quarterly Report on Form 10-Q for the quarter ending February 26, 2010.
[3]	Multiples are based upon shares of common stock outstanding, options and warrants outstanding as of April 16, 2010 per company guidance; cash balance per company guidance as of April 15, 2010; debt balance per Palm’s Quarterly Report on Form 10-Q for the quarter ending February 26, 2010 and reduced by $1 million based upon March 31, 2010 payment requirement; and Series B Preferred Stock and Series C Preferred Stock per Palm’s Quarterly Report on Form 10-Q for the quarter ending February 26, 2010.

benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, Palm, HP and any of their respective affiliates or any currency or commodity that may be involved in the transaction for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to Palm in connection with, and has participated in certain of the negotiations leading up to, the transaction. In addition, Goldman Sachs has provided certain investment banking and other financial services to Palm and its affiliates from time to time for which the investment banking division of Goldman Sachs has received, and may receive, compensation, including, but not limited to, having acted as a financial advisor to Elevation Partners, an affiliate of Palm, with respect to its investment of $100,000,000 in Palm in January 2009 and as a joint bookrunner of an offering of common stock (aggregate principal amount $373,750,000) in September 2009. Goldman Sachs has also provided certain investment banking and other financial services to HP and its affiliates from time to time, including having acted as co-manager with respect to a public offering of HP’s Floating Rate Global Notes due March 1, 2012, 5.25% Global Notes due March 1, 2012, and 5.40% Global Notes due March 1, 2017 (aggregate principal amounts $600,000,000, $900,000,000 and $500,000,000, respectively) in February 2007. Goldman Sachs also may provide investment banking and other financial services to Palm and HP and their respective affiliates in the future for which the investment banking division of Goldman Sachs may receive compensation.

Palm’s Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement dated February 26, 2010, Palm engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, Palm has agreed to pay Goldman Sachs a transaction fee that is expected to be approximately $14 million, $3.5 million of which was payable upon the execution of the merger agreement, and the remainder of which is contingent upon and payable at consummation of the transaction. In addition, Palm has agreed to reimburse Goldman Sachs for its expenses arising from, and indemnify Goldman Sachs against certain liabilities that may arise out of, Goldman Sachs’ engagement.

Opinion of Qatalyst Partners LP

Palm retained Qatalyst Partners LP (“Qatalyst Partners”) as one of its financial advisors for the purpose of advising Palm in connection with a potential transaction such as the merger and to evaluate whether the consideration to be received in the merger by the holders of Palm common stock (other than HP or any affiliate of HP) was fair, from a financial point of view, to such holders. Qatalyst Partners has provided its written consent to the reproduction of the Qatalyst Partners opinion in this proxy statement. At the meeting of Palm’s Board on April 28, 2010, Qatalyst Partners rendered its oral opinion that, as of such date and based upon and subject to the considerations, limitations and other matters set forth therein, the consideration to be received by the holders of Palm common stock (other than HP or any affiliate of HP) in the merger was fair, from a financial point of view, to such holders. The Qatalyst Partners written opinion, delivered following the Board meeting and dated April 28, 2010, is sometimes referred to herein as the Qatalyst Partners opinion.

The full text of the written opinion of Qatalyst Partners dated April 28, 2010, which describes the considerations, limitations and other matters upon which such opinion is based or to which such opinion is subject, is attached as Annex C to this proxy statement and is incorporated herein by reference. The summary of the Qatalyst Partners opinion set forth herein is qualified in its entirety by reference to the full text of the opinion. Stockholders should read the Qatalyst Partners opinion carefully and in its entirety. The Qatalyst Partners opinion was provided to Palm’s Board, addresses only the fairness, from a financial point of view, to the holders of Palm common stock (other than HP or any affiliate of HP) of the $5.70 per share cash consideration to be received by such holders in the merger, and does not address any other aspect of the merger. The issuance of the Qatalyst Partners opinion was approved by a fairness opinion committee of Qatalyst Partners, in accordance with Qatalyst Partners’ customary practice. Qatalyst Partners provided its advisory services and opinion for the information and assistance of Palm’s Board in connection with its consideration of the merger.

The opinion of Qatalyst Partners does not constitute a recommendation as to how any stockholder should vote with respect to the merger or any other matter and does not in any manner address the prices at which the Palm common stock will trade at any time.

In arriving at its opinion, Qatalyst Partners, among other things:

•	reviewed a draft of the merger agreement dated April 28, 2010 and a draft of the voting agreement;

•	reviewed certain publicly-available financial statements and other business and financial information of Palm;

•	reviewed the Projections;

•	discussed the past and current operations and financial condition and the prospects of Palm with senior executives of Palm;

•

reviewed the historical market prices and trading activity of Palm common stock and compared the financial performance of Palm and the prices and trading activity of Palm common stock with that of certain other selected publicly-traded companies and their securities; and

•	performed such other analyses, reviewed such other information and considered such other factors as Qatalyst Partners deemed appropriate.

In arriving at its opinion, Qatalyst Partners assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly-available or supplied or otherwise made available to, or discussed with, Qatalyst Partners by Palm. With respect to the Projections, Qatalyst Partners was advised by the management of Palm, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of Palm’s management of the future financial performance of Palm. Qatalyst Partners assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement, without any modification or delay. In addition, Qatalyst Partners assumed that in connection with the receipt of all the necessary approvals of the merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on Palm. Qatalyst Partners did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Palm, nor was it furnished with any such evaluation or appraisal. In addition, Qatalyst Partners relied, without independent verification, upon the assessments of the management of Palm as to the existing and future technology and products of Palm and the risks associated with such technology and products.

The Qatalyst Partners opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Qatalyst Partners as of, the date of the Qatalyst Partners opinion. Events occurring after the date of the Qatalyst Partners opinion may affect the Qatalyst Partners opinion and the assumptions used in preparing it, and Qatalyst Partners assumed no obligation to update, revise or reaffirm the Qatalyst Partners opinion. The Qatalyst Partners opinion does not address the underlying business decision of Palm to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to Palm. The Qatalyst Partners opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of Palm common stock (other than HP or any affiliate of HP) pursuant to the merger agreement. Qatalyst Partners expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Palm’s officers, directors or employees, or any class of such persons, relative to such consideration.

In accordance with customary investment banking practice, Qatalyst Partners employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses undertaken by Qatalyst Partners in connection with rendering the Qatalyst Partners opinion. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Qatalyst Partners, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Qatalyst Partners’ financial analyses.

In performing its analysis of Palm, Qatalyst Partners relied upon, among other things, certain publicly-available Wall Street analyst estimates for Palm and the Projections, provided to Qatalyst Partners by management, and reviewed and discussed with Palm’s Board for use in connection with its evaluation of the merger (and Qatalyst Partners’ performance of its analysis and rendering of its opinion in connection with the merger). Palm does not publicly disclose internal management projections of the type provided to Palm’s Board and Qatalyst Partners in connection with Palm’s Board and Qatalyst Partners’ analysis of the merger, and such projections were prepared in connection with the merger and were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. See the section entitled “Financial Projections” below.

Historical Stock Trading Analysis

Qatalyst Partners considered the merger consideration of $5.70 per share offered to holders of Palm’s common stock in the merger and calculated the implied premiums represented relative to the closing price of Palm’s common stock on April 27, 2010 (the day prior to the announcement of the merger), on April 6, 2010 (the day prior to the beginning of acquisition rumors), March 18, 2010 (the day that the earnings for the third quarter of the 2010 fiscal year were released), February 24, 2010 (the day prior to the pre-announcement of third quarter earnings), and the average daily closing prices for the 30-trading day and 90-trading day periods prior to and including April 27, 2010. The results of this analysis are set forth below:

	Historical Share Price	Premium (Discount) of $5.70 Over Historical Share Price
April 27, 2010	$4.65	23%
April 6, 2010	$3.85	48%
March 18, 2010	$5.65	1%
February 24, 2010	$8.09	(30)%
30-Day Trading Average	$4.64	23%
90-Day Trading Average	$8.04	(29)%

Implied Multiples Analysis

Qatalyst Partners determined the implied fully-diluted equity value of Palm by multiplying the $5.70 per share cash consideration by the total number of shares outstanding (including in-the-money convertible preferred shares on an as-converted basis), using the treasury stock method for options, warrants, restricted stock units, and restricted stock awards, based on the equity capitalization information as of April 16, 2010 provided by Palm management. Qatalyst Partners then derived the implied fully-diluted enterprise value of Palm by (a) adding to the fully-diluted equity value (i) the liquidation preference of out-of-the-money convertible preferred shares and (ii) debt, and (b) subtracting cash from the amount calculated in (a) above, in each case based on the balance sheet as of April 15, 2010 provided by Palm management and the estimated amount of cash and debt on the estimated balance sheet as of the fourth quarter of the 2010 fiscal year ending May 28, 2010 provided in the Projections. The analysis is summarized below:

Balance Sheet Date	Implied Fully Diluted Enterprise Value
April 15, 2010	$1,321 million
Q4’FY10E	$1,452 million

Qatalyst Partners used those determinations of the implied fully-diluted enterprise value to calculate the estimated revenue multiples for the calendar years 2010 and 2011 and the fiscal year 2011, based on both the Projections and “Street Projections” (based on the consensus average of Wall Street research analyst estimates). A summary of those revenue multiples is as follows:

Implied Revenue Multiples Assuming:
	April 15, 2010 Balance Sheet	Q4’FY10E Balance Sheet
Projections
FY2011E	1.2x	1.4x
CY2010E	1.6x	1.7x
CY2011E	0.7x	0.8x
“Street Projections”
FY2011E	1.3x	1.4x
CY2010E	1.2x	1.3x
CY2011E	1.1x	1.2x

Discounted Cash Flow Analysis

Qatalyst Partners conducted an illustrative discounted cash flow (“DCF”) analysis to calculate an illustrative range of implied per share values for Palm’s common stock as of May 28, 2010 by:

•

adding (1) the implied present value of Palm’s forecasted unlevered free cash flows during the projection period of fiscal years 2011 through 2017 based on the Projections, determined using a range of discount rates of 14.5% and 18.5%, reflecting estimates of Palm’s weighted average cost of capital, (2) the implied present value of the terminal value of Palm’s future cash flows (the value of future cash flows at a particular point in time), calculated by multiplying Palm’s estimated EBITDA in fiscal year 2018 based on the Projections by a range of multiples of enterprise value to next-twelve months EBITDA of 6.0x to 9.0x (terminal multiples were selected based on the review of the relevant metrics of selected comparable companies) and discounted to present value using the same range of discount rates used in item (1), and (3) the implied present value of net operating losses as of May 28, 2010 based on the Projections;

•

deducting, from the amount resulting from the calculation above, Palm’s projected debt, net of estimated cash, and the Series C Preferred Stock liquidation preference in scenarios where the Series C Preferred Stock was out-of-the-money, and the Series B Preferred Stock liquidation preference; and

•

dividing the amount resulting from the calculation described immediately above by the number of shares of Palm’s common stock outstanding, adjusted for certain restricted stock, warrants, stock options outstanding and in-the-money Series C Preferred Stock, based on equity capitalization information as of April 16, 2010 provided by Palm management, using the treasury stock method.

This analysis yielded an illustrative range of implied per share present values of Palm’s common stock from $2.17 to $5.23.

Selected Companies Analysis

Qatalyst Partners reviewed certain financial information, ratios and public trading multiples for Palm and compared that to the corresponding information of the following eight publicly-held device vendors:

•	Apple Inc.

•	Nokia Corporation

•	Research In Motion Limited

•	Samsung Electronics

•	LG Electronics

•	Motorola, Inc.

•	HTC Corporation

•	Garmin Ltd.

None of the selected companies reviewed is identical to Palm. These companies were selected, among other reasons, because of their focus on consumer wireless/mobile device technology and because they have certain similar operating characteristics. In all instances, multiples were based on closing stock prices on April 27, 2010. For each of the following analyses performed by Qatalyst Partners, estimated financial data for the selected companies other than Palm were based on the selected companies’ filings with the SEC and publicly-available Wall Street research analysts’ estimates. Estimated financial data for Palm was based on (i) the capitalization information reported in Palm’s filings with the Securities and Exchange Commission for the implied multiples utilizing Wall Street research analyst estimates (“Street Case”) and (ii) the equity capitalization information as of April 16, 2010 and balance sheet as of April 15, 2010 provided by Palm management for the implied multiples utilizing the Projections.

As part of its selected company analysis, Qatalyst Partners calculated and analyzed each company’s ratio of its stock price as of April 27, 2010 to its estimated earnings per share (P/E) for calendar years 2010 and 2011, and the next twelve months. In addition, Qatalyst Partners calculated and analyzed each company’s ratio of its fully diluted enterprise value over its revenues and its EBITDA for calendar years 2010 and 2011, and the next twelve months.

Below is a summary of the range, median and mean trading statistics of the integrated device vendors (Apple Inc., Nokia Corporation and Research In Motion Limited):

Price/Earnings Multiples	Range	Mean	Median
2010 Calendar Year	13.8x - 19.3x	15.7x	14.2x
Next Twelve Months	13.1x - 18.6x	15.1x	13.5x
2011 Calendar Year	11.3x - 16.9x	13.4x	12.0x

Enterprise Value as a Multiple of:	Range	Mean	Median
2010 Calendar Year Revenues	0.7x - 3.3x	2.1x	2.1x
Next Twelve Months Revenues	0.7x - 3.2x	2.0x	2.0x
2011 Calendar Year Revenues	0.7x - 2.9x	1.8x	1.7x
2010 Calendar Year EBITDA	6.6x - 12.0x	8.8x	7.7x
Next Twelve Months EBITDA	6.4x - 10.9x	8.2x	7.4x
2011 Calendar Year EBITDA	5.8x - 10.3x	7.6x	6.7x

Below is a summary of the range, median and mean trading statistics of the other selected device vendors (Samsung Electronics, LG Electronics, Motorola, Inc., HTC Corporation and Garmin Ltd.):

Price/Earnings Multiples	Range	Mean	Median
2010 Calendar Year	9.7x - 22.3x	13.6x	12.8x
Next Twelve Months	9.7x - 22.3x	13.6x	12.8x
2011 Calendar Year	8.7x - 14.6x	11.5x	11.8x

Enterprise Value as a Multiple of:	Range	Mean	Median
2010 Calendar Year Revenues	0.5x - 1.9x	1.1x	1.1x
Next Twelve Months Revenues	0.5x - 1.9x	1.1x	1.1x
2011 Calendar Year Revenues	0.5x - 2.0x	1.1x	1.0x
2010 Calendar Year EBITDA	5.3x - 9.8x	7.6x	7.2x
Next Twelve Months EBITDA	5.3x - 9.8x	7.6x	7.2x
2011 Calendar Year EBITDA	4.6x - 8.4x	6.9x	8.2x

Below is a summary of the ratio of Palm’s fully diluted enterprise value over its revenues for calendar years 2010 and 2011 and the next twelve months:

Enterprise Value/Revenue
	CY10E	NTM	CY11E
Current Multiples (as of April 27, 2010)
Projections	1.3x	1.5x	0.6x
“Street Case”	0.9x	1.2x	0.8x

Unaffected Multiples (as of April 6, 2010)
Projections	1.1x	1.3x	0.5x
“Street Case”	0.8x	1.0x	0.7x

Qatalyst Partners also performed and considered various other financial statistics in connection with its opinion as set forth below.

Illustrative Present Value of Future Stock Price Analysis

Qatalyst Partners performed an illustrative analysis of the implied present value of the future price per share of Palm common stock, which is designed to provide an indication of the present value of a theoretical future value of the price per common share of Palm as a function of Palm’s estimated future revenue and EBITDA and assumed enterprise value to revenue and EBITDA multiples. Based on the analysis of the relevant metrics for each of the comparable companies, Qatalyst Partners selected representative ranges of financial multiples of the comparable companies and applied these ranges of multiples to the relevant Palm financial statistic.

First, Qatalyst Partners calculated the implied present values per share of Palm’s common stock by (i) calculating the implied future enterprise value by (a) multiplying Palm’s revenue estimates for each of fiscal year 2012 and 2013 included in the Projections by a range of multiples of enterprise value to next-twelve months revenue of 0.6x to 1.0x, and (b) adding the present value of net operating losses derived from the Projections, (ii) calculating the implied future equity value by adjusting the amount in clause (i) above by the liquidation preference of out-of-the-money convertible preferred shares and forward net debt based on the Projections, (iii) calculating the implied future price per share of Palm’s common stock by dividing the implied future equity values calculated in clause (ii) above by the fully-diluted share count (including in-the-money convertible preferred shares on an as-converted basis) and using the treasury stock method for options, warrants, restricted stock units and restricted stock awards, based on capitalization information as of April 16, 2010 provided by Palm management, and (iv) calculating the present value of the implied future price per share by discounting the amount resulting from the calculation in (iii) above using a discount rate of between 14.5% and 18.5%, reflecting estimates of Palm’s cost of equity.

The following is a summary of this analysis:

	Implied Present Values
	Low	High
FY2012E	$3.95	$7.84
FY2013E	$4.55	$8.43

Second, Qatalyst Partners calculated the implied present values per share of Palm’s common stock by the same methodology set forth above, except that the implied future enterprise value was calculated by multiplying Palm’s EBITDA estimates for each of fiscal year 2014 and 2015 included in the Projections by a range of multiples of enterprise value to next-twelve months EBITDA of 6.0x to 9.0x.

The following is a summary of this analysis:

	Implied Present Values
	Low	High
FY2014E	$1.44	$2.95
FY2015E	$2.32	$4.14

Selected Transactions and Premia Paid Analysis

Qatalyst Partners reviewed certain information with respect to a set of technology acquisition transactions announced between 2003 and 2009. None of these transactions were by themselves directly comparable to the merger, although each could be considered similar to the merger (although not necessarily to each other) in certain limited respects. Because of the unique circumstances of each of these transactions and the merger, Qatalyst Partners cautioned against placing undue reliance on this information.

Qatalyst Partners also reviewed the premia paid in 105 selected domestic public company cash or cash and stock M&A transactions that have been completed since 2003 in which the target company was a publicly-traded technology company and the transaction value was greater than $500 million. The implied premium of 48%, based on Palm’s unaffected price of $3.85 on April 6, 2010, represented approximately the ninetieth percentile of premia paid in these selected technology M&A transactions.

Miscellaneous

The foregoing summary of the material financial analyses does not purport to be a complete description of the analyses or data presented by Qatalyst Partners. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Qatalyst Partners believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of Qatalyst Partners with respect to the actual value of Palm. In arriving at its opinion, Qatalyst Partners reviewed various financial and operational metrics for Palm, including projections with respect to Palm which were made available to Qatalyst Partners by or on behalf of Palm. In arriving at its opinion, Qatalyst Partners did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, Qatalyst Partners considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by Qatalyst Partners are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, Qatalyst Partners’ analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Palm. The Qatalyst Partners opinion was one of the many factors taken into consideration by Palm’s Board in making its determination to approve the merger. The analyses as summarized above should not be viewed as determinative of the opinion of Palm’s Board with respect to Palm’s value, or of whether Palm’s Board would have been willing to agree to different or other forms of consideration. The $5.70 per share cash consideration to be received by the holders of Palm common stock in the merger was determined in negotiations between Palm and HP, and the decision to approve and recommend the merger was made by the Board.

As a part of its investment banking business, Qatalyst Partners and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Qatalyst Partners was selected on the basis of such experience and its familiarity with Palm to advise the Board in connection with the merger and to deliver an opinion to the Palm Board addressing the fairness, from a financial point of view, of the consideration to be received by holders of shares of Palm common stock, other than HP or any affiliate of HP, pursuant to the merger agreement.

Pursuant to a letter agreement dated February 26, 2010, Palm engaged Qatalyst Partners to act as financial advisor to Palm’s Board in connection with the merger. Pursuant to the terms of this engagement letter, Palm has agreed to pay Qatalyst Partners, upon closing of the transaction, a transaction fee that is expected to be approximately $14 million based on the aggregate value of the transaction at announcement. The transaction fee is contingent upon the consummation of the proposed merger and is payable at the time of the closing. The engagement letter also provides that Qatalyst Partners will receive a $2.5 million fee for rendering its opinion to the Board and for advice given to Palm through the announcement of the transaction, which is not contingent on the consummation of the proposed merger but will be fully credited against the transaction fee if the merger is completed. In addition, Palm has agreed to reimburse Qatalyst Partners’ expenses and indemnify Qatalyst Partners and related persons for certain liabilities arising out of Qatalyst Partners’ engagement, including certain liabilities under the federal securities laws. During the two-year period prior to the date of the Qatalyst Partners opinion, no other material relationship existed between Qatalyst Partners or any of its affiliates and Palm or HP and any of their respective affiliates pursuant to which compensation was received by Qatalyst Partners or its affiliates; however, Qatalyst Partners and/or its affiliates in the future may provide investment banking and other financial services to Palm and HP and their respective affiliates for which they would expect to receive compensation.

Qatalyst Partners provides investment banking and other services to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of Palm, HP or certain of their respective affiliates.

Financial Projections

Palm does not as a matter of course make public projections as to future performance, earnings or other results beyond the current fiscal year due to the unpredictability of the underlying assumptions and estimates. However, Palm provided certain non-public financial information to Goldman Sachs and Qatalyst Partners in their capacities as Palm’s financial advisors. In late February and early March 2010 management prepared projections of Palm’s standalone financial performance for the final quarter of fiscal year 2010, the four quarters of fiscal year 2011 and the full fiscal year 2012 (the “Base Case Projections”). Management prepared the Base Case Projections in a manner consistent with the methodologies used historically by Palm for its internal forecasting and budgeting purposes.

The Base Case Projections were provided to prospective buyers of Palm, including HP. The Base Case Projections were also reviewed by the Board when considering the merger and the Board’s recommendation to Palm’s stockholders. The merger agreement provides that for the purpose of Palm’s representations in the merger agreement regarding the absence of certain changes and the absence of a material adverse effect since May 29, 2009, the Base Case Projections will provide the context as to whether a material adverse effect has occurred.

In April 2010 management prepared projections of Palm’s standalone financial performance for fiscal years 2013 through 2018 (the “Long-Term Projections” and, together with the Base Case Projections, the “Projections”). The Long-Term Projections were prepared solely to facilitate the financial analyses performed by Palm’s financial advisors and were used solely in the preparation of such analyses. The Long-Term Projections were not prepared in the same manner as the Base Case Projections because Palm does not in the ordinary course prepare projections beyond the two upcoming full fiscal years. The Long-Term Projections were based on assumptions that Palm management considered to be reasonable. However, the Long-Term Projections are inherently less reliable than the Base Case Projections.

The Projections were used by Goldman Sachs and Qatalyst Partners in performing the financial analyses described in the subsections entitled “—Opinions of the Company’s Financial Advisors—Opinion of Goldman, Sachs & Co.” and “—Opinions of the Company’s Financial Advisors—Opinion of Qatalyst Partners LP.” A summary of the Projections is set forth below.

The assumptions upon which the Projections set forth below were based necessarily involve judgments with respect to, among other things, future economic and competitive conditions and financial market conditions, which are difficult to predict accurately and many of which are beyond Palm’s control. Palm also considered alternative projections based on different assumptions but concluded that the alternative projections were less likely to be achieved. Accordingly, Palm adopted the Projections as the most realistic estimate of its future financial performance.

Palm provided the Projections to the financial advisors and advised the advisors to rely on, and they did rely on, the Projections in their financial analyses and fairness opinions. There can be no assurance that the Projections will be realized, however, and actual results may vary materially from those shown. Important factors that may affect actual results and result in the Projections not being achieved include, but are not limited to, the risks described in Palm’s most recent annual and quarterly reports filed with the SEC on Forms 10-K and 10-Q, respectively, and in this Proxy Statement under the heading “Cautionary Statement Concerning Forward-Looking Information.” The Projections also cover multiple years and by their nature become subject to greater uncertainty with each successive year. Furthermore, and for the same reasons, the Projections should not be construed as commentary by Palm’s management as to how management expects Palm’s actual results to compare to Wall Street research analysts’ estimates.

The Projections included in this proxy statement have been prepared by, and are the responsibility of, Palm’s management. The Projections were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles. Deloitte & Touche LLP, Palm’s independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the Projections and does not express an opinion or any form of assurance with respect thereto. The summary of the Projections is not being included in this proxy statement to influence a Palm stockholder’s decision whether to vote in favor of the proposal to adopt and approve the merger agreement, but because the Projections represent an assessment by Palm’s management of future cash flows that was used in the financial analyses of Qatalyst Partners and Goldman Sachs and on which the Board relied in making its recommendation to Palm’s stockholders.

The inclusion of the Projections in this proxy statement should not be regarded as an indication that Palm or any of its affiliates, advisors or representatives considered or consider the Projections to be predictive of actual future events, and the Projections should not be relied on as such. Neither Palm nor any of its affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from these

Projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the Projections to reflect circumstances existing after the date such Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Projections are shown to be in error. Palm does not intend to make publicly available any update or other revision to the Projections, except as required by law. Neither Palm nor any of its affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other person regarding the ultimate performance of Palm compared to the information contained in the projections or that projected results will be achieved. Palm has made no representation to HP, in the merger agreement or otherwise, concerning the Projections.

Palm stockholders are cautioned not to place undue reliance on the projected financial information included in this proxy statement.

Projected Financial Information

Base Case Projections

	Projected
	Q4 FY 2010	Q1 FY 2011	Q2 FY 2011	Q3 FY 2011	Q4 FY 2011	Full FY 2012
	(in millions)
	(unaudited)
Revenue	$102	$155	$210	$288	$416	$2,147
Gross Margin	15	33	49	68	92	521
Operating Expenses	128	90	91	105	87	481
Operating Income (not including stock-based comp.)	-113	-57	-42	-37	5	40
EBITDA (including stock-based comp.)	-111	-56	-41	-35	6	38
Ending Cash, Cash Equivalents and Short-Term Investments	366	286	228	185	198	263

Long-Term Projections

	Projected
	FY 2013	FY 2014	FY 2015	FY 2016	FY 2017	FY 2018
	(in millions)
	(unaudited)
Revenue	$2,584	$3,090	$3,476	$3,720	$3,887	$4,062
Operating Income (including stock-based comp.)	39	83	125	167	214	264
EBITDA (including stock-based comp.)	68	117	161	205	253	305

Unlevered Free Cash Flow Projections

In addition to the Projections, we have also included projections of unlevered free cash flow for fiscal years 2011 to 2018. These figures were derived from the Projections and used by the financial advisors in their discounted cash flow analyses. The unlevered free cash flow projections are generally subject to the same limitations, qualifications and uncertainties described above as applicable to the Projections.

	Projected
	FY 2011		FY 2012	FY 2013	FY 2014	FY 2015	FY 2016	FY 2017	FY 2018
	(in millions)
	(unaudited)
Unlevered Free Cash Flows (including stock-based comp.)	-$	177	$44	$37	$89	$92	$116	$143	$174

Certain Terms of the Company’s Series B Preferred Stock and Series C Preferred Stock

Background. In October 2007 we effected a recapitalization transaction with Elevation pursuant to which, among other things, we:

•	issued 325,000 shares of our Series B Preferred Stock, with a conversion price of $8.50 per share, to Elevation for an aggregate of $325.0 million in proceeds to Palm; and

•

made a one-time cash distribution of $9.00 per share to the holders of our common stock (other than Elevation), financed by existing cash, the proceeds of Elevation’s Series B Preferred Stock investment and the proceeds of new debt incurred under a credit facility entered into at the time of the recapitalization.

All 325,000 shares of our Series B Preferred Stock remain outstanding and are held by Elevation.

In January 2009 in order to enhance Palm’s financial position in anticipation of the launch of the Palm Pre and Palm webOS, we:

•

issued 100,000 shares of our Series C Preferred Stock, with a conversion price of $3.25 per share, and warrants for the purchase of 7,000,000 shares of our common stock, with an exercise price of $3.25 per share, to Elevation for an aggregate of $100.0 million in proceeds to Palm; and

•

negotiated the right to cause Elevation, at our election, to remarket up to 49% of its new investment to other investors on the same or better terms than those on which Elevation invested, with any excess proceeds payable to Palm.

In March 2009 we exercised our right to remarket the shares of our common stock underlying 49% of the Series C Preferred Stock and warrants issued to Elevation and, upon completion of the remarketing, received all net proceeds in excess of the original $49.0 million purchase price. As a result, 51,000 shares of our Series C Preferred Stock, together with warrants for the purchase of 3,570,000 shares of our common stock, remain outstanding and are held by Elevation.

Summary of Terms of Preferred Stock. Each share of our Series B Preferred Stock and Series C Preferred Stock is:

•

convertible at the election of the holder at any time into a number of shares of our common stock equal to the quotient of $1,000 divided by the conversion price then in effect (which, for our Series B Preferred Stock, equals a conversion ratio of 117.64706 based on the $8.50 conversion price of the Series B Preferred Stock and, for our Series C Preferred Stock, equals a conversion ratio of 307.69231 based on the $3.25 conversion price of the Series C Preferred Stock);

•

entitled to vote generally with our common stock on an as-converted basis on all matters (including the merger) other than the election of directors and those matters on which our Series B Preferred Stock or Series C Preferred Stock are entitled to vote as a separate class by law;

•

entitled to a separate class vote on certain actions of Palm, including mergers, consolidations or other transactions that would impair certain rights of the holder (which separate class vote is not applicable with respect to the proposed merger with HP);

•	senior to our common stock upon a liquidation of Palm, as described in greater detail below under “—Liquidation Preference”;

•

subject to certain conditions, redeemable in cash at the option of Palm for 101% of the regular liquidation preference of such share of preferred stock upon qualifying mergers (such as the proposed merger with HP), consolidations, acquisitions or other business combinations; and

•

subject to certain conditions, entitled at the option of its holder to the mandatory repurchase by Palm for a cash amount equal to 101% of the regular liquidation preference of such share of preferred stock upon qualifying mergers (such as the proposed merger with HP), consolidation, acquisitions or other business combinations, as described in greater detail below under “—Mandatory Offer to Repurchase.”

Liquidation Preference. The holders of our Series B Preferred Stock and Series C Preferred Stock are entitled to receive liquidation payments in preference to the holders of our common stock upon any voluntary or involuntary liquidation, dissolution or winding up of Palm. In particular, holders of our Series B Preferred Stock are entitled to an aggregate liquidation preference equal to the greater of $325.0 million plus any accrued and unpaid dividends or the amount that such holders would receive had they converted into our common stock, and holders of Series C Preferred Stock are entitled to an aggregate liquidation preference equal to the greater of $51.0 million plus any accrued and unpaid dividends or the amount that such holders would receive had they converted into our common stock. The merger does not constitute a liquidation for this purpose.

Mandatory Offer to Repurchase. If certain change of control transactions occur, such as the merger, we are required to make an offer to repurchase up to all of the then outstanding shares of our Series B Preferred Stock and, subject to consent from the lenders under our credit agreement, Series C Preferred Stock, at the option and election of the holders thereof. We have the option to pay the repurchase price in cash or, subject to certain conditions, publicly traded shares of the acquiring entity in the change of control transaction. The aggregate cash repurchase price is 101% of the sum of the $325.0 million regular liquidation preference and any accrued and unpaid dividends with respect to the currently outstanding Series B Preferred Stock, and 101% of the sum of the $51.0 million regular liquidation preference and any accrued and unpaid dividends with respect to the currently outstanding Series C Preferred Stock. The aggregate repurchase price, if paid in publicly traded shares of the acquiring entity, is 105% of the sum of the applicable liquidation preference above and any accrued and unpaid dividends with respect to the currently outstanding Series B Preferred Stock and the Series C Preferred Stock.

Treatment of Preferred Stock in the Merger. The per share consideration for our Series B Preferred Stock and Series C Preferred Stock, as provided by the merger agreement, is equivalent to the value that we are contractually obligated to provide to the holders of our Series B Preferred Stock and Series C Preferred Stock pursuant to the terms of the Series B Certificate and Series C Certificate, each of which forms part of our certificate of incorporation. The per share consideration for our Series B Preferred Stock of $1,010 represents 101% of the $1,000 regular liquidation preference of each share of our Series B Preferred Stock (which in total equals 101% of the aggregate liquidation preference of $325.0 million), as provided pursuant to the terms of the Series B Certificate. Because the per share common stock consideration of $5.70 in the merger is greater than the $3.25 conversion price of our Series C Preferred Stock, the regular liquidation preference for our Series C Preferred Stock is inapplicable. The per share consideration for our Series C Preferred Stock represents the common-stock-equivalent consideration for each share of Series C Preferred Stock.

At our request, and because Elevation is receiving value that equals its contractual entitlement under the terms of the Series B Preferred Stock and Series C Preferred Stock, Elevation has agreed to waive its rights in connection with the merger under the mandatory offer to repurchase described above and other related notices and consents. The waiver and consent provided by Elevation benefits Palm by allowing us to avoid the expense that would be entailed in effecting a mandatory offer to repurchase the Series B and Series C Preferred Stock.

The description of the rights, preferences and privileges of our Series B Preferred Stock and Series C Preferred Stock is qualified in its entirety by reference to the Series B Certificate, filed with the SEC on April 3, 2009 as Exhibit 3.5 to our Quarterly Report on Form 10-Q, and the Series C Certificate, filed with the SEC on April 3, 2009 as Exhibit 3.6 to our Quarterly Report on Form 10-Q.

Material U.S. Federal Income Tax Consequences of the Merger

The following are the material U.S. federal income tax consequences to holders of Palm’s common stock whose shares are converted to cash in the merger. This discussion does not address the consequences of the merger under the tax laws of any state, local or foreign jurisdiction and does not address tax considerations applicable to holders of Series B Preferred Stock, Series C Preferred Stock, stock options, restricted stock, restricted stock units or to holders who receive cash pursuant to the exercise of appraisal rights. In addition, this discussion does not describe all of the tax consequences that may be relevant to particular classes of taxpayers, including persons who are not citizens or individual residents of the United States, persons who are subject to alternative minimum tax or whose functional currency is not the U.S. dollar, persons who acquired their shares of Palm’s common stock through the exercise of an employee stock option or otherwise as compensation, persons who hold their shares as part of a hedge, straddle or conversion transaction, persons whose shares are not held as a capital asset for tax purposes or persons who are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. Any such change could alter the tax consequences to you as described herein.

The receipt of cash for shares of Palm’s common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, if you receive cash in exchange for your shares of Palm’s common stock pursuant to the merger, you will recognize capital gain or loss equal to the difference, if any, between the cash received (before reduction for any applicable withholding tax) and your tax basis in the shares exchanged in the merger. Gain or loss will be determined separately for each block of your shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss if your holding period for such shares is more than one year at the time of the consummation of the merger. The deductibility of capital losses is subject to limitations.

In general, information returns will be filed with the Internal Revenue Service in connection with payments to you pursuant to the merger, unless you are an exempt recipient. You may be subject to backup withholding at a 28% rate on the receipt of cash pursuant to the merger. In general, backup withholding will only apply if you fail to furnish a correct taxpayer identification number, or otherwise fail to comply with applicable backup withholding rules and certification requirements. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or credit against your U.S. federal income tax liability provided you timely furnish the required information to the Internal Revenue Service.

The U.S. federal income tax discussion set forth above is included for general information only and is based upon present law. Due to the individual nature of tax consequences, you are urged to consult your tax advisors as to the specific tax consequences to you of the merger, including the effects of applicable foreign, state, local and other tax laws.

Required Antitrust Approvals

Under the HSR Act and the rules promulgated thereunder, HP and Palm cannot complete the merger until they notify and furnish information to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and specified waiting period requirements are satisfied. HP and the Company have filed the notification and report forms under the HSR Act with the Federal Trade Commission and the Antitrust Division on May 14, 2010, as a result of which the waiting period would be expected to expire by June 14, 2010, unless otherwise terminated or extended by the antitrust agencies.

The Company and HP have also made foreign antitrust filings pursuant to, in Germany, the Act against Restraints on Competition, filed on May 14, 2010; in Ireland, Part 3 of the Competition Act, filed on May 14, 2010; in Italy, the Competition and Fair Trading Act (Law No. 287 of 10 October 1990), filed on May 24, 2010; and in Brazil, the Competition Law (Law 8884), filed on May 17, 2010. The merger agreement provides that it is a condition to each party’s obligation to consummate the merger that any filings, consents, approvals and authorizations required under any foreign antitrust law will have been submitted and obtained, and any applicable waiting period thereunder will have expired or been terminated.

Approval of the merger is required from the German and Irish antitrust authorities prior to completion of the transaction. The German and Irish authorities each have one month from the date of filing to decide to clear the transaction, or to commence a further investigation. In accordance with Brazilian law, the regulatory review process is not required to be completed before the effective time of the merger. In Italy, approval of the merger need not be obtained before completion of the transaction.

While Palm has no reason to believe it will not be possible to obtain these regulatory approvals in a timely manner and without the imposition of burdensome conditions, there is no certainty that these approvals will be obtained within the period of time contemplated by the merger agreement or on conditions that would not be detrimental. For example, at any time before or after completion of the merger, the U.S. Federal Trade Commission or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of HP or Palm. Private parties may also bring actions under the antitrust laws under certain circumstances.

Under the merger agreement, both Palm and HP have each agreed to use reasonable best efforts to take or cause to be taken all actions to obtain all regulatory and governmental approvals necessary, proper or advisable to complete the merger. Notwithstanding that agreement, the merger agreement does not require Palm or HP to enter into any settlement or other agreement with any governmental authority in connection with the merger or to divest or take any other action with respect to any subsidiaries of Palm or HP or with respect to the businesses, assets or properties of affiliates of Palm or HP.

Voting Agreement

In connection with the transactions contemplated by the merger agreement, HP, Elevation and Palm (solely with respect to certain provisions of the voting agreement relating to Palm waivers and other matters in connections with the merger, as described below) entered into a voting agreement whereby Elevation agreed to vote all shares of Palm’s capital stock beneficially owned by it in favor of the merger and the other transactions contemplated by the merger agreement and against any proposal made in opposition to the merger, in each case, subject to the terms and conditions of the voting agreement. As of the record date, Elevation beneficially owned approximately 30% of the total outstanding shares of Palm’s common stock (including the Series B Preferred Stock and Series C Preferred Stock on an as-converted basis).

The following summarizes the material terms of the voting agreement. This summary is qualified in its entirety by reference to the form of voting agreement which is attached as Exhibit A to the merger agreement and is incorporated herein by reference. We encourage you to read the form of voting agreement in its entirety.

Pursuant to the voting agreement, Elevation has agreed to vote (i) in favor of the adoption and approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement, (ii) against the approval of any competing acquisition proposal, (iii) against any reorganization, recapitalization, liquidation or winding-up of Palm or any amalgamation, merger, sale of assets or other business combination between Palm and any other person or any other extraordinary transaction involving Palm (other than the merger), (iv) against any other action the consummation of which could reasonably be expected to impede, interfere with, frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the merger agreement and (v) against any change in Palm’s present capitalization or dividend policy and any amendment or other change to Palm’s certificate of incorporation or bylaws.

Elevation has agreed in the voting agreement not to sell, transfer, encumber or otherwise dispose of the shares or warrants subject to the voting agreement during the term of the voting agreement. In addition, Elevation has agreed not to grant any proxies or enter into a voting trust or other arrangement whereby the voting rights would be transferred. Elevation has also agreed in the voting agreement to be bound by a non-solicitation obligation substantially the same as the non-solicitation provisions of the merger agreement described below under “The Merger Agreement—No Solicitation; Changes in Recommendation.” Elevation has further agreed not to exercise any rights to demand appraisal of any of its shares in connection with the merger.

The voting agreement terminates upon the earlier of (i) the effectiveness of the merger and (ii) the termination of the merger agreement in accordance with its terms. The voting agreement may also be terminated by Elevation in the event of an amendment, modification or waiver of the merger agreement made without the written consent of Elevation if such amendment, modification or waiver creates any additional condition to the obligations of HP and merger sub to consummate the merger, changes the consideration payable in a manner adverse to Elevation or otherwise adversely affects Elevation in any material respect.

The voting agreement also provides for certain waivers and consents granted by Elevation to Palm in connection with their rights under the Series B Certificate and Series C Certificate, each of which forms part of our certificate of incorporation, and which are described above under “Certain Terms of the Company’s Series B Preferred Stock and Series C Preferred Stock.”

Palm has agreed in the voting agreement to waive a provision of the Amended and Restated Stockholders’ Agreement among Palm and Elevation dated as of January 9, 2009, in order to permit HP and Elevation to enter into the voting agreement, and has further agreed not to issue any new share certificates, record any vote, or permit any transfer on its books that would contravene Elevation’s obligations under the voting agreement.

Amendment to the Company’s Rights Agreement

On April 28, 2010, Palm and Computershare Trust Company, N.A. the “Rights Agent”) entered into Amendment No. 6 to the Preferred Stock Rights Agreement, dated as of September 25, 2000, between Palm and the Rights Agent (as successor to Equiserve Trust Company, N.A. and Fleet National Bank, as amended on November 12, 2004, June 1, 2007, October 24, 2007, December 22, 2008 and January 9, 2009. The amendment permits the execution of the merger agreement and the performance and consummation of the transactions contemplated by the merger agreement, including the merger, without triggering the provisions of the rights agreement.

Litigation Related to the Merger

Between April 29, 2010 and May 11, 2010, twelve substantially similar putative shareholder class action suits were filed by stockholders in the Superior Court of California in Santa Clara County (“Santa Clara Superior Court”) against Palm and our directors. Except where otherwise noted, the complaints also name HP, merger sub and Douglas C. Jeffries, Palm’s Senior Vice President and Chief Financial Officer (together “the Additional Defendants”). The cases are styled as Soyun Wong v. Palm, Inc., et al., Case No. 1-10-CV-170545, Philip Alexander v. Palm, Inc., et al., Case No. 1-10-CV-170694, Booth Family Trust v. Palm, Inc., et al., Case No. 1-10-CV-170549, Lionel A. Raymond v. Jonathan Rubinstein, et al., Case No. 1-10-CV-170591 (does not name Mr. Jeffries as a defendant), Michael D. DeMarco v. Palm Inc., et al., Case No. 1-10-CV-170688 (does not name the Additional Defendants), Keystone Trading Partners v. Palm, Inc., et al., Case No. 1-10-CV-170699, Ken Page v. Palm, Inc., et al., Case No. 1-10-CV-170704, IG Holdings v. Palm, Inc., et al., Case No. 1-10-CV-170750, Jerry Haas v. Palm, Inc., et al., Case No. 1-10-CV-170851 (does not name merger sub or Mr. Jeffries as defendants), Amit Jha v. Palm Inc., et al., Case No. 1-10-CV-170889 (does not name the Additional Defendants), Richard Hall v. Palm, Inc. et al., Case No. 1-10-CV-171264 (does not name Mr. Jeffries as a defendant) and Alexander Sarfaty v. Fred D. Anderson et al., Case No. 1:10-CV-171670 (does not name Mr. Jeffries as a defendant).

The complaints generally allege that Palm’s directors, and Mr. Jeffries in the complaints in which he is named as a defendant, breached their fiduciary duties by failing to maximize stockholder value in negotiating and approving the merger agreement. In the complaints where HP and merger sub are named as defendants, such complaints also generally allege that Palm, HP and merger sub aided and abetted these alleged breaches of fiduciary duties. The complaints seek class certification, certain forms of injunctive relief, including enjoining the proposed acquisition of Palm by HP, and unspecified damages.

On or about May 4, 2010, plaintiffs in the DeMarco and Jha actions filed a motion to consolidate all related cases into the Wong action. On or about May 14, 2010, plaintiff in the Wong action filed a similar motion. Those motions are scheduled to be heard in June.

On May 5, 2010, a putative shareholder class action suit styled Steve Ubaney v. Jonathan Rubinstein, et al., Case No. 5459, was filed in the Delaware Court of Chancery (“Delaware Chancery Court”) against our directors. The complaint generally alleges that the individual defendants breached their fiduciary duty by failing to maximize stockholder value in negotiating and approving the merger agreement, including allegations that Palm intends to pay the holders of Series B Preferred Stock a “liquidation preference” for their shares to which they are not entitled. The complaint seeks certification and, along with other relief, to enjoin the proposed acquisition, and unspecified damages.

On or about May 10, 2010, the plaintiff in the Ubaney action filed motions seeking to expedite the discovery process and to obtain a preliminary injunction that would prevent our directors from taking any action to consummate the proposed acquisition. On May 14, 2010, the Delaware Chancery Court advised the parties that the Ubaney litigation appeared to be “readily amenable to expedition” and indicated that the court expected that counsel would be able to agree to an expedited schedule. After further discussion between counsel and the Delaware Chancery Court, a preliminary injunction hearing was scheduled in the Ubaney action for June 18, 2010 at 10:00 am EDT. The parties also agreed on a schedule for conducting discovery and briefing the motion on an expedited basis. Discovery in connection with the Ubaney action is now ongoing.

On or about May 18, 2010, plaintiffs in the DeMarco and Jha actions pending in Santa Clara Superior Court filed an application seeking expedited discovery and setting an expedited schedule for an anticipated motion for a preliminary injunction (the “Santa Clara Expedited Discovery Motion”). On May 19, 2010, plaintiffs in the Wong, Alexander, Keystone Trading Partners, Page and IG Holdings actions filed a putative notice of joinder in that application. On May 20, 2010, we filed opposition papers arguing that no expedited discovery should take place and that the actions should be stayed, including because of the more advanced posture of the Ubaney action and the similarity of the claims asserted in each of the various cases. Also on May 20, 2010, the Santa Clara Superior Court heard argument on the Santa Clara Expedited Discovery Motion. The court did not grant or deny the motion and indicated that it would not do so until at least May 28, 2010, at which time it would also hear a motion from the defendants to stay the cases in deference to the Delaware Chancery Court proceeding in Ubaney. At the May 20 hearing, the court refused a request from the plaintiffs that expedited discovery take place on an interim basis in advance of May 28.

Palm and the other defendants have not yet responded to the complaints in any of the foregoing actions. We intend to defend the claims raised in these lawsuits.

THE MERGER AGREEMENT

The following discussion sets forth the principal terms of the Agreement and Plan of Merger, which is referred to as the merger agreement, a copy of which is attached as Annex A to this Proxy Statement and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this discussion, which is summary by nature. This discussion is not complete and is qualified in its entirety by reference to the complete text of the merger agreement. Palm urges you to read the merger agreement carefully in its entirety, as well as this proxy statement, before making any decisions regarding the merger.

The Merger

Subject to the terms and conditions of the merger agreement and in accordance with the DGCL, merger sub, a Delaware corporation and a wholly-owned subsidiary of HP, will merge with and into Palm, and Palm will survive the merger as a wholly-owned subsidiary of HP.

Closing and Effective Time of the Merger

The closing of the merger will occur as soon as possible, but no later than five business days after the date the conditions to its completion have been satisfied or waived, unless otherwise agreed to by Palm and HP. The merger will become effective at such time (the “effective time”) as the parties file a certificate of merger with the Delaware Secretary of State (or at such later time as may be specified in the merger certificate).

Consideration to be Received in the Merger

Common Stock. At the effective time of the merger, each outstanding share of common stock (other than treasury stock, shares of common stock owned by HP and dissenting shares) will be converted into the right to receive $5.70 in cash, without interest and less applicable withholding tax (the “per share common stock consideration”). For example, if you currently own 100 shares of common stock, you will be entitled to receive $570 or (100 x $5.70) in cash. As a result of this conversion, after the merger is completed, our common stockholders will have only the right to receive this consideration, and will no longer have any rights as common stockholders, including voting or other rights. Shares of common stock held as treasury stock or owned by HP will be canceled at the effective time of the merger.

Series B Preferred Stock. Each share of the Series B Preferred Stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive $1,010.00 in cash, without interest and less applicable withholding tax. For example, if you currently own 100 shares of Series B Preferred Stock, you will be entitled to receive $101,000 or (100 x $1,010) in cash. The per share consideration for our Series B Preferred Stock represents 101% of the $1,000.00 regular liquidation preference of each share of Series B Preferred Stock, pursuant to the terms of the Series B Certificate. See the section above entitled “Certain Terms of the Company’s Series B Preferred Stock and Series C Preferred Stock”.

Series C Preferred Stock. Each share of the Series C Preferred Stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive $1,753.85 in cash, without interest and less applicable withholding tax. For example, if you currently own 100 shares of Series C Preferred Stock, you will be entitled to receive $175,385 or (100 x $1,753.85) in cash. The per share consideration for our Series C Preferred Stock represents the common-stock-equivalent consideration for each share of Series C Preferred Stock. See the section above entitled “Certain Terms of the Company’s Series B Preferred Stock and Series C Preferred Stock”.

Warrants. Each warrant outstanding immediately prior to the effective time of the merger will be converted into the right to receive $2.45 in cash, without interest and less applicable withholding tax, which is the difference between $5.70 and the strike price with respect to such warrants of $3.25 per share. For example, if you currently own 100 warrants, you will be entitled to receive $245 or (100 x $2.45) in cash.

Dissenting Shares. A holder of common stock, Series B Preferred Stock or Series C Preferred Stock may exercise appraisal rights available under Section 262 of the DGCL, which is included with this proxy statement as Annex D. The shares of stock held by holders who have properly exercised appraisal rights will not be converted into the right to receive the consideration discussed above, but will instead be entitled to such rights as are granted by Section 262 of the DGCL.

Procedure for Receiving Merger Consideration

HP will appoint an exchange agent for the payment of the applicable merger consideration in exchange for shares of common stock, Series B Preferred Stock and Series C Preferred Stock and for the warrants. As soon as reasonably practicable after the effective time of the merger in the case of common stock and at least five business days prior to the effective time in the case of the Series B Preferred Stock or Series C Preferred Stock, the exchange agent will mail to each holder of record of common stock, Series B Preferred Stock and Series C Preferred Stock a letter of transmittal and instructions for effecting the surrender of stock certificates or book entry shares in exchange for the payment of the consideration described above to be made to the holder of such certificates or book entry shares. Upon surrender or transfer of shares to the exchange agent, together with a properly completed letter of transmittal and such other evidence as the exchange agent may reasonably require, the holder of such shares will be entitled to receive the applicable consideration for each share of common stock, Series B Preferred Stock or Series C Preferred Stock, as applicable.

Additionally, HP will cause the exchange agent to pay the per share warrant consideration to each holder of warrants according to joint written instructions provided by Palm and the holder of warrants to the exchange agent. The exchange agent, the surviving corporation and HP are entitled to deduct and withhold any applicable taxes from any merger consideration that would otherwise be payable.

After the effective time, each certificate that previously represented shares of common stock, Series B Preferred Stock or Series C Preferred Stock, and each warrant, will be canceled and, subject to compliance with the procedures described above, exchanged for the applicable merger consideration as described above under “The Merger Agreement—Consideration to be Received in the Merger.”

Palm and HP are not liable to holders of common stock, Series B Preferred Stock, Series C Preferred Stock or warrants for any amount delivered to a public official under applicable abandoned property, escheat or similar laws.

Stockholders should not return their stock certificates with the enclosed proxy card and should not forward stock certificates to the exchange agent without a letter of transmittal.

Treatment of Options, Restricted Stock Units, Restricted Stock and Other Equity Awards

Treatment of outstanding stock options, restricted stock units and restricted stock awards (collectively, “equity awards”) granted by Palm will depend on whether the equity award is vested or unvested at the effective time of the merger and, with respect to stock options, whether the per share exercise price is below the per share common stock consideration.

Cash-out of Vested Equity Awards. At the effective time of the merger, each outstanding Palm equity award that is vested and, with respect to stock options, has an exercise price less than $5.70 per share will be canceled in exchange for payment of cash, without interest and less applicable withholding tax, equal to the product of (x) 5.70 less, with respect to stock options, the per share exercise price multiplied by (y) the total number of shares subject to such vested equity award. For example, if immediately prior to the effective time you hold an outstanding and vested employee stock option representing the right to purchase 100 shares of Palm common stock with an exercise price of $4.50 per share, you will be entitled to receive $120 (($5.70—$4.50) x 100), less applicable tax withholding.

Cancelation of Underwater Stock Options. At the effective time of the merger, each outstanding Palm stock option (whether vested or unvested) with a per share exercise price of $5.70 or higher (i.e., “underwater” stock options) will be canceled without any cash payment being made in respect thereof.

Assumption of Other Unvested Equity Awards. At the effective time of the merger, each unvested stock option that has an exercise price less than $5.70 per share, as well as each unvested restricted stock unit or restricted stock award (“equity awards”) will cease to represent a right to acquire common stock of Palm and will be automatically converted into an option, restricted stock unit or restricted stock award, respectively, denominated in shares of HP common stock. The number of shares of HP common stock underlying each converted equity award will be equal to the number of shares of common stock underlying the equity award immediately prior to the effective time multiplied by the award exchange ratio (determined by dividing $5.70 by the average New York Stock Exchange closing price per share of HP common stock during the five trading days immediately preceding the closing date), rounded down to the nearest whole share. The per share exercise price applicable to each converted stock option will be equal to the quotient of such equity award’s former exercise or purchase price with respect to common stock divided by the above-mentioned award exchange ratio, rounded up to the nearest cent. The duration and other terms of each converted equity award will be substantially identical to those of the related Palm equity award.

As an example, assume that the average New York Stock Exchange closing price per share of HP common stock during the five trading days immediately preceding the closing date is $51.81. In that case, the exchange ratio would be $5.70 / $51.81, or 0.11. If an employee holds an unvested Palm stock option for 100 shares with an exercise price of $4.50 per share immediately before closing, the economic terms of the converted HP option will be calculated as follows:

Number of shares = (100 shares) x (exchange ratio) or (100 x 0.11) = 11

Exercise price = (exercise price)/(exchange ratio) or ($4.50 / 0.11) = $40.91

That is, immediately following the closing, the employee would have an option to purchase 11 shares of HP common stock with an exercise price of $40.91 per share, with a substantially identical vesting schedule as applied to the Palm stock option. Note that the actual conversion ratio may be different than as used in this example, depending on the actual HP stock price during the five trading days immediately preceding the closing date.

The rounding down of the number of shares underlying each converted option and the rounding up of the per-share exercise price applicable to each converted option are intended to avoid adverse tax consequences to the holders of Palm stock options.

Employee Stock Purchase Plan. Palm will establish a new exercise date with respect to the offering periods under each of Palm’s employee stock purchase plans at least ten business days prior to the effective time, with respect to then-accrued rights to purchase the common stock under each plan. Each such right will be exercised on such date for the purchase of Palm common stock in accordance with the applicable plan. Palm’s employee stock purchase plans will be terminated as of the new exercise date.

Representations and Warranties

The merger agreement contains representations and warranties made by Palm to HP and representations and warranties made by HP to Palm. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. The assertions embodied in Palm’s representations and warranties are qualified by information contained in a confidential disclosure schedule that Palm provided to HP in connection with the merger agreement. Accordingly, Palm stockholders should not rely on representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the merger agreement and are modified in important part by the disclosure schedule. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be reflected in Palm’s public disclosures. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information. This description of the representations and warranties is included to provide Palm’s stockholders with information regarding the terms of the merger agreement. The representations and warranties in the merger agreement and the description of them in this proxy statement should be read in conjunction with the other information contained in the reports, statements and filings Palm publicly files with the SEC. See the section entitled “Where You Can Find More Information.”

In the merger agreement, Palm and HP made a number of representations and warranties to each other. The parties’ reciprocal representations and warranties relate to, among other things:

•	due incorporation, valid existence and good standing, and corporate authorization and power to enter into the merger agreement and consummate the transactions contemplated thereby;

•	required regulatory filings, consent and approval of governmental entities in connection with the merger agreement and the merger;

•	the absence of any violation of or conflict with such party’s organizational documents or applicable laws as a result of entering into the merger agreement and consummating the merger;

•	the proxy statement to be filed with the SEC under the 1934 Act and the accuracy of information contained in such document as provided by such party; and

•	the absence of undisclosed finders’ fees.

In addition to the foregoing, the merger agreement contains representations and warranties made by Palm to HP, including regarding:

•	the Stockholder Approvals required to consummate the merger;

•	Palm’s capitalization and capital structure;

•	the good standing and corporate power and authority of Palm’s subsidiaries;

•

documents filed by Palm with the SEC since May 30, 2008, the accuracy of information contained in those documents and Palm’s compliance with provisions of the Sarbanes-Oxley Act and the listing rules of the Nasdaq;

•	financial statements and indebtedness;

•	the absence of certain changes or events, and the absence of a material adverse effect on Palm, in each case since May 29, 2009;

•	the absence of undisclosed material liabilities;

•	compliance with applicable legal requirements and possession of permits;

•	litigation and legal proceedings;

•	properties and assets;

•

intellectual property, including, among other things, Palm’s rights under patents, trademarks, copyrights, Palm’s use of and licenses for open source materials and its safeguarding of material trade secrets and confidential customer information;

•	filing of tax returns, payment of taxes and other tax matters;

•	employee benefit plans;

•	environmental matters;

•	certain material contracts;

•	receipt by Palm of fairness opinions from Goldman Sachs and Qatalyst Partners;

•	the inapplicability of certain state takeover statutes and Palm’s Preferred Stock Rights Agreement to the merger;

•	related party transactions; and

•	Palm’s relationships with distributors of its products, including wireless carriers.

In addition, the merger agreement contains representations and warranties made by HP to Palm including regarding the availability of sufficient funds to consummate the transactions contemplated by the merger agreement, among other things.

Conduct of Business Pending the Merger

Except as set forth in the merger agreement or as required by applicable law or governmental authority, from the date of the merger agreement until the earlier of the effective time or the termination of the merger agreement, Palm has agreed to, and to cause each of its subsidiaries to, conduct its business in the ordinary course and use its commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees.

In addition, Palm may not, among other things and subject to certain exceptions, without HP’s consent:

•	amend its articles of incorporation, bylaws or other similar organizational documents;

•	split, combine or reclassify any shares of its capital stock;

•	declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

•	redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Palm securities or any securities of Palm’s subsidiaries;

•

issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Palm securities or any securities of Palm’s subsidiaries, subject to certain exceptions including (i) shares of Palm common stock granted as part of compensatory awards in accordance with the terms of such awards on the date of the merger agreement, (ii) certain compensatory awards granted after the date of the merger agreement in connection with Palm’s hiring and retention efforts, (iii) shares of common stock issuable upon conversion of Series B Preferred Stock, Series C Preferred Stock or warrants, and (iv) securities of Palm’s subsidiaries issued to Palm or another one of its subsidiaries;

•	amend any term of any security of Palm or its subsidiaries;

•	acquire any material amount of assets, other than pursuant to existing contracts or commitments or in the ordinary course of business;

•	sell, lease or otherwise transfer any of its material assets, other than pursuant to existing contracts or commitments or in the ordinary course of business;

•

make any material loans, advances, capital contributions or investments, other than in the ordinary course of business or as between Palm and its subsidiaries (except in connection with acquisitions permitted by the interim operating covenants);

•

incur any indebtedness for borrowed money or guarantees thereof, other than in the ordinary course of business or between Palm and any of its wholly-owned subsidiaries or between any of such wholly-owned subsidiaries;

•

except in the ordinary course of business, as required by law or as permitted under certain employee programs, (i) enter into any employment agreement (other than an at-will offer letter), deferred compensation agreement or other similar agreement (or materially amend any such existing agreement), except in connection with any new hires of officers in replacement of existing officer-level positions, (ii) increase benefits payable under any existing severance, change of control or termination pay policies, (iii) establish, adopt or materially amend any collective bargaining, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement, or (iv) increase compensation payable, in the aggregate, to non-executive employees;

•	increase compensation payable to any executive officer;

•

change Palm’s methods of accounting, except as required by concurrent changes in generally accepted accounting principles or in Regulation S-X of the Securities Exchange Act of 1934, as amended, that are agreed to by Palm’s independent public accountants;

•

settle, or offer or propose to settle (i) any material litigation, proceeding or other claim involving or against Palm or any of its subsidiaries, (ii) any stockholder litigation or dispute against Palm or any of its officers or directors or (iii) any litigation, proceeding or dispute that relates to the transactions contemplated by the merger agreement;

•

make or change any material tax election, change any material annual tax accounting period, adopt or materially change any material method of tax accounting, enter into any closing agreement or similar agreement, or settle any material tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any material audit, claim or assessment in respect of taxes or amend any material tax return; or

•	agree, resolve or commit to do any of the foregoing.

Reasonable Efforts; Other Agreements

Reasonable Best Efforts. HP and Palm have each agreed to use their reasonable best efforts to take all actions necessary or advisable to consummate the merger as quickly as practicable, including efforts needed to obtain all necessary regulatory and governmental approvals.

Notwithstanding the parties’ “reasonable best efforts” obligation, with respect to governmental matters, the merger agreement does not require HP or permit Palm, without HP’s prior written consent, (i) to enter into any settlement, undertaking, consent decree, stipulation or agreement with any governmental authority in connection with the merger or the transactions contemplated thereby, or (ii) to divest or otherwise hold separate or take any other action with respect to any of the surviving corporations’ subsidiaries or their respective affiliates’ businesses, assets, or properties.

Proxy Statement; Stockholders’ Meeting. Palm has agreed to prepare and file with the SEC this proxy statement, to use reasonable best efforts to resolve any SEC comments relating to this proxy statement and to cause this proxy statement to be mailed to its stockholders as promptly as practicable after the proxy statement is cleared by the SEC. The merger agreement also provides that Palm will hold the stockholders’ special meeting as promptly as reasonably practicable after such SEC clearance and will include in this proxy statement its Board’s recommendation that its stockholders vote in favor of the approval of the merger agreement and the principal terms of the merger, provided that Palm will not be prohibited from accurate disclosure in the proxy statement of factual information regarding an acquisition proposal, its material terms, and the identity of the party making such proposal.

Repayment of Indebtedness. Palm has agreed, at or immediately prior to the effective time, to deliver to HP copies of a payoff letter from the administrative agent under our credit agreement, and to make arrangements for the release of all liens and other security over its properties and assets under our credit agreement, together with the return of any collateral in the possession of the administrative agent. HP has agreed to arrange for delivery to the administrative agent funds sufficient to satisfy all obligations of Palm and each of its subsidiaries under our credit agreement.

Other Agreements. The merger agreement contains certain other agreements, including agreements relating to notifications of certain events, public announcements and confidentiality.

Financing

The merger agreement does not contain any financing-related closing condition and HP has represented that it will have sufficient funds at closing to fund the payment of the merger consideration.

Conditions to Completion of the Merger

The obligations of Palm, HP and merger sub to consummate the merger are subject to the satisfaction or waiver of various conditions on or prior to the effective time, including the following:

•	obtaining the General Stockholder Approval and the Non-Elevation Stockholder Approval;

•	the absence of any law in effect which prohibits the merger;

•	the absence of any injunctions or legal prohibitions preventing the consummation of the merger;

•

the expiration or termination of the waiting period under U.S. antitrust laws; the filing and obtaining of consents and approvals with respect to any other competition laws required to consummate the merger, including the receipt of any consents or approvals required under the competition laws of Germany, Ireland, Italy (non-suspensory) or Brazil (non-suspensory) or the expiration or termination of the waiting periods; and

•	the receipt of any other governmental approvals necessary for the consummation of the merger.

HP’s and merger sub’s obligations to consummate the merger are subject to the satisfaction or waiver of additional conditions, which include the following:

•	Palm’s performance in all material respects of its obligations under the merger agreement;

•

the accuracy of Palm’s representations and warranties in the merger agreement, except where the inaccuracy has not had and would not reasonably be expected to have a material adverse effect on Palm; provided, that in the case of Palm’s representations and warranties relating to corporate authorization, capitalization, subsidiaries, finders’ fees, and antitakeover matters, such representations and warranties must be true in all material respects; provided further, that solely for the purpose of Palm’s representations regarding the absence of certain changes and the absence of a material adverse effect since May 29, 2009, whether a material adverse effect has occurred will be determined in the context of the current trends and expectations regarding the Company’s financial condition, business, results of operation and cash flows as reflected in the Base Case Projections (as defined in the section entitled “Financial Projections”);

•

the absence of any pending action by a governmental authority which challenges, materially delays, prohibits the consummation of the merger or seeks to prohibit HP or merger sub’s ability to effectively exercise full rights of ownership of the capital stock of Palm or seeks to compel HP or Palm to, except as required by the merger agreement, enter into any settlement or other agreement with any governmental authority in connection with the merger or to divest or take any other action with respect to any subsidiaries of Palm or HP or with respect to the businesses, assets or properties of affiliates of Palm or HP; and

•	the delivery to HP of an officers’ certificate from Palm confirming that the conditions described in the immediately preceding three bullets have been satisfied.

Palm’s obligations to complete the merger are subject to the satisfaction or waiver of additional conditions, which include the following:

•	HP and merger sub’s performance in all material respects of their obligations under the merger agreement;

•

the accuracy of HP and merger sub’s representations and warranties in the merger agreement, except where the inaccuracy has not had and would not reasonably be expected to have a material adverse effect on HP; and

•	the delivery to Palm of an officers’ certificate from HP confirming that the conditions described in the immediately preceding two bullets have been satisfied.

The merger agreement provides that certain of the conditions described above may be waived. Neither HP nor Palm currently expects to waive any material condition to the completion of the merger.

A “material adverse effect” is defined with respect to each party as any effect, change, condition, occurrence, development, event or series of events or circumstances that, individually or in the aggregate with other effects, changes, conditions, occurrences, developments, events or circumstances, (i) has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets (including intangible assets), operations or results of operations of such party and its subsidiaries, taken as a whole, or (ii) materially impairs the ability of such party to consummate, or prevents, the merger or any of the other transactions contemplated by the merger agreement or would reasonably be expected to do so.

The definition of material adverse effect in clause (i) excludes any effects resulting from or arising out of the following:

•	changes in generally accepted accounting principles or changes in the regulatory accounting requirements applicable to any industry in which a party and its subsidiaries operate;

•	changes in the financial or securities markets or general economic or political conditions in the United States or countries in which a party and its subsidiaries have material operations or sales;

•	changes (including changes of applicable laws) or conditions generally affecting the industry in which a party and its subsidiaries operate;

•	acts of war, sabotage or terrorism or natural disasters involving the United States;

•

subject to exceptions for certain representations, the announcement, pendency or consummation of the transactions contemplated by the merger agreement (including any loss of, or adverse change in, the relationship of a party or any of its subsidiaries with its employees, customers, distributors, partners or suppliers);

•

changes in the market price or trading volume of the shares of common stock in and of itself (it being understood and agreed that this will not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such change constitutes or contributes to a material adverse effect);

•

any failure by a party or any of its subsidiaries, in and of itself, to meet any internal or published projections, forecasts or predictions of revenues, earnings or cash flows for any period (it being understood and agreed that any actual reduction in revenues, earnings or cash flows and the facts and circumstances that may have given rise or contributed to any such failure that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect);

•	any action taken (or omitted to be taken) by Palm at the request of HP or merger sub, or by HP or merger sub at the request of Palm; or

•	any action taken by a party or any of its subsidiaries that is required pursuant to the merger agreement.

The exclusions described in the first four bullet points above require that the relevant changes, conditions, occurrences, developments, events or circumstances do not have a disproportionate effect on the party and its respective subsidiaries taken as a whole relative to the other participants in the industry or geographic market in which such party and its respective subsidiaries conduct their respective businesses.

No Solicitation; Changes in Recommendations

In the merger agreement, Palm has agreed that the Board will recommend that Palm’s stockholders adopt and approve the merger agreement, and that neither Palm nor its subsidiaries will, nor will it authorize or permit any of its representatives to, directly or indirectly:

•

solicit, initiate or take any action to knowingly facilitate or encourage the submission of any “acquisition proposal,” as described below, or any inquiry or the making of any proposal that could reasonably be expected to lead to, the submission of any acquisition proposal;

•

enter into or participate in any discussions or negotiations with, furnish any information relating to Palm or any of its subsidiaries or afford access to the business, properties, assets, books or records of Palm or any of its subsidiaries to, or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that has made, or to Palm’s knowledge (as defined in the merger agreement), is seeking to make, an acquisition proposal;

•	fail to make, withdraw, modify or qualify in any manner adverse to HP the recommendation of the Board;

•	approve, adopt or recommend, or publicly propose to approve, adopt or recommend an acquisition proposal or announce that an acquisition proposal constitutes a “superior proposal”, as described below;

•

agree to or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract providing for, or in connection with, any acquisition proposal; or

•	grant any waiver or release under any standstill or similar agreement to which Palm is a party to any person.

However, at any time prior to obtaining the Stockholder Approvals, Palm and its Board may, to the extent required by the Board’s fiduciary duties:

•

in response to a written acquisition proposal that the Board, as determined in good faith after consultation with outside legal and financial advisors, reasonably believes may lead to a superior proposal and that did not result from a breach of the relevant provisions of the merger agreement, (i) engage in negotiations or discussion with such third party and its representatives and financing sources and (ii) furnish information relating to Palm to the person making such proposal, its representatives or financing sources, pursuant to a confidentiality agreement with terms no less favorable to Palm than Palm’s confidentiality agreement with HP;

•

withdraw or modify its recommendation that Palm’s stockholders vote to adopt and approve the merger agreement following receipt of an unsolicited acquisition proposal that Palm determines in good faith, after consultation with outside legal and financial advisors, constitutes a superior proposal and that did not result from a breach of the relevant provisions of the merger agreement; or

•	subject to compliance with the applicable terms of the merger agreement, terminate the merger agreement and enter into a definitive agreement with respect to the superior proposal.

The term “acquisition proposal” means any offer, proposal, inquiry or indication of interest relating to (i) any acquisition, purchase, exclusive license or lease, direct or indirect, of 15% or more of the consolidated assets of Palm and its subsidiaries or 15% or more of any class of any “equity interest” (defined as a share, capital stock, partnership, member or similar interest in any entity, or any option, warrant, right or security convertible, exchangeable or exercisable into such interest) or voting securities of Palm or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of Palm, (ii) a transaction or series of transactions pursuant to which any third party acquires or seeks to acquire, directly or indirectly, beneficial ownership of 15% or more of any class of equity interest or voting securities of Palm or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of Palm, whether from Palm (or such subsidiary) or pursuant to any tender offer (including a self-tender offer) or exchange offer or otherwise, (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other extraordinary transaction involving Palm or any of its subsidiaries, or (iv) a transaction or series of transactions which is similar in form, substance or purpose to any of the foregoing transactions or any combination of the foregoing.

The term “superior proposal” means a bona fide, unsolicited written acquisition proposal made by a third party for at least a majority of the outstanding shares of capital stock of Palm or all or substantially all of the consolidated assets of Palm and its subsidiaries on terms that the Board determines in good faith by a majority vote of the entire Board and after consultation with and considering the advice of outside legal counsel and a financial advisor of nationally recognized reputation, taking into account, among other things, all legal, financial, regulatory, timing and other aspects of such acquisition proposal and the person making such acquisition proposal (including any break-up fees, expense reimbursement provisions, conditions to consummation (including any conditions relating to financing or regulatory approvals)), is more favorable to the holders of common stock than the transactions contemplated by the merger agreement (taking into account any proposals made by HP to amend the terms of the merger agreement).

The merger agreement also provides that Palm may not take any of the above actions unless it has delivered to HP prior written notice advising it that it intends to take such action, and, if the action is related to an acquisition proposal, Palm will continue to advise HP on a reasonably current basis on the status and terms of any discussions and negotiations with the third party. In addition, Palm must promptly notify HP (no later than 24 hours after the fact) of any acquisition proposal received by Palm, including the material terms and conditions of such acquisition proposal and the identity of the person making the acquisition proposal. Palm must also notify HP promptly (in no event later than 24 hours) after receipt by Palm of any initial request for non-public information relating to Palm by any third party that may be considering making or has made an acquisition proposal. Palm must keep HP informed of the status of any such acquisition proposal and will promptly (but in no event later than 24 hours after receipt) provide to HP copies of all correspondence and written materials sent to Palm or its subsidiaries by the third party that describe the terms or conditions of the acquisition proposal and notify HP after it becomes aware of any material breach to the above obligations.

Termination of the Merger Agreement

The merger agreement may be terminated, and the merger may be abandoned at any time prior to its completion:

•	by mutual written consent of HP and Palm;

•	by either HP or Palm, if:

•	the merger has not been completed by September 30, 2010; except that this right is not available to any party whose breach of the merger agreement results in the failure to complete the merger by this date; and provided that this date shall be extended to December 31, 2010 if any required antitrust, governmental or regulatory approvals have not been received but all other conditions to the closing of the merger have been satisfied or waived;

•

there is a legal prohibition in effect that makes completion of the merger illegal or otherwise prohibited or that permanently enjoins Palm or HP from completing the merger; provided that such legal prohibition will have become final and nonappealable; and provided further that the party seeking to terminate the merger agreement is not in material breach of its obligation to use reasonable best efforts to complete the merger; or

•

the General Stockholder Approval and the Non-Elevation Stockholder Approval are not obtained at the special meeting or any postponement or adjournment thereof; provided that the failure to obtain the Stockholder Approvals was not caused by or related to Palm’s material breach of the merger agreement.

•	by HP, if:

•

Palm’s Board (i) fails to make, withdraws, modifies or qualifies in any manner adverse to HP its recommendation that stockholders adopt and approve the merger agreement or (ii) approves, adopts or recommends, or publicly proposes to approve, adopt or recommend an alternative acquisition proposal or announces that an acquisition proposal is a superior proposal (the occurrence of either (i) or (ii) being an “adverse recommendation change”);

•	Palm’s Board fails to reaffirm its recommendation within ten business days after a written request to do so by HP;

•	Palm’s Board notifies HP that it intends to make an adverse recommendation change;

•

Palm materially breaches any of its representations or warranties or fails to materially perform any covenant or obligation in the merger agreement, and such breach cannot be cured by September 30, 2010 or, if curable sooner, is not cured within 30 days of receipt of written notice of breach; provided that, at the time of delivery of such notice, HP or merger sub is not in material breach of its obligations under the merger agreement; or

•	Palm materially breaches its covenant not to solicit alternative acquisition proposals or its covenant to call a special meeting of its stockholders.

•	by Palm:

•	to accept a superior proposal from a third party to acquire Palm, if Palm provides HP a two business day matching period and pays the applicable termination fee (as described below); or

•

if HP materially breaches any of its representations or warranties or fails to materially perform any covenant or obligation contained in the merger agreement, and such breach cannot be cured by September 30, 2010 or, if curable sooner, is not cured within 30 days of receipt of written notice of breach; provided that, at the time of delivery of such notice, Palm is not in material breach of its obligations under the merger agreement.

Termination Fees and Expenses

Palm is required to pay HP a $33.0 million termination fee if the merger agreement is terminated:

•

by HP, if the Board makes, or notifies HP that it intends to make, an adverse recommendation change or fails to reaffirm its recommendation that the stockholders adopt and approve the merger agreement within ten business days after a written request to do so by HP;

•	by HP, if Palm materially breaches its covenant not to solicit alternative acquisition proposals or its covenant to call a special meeting of its stockholders;

•	by Palm, if the Board authorizes Palm to accept a superior proposal and Palm provides HP a two business day matching period;

•

by either Palm or HP, following the public announcement or communication to the Board or stockholders of an alternative acquisition proposal (for this purpose, treating references to “15%” in the definition of alternative acquisition proposal as “50%”), if (i) such termination results from failure to complete the merger by September 30, 2010 or December 31, 2010, as applicable, and (ii) within 12 months after such termination, Palm consummates an alternative acquisition;

•

by either Palm or HP, following the public announcement of an alternative acquisition proposal (for this purpose, treating references to “15%” in the definition of alternative acquisition proposal as “50%”), if (i) such termination results from failure to obtain the Stockholder Approvals and (ii) within 12 months after such termination, Palm consummates an alternative acquisition; or

•

by HP, following the public announcement or communication to the Board or stockholders of an alternative acquisition proposal (for this purpose, treating references to “15%” in the definition of alternative acquisition proposal as “50%”), if (i) such termination results from Palm’s material breach of any representation or warranty or failure to materially perform any covenant or agreement and such breach cannot be cured by September 30, 2010 or, if curable sooner, is not cured within 30 days of receipt of written notice of such breach and (ii) within 12 months after such termination, Palm consummates an alternative acquisition.

In addition to the termination fee, Palm has agreed to reimburse up to $5.0 million of HP’s reasonable out-of-pocket expenses if the merger agreement is terminated by Palm or HP as a result of the failure to obtain the Stockholder Approvals following the public announcement of an acquisition proposal.

Except as described above, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement other than those incurred in connection with the filing, printing and mailing of this proxy statement will be paid by the party incurring those costs or expenses. Palm has agreed to bear expenses incurred in connection with filing, printing and mailing this proxy statement.

Effect of Termination

If the merger agreement is terminated as described in “The Merger Agreement—Termination of the Merger Agreement” above, the merger agreement will be void, and there will be no liability or obligation of any party except that:

•	each party will remain liable for any fraud or willful and material breach of its representations, warranties, covenants, or agreements in the merger agreement, and

•

certain provisions of the merger agreement, including the provisions relating to the allocation of fees and expenses (including, if applicable, the termination fees described above) and the confidentiality agreement dated March 8, 2010 between Palm and HP will survive termination.

Employee Matters

The merger agreement provides that the surviving corporation will assume and honor certain management retention agreements, employee bonus plans and other retention plans and agreements identified in the merger agreement. Additionally, for a period of one year after the effective time, HP will provide the following to those employees of Palm and its subsidiaries who are employed immediately prior to the effective time (the “covered employees”) who remain employed by HP for the one-year period after the effective time, (i) base pay and benefits (excluding equity-based compensation) substantially comparable in the aggregate to the employee benefits and base salary provided to such employees upon signing of the merger agreement or (ii) base pay and benefits (excluding equity-based compensation) substantially comparable in the aggregate to those provided to similarly situated employees of HP and its subsidiaries. The merger agreement also provides that HP will provide all covered employees with service credit for vacation accruals, and for eligibility, participation and vesting in any 401(k) plan of HP or its subsidiaries for all periods of continuous employment with Palm and its subsidiaries prior to the effective time and with HP, the surviving corporation and any of their subsidiaries or affiliates at and after the effective time. In addition, to the extent permitted by HP’s applicable employee benefit plan, HP will waive any pre-existing condition, waiting period or required physical examination under any welfare benefit plan that it maintains, except to the extent that such pre-existing condition, waiting period or required physical examination would have been applicable under a comparable Palm plan immediately prior to the effective time. HP also covenants to honor the severance plans maintained by Palm or its subsidiaries for a period of one year after the effective time of the merger. Finally, unused vacation days accrued by continuing employees will carry over to HP or the surviving corporation to the extent administratively practicable and, where HP deems that honoring such accrued and unused vacation days is not administratively practicable, Palm will pay each continuing employee for such days in cash.

Indemnification and Insurance

The merger agreement provides that for a period of six years after the effective time of the merger and to the fullest extent permitted by law, HP will cause the surviving corporation to indemnify, and provide advancement of expenses to, the current or former officers and directors of Palm and any person who becomes a director or officer of Palm prior to the effective time, with respect to acts or omissions occurring at or prior to the effective time, provided that any person to whom expenses are advanced will provide an undertaking to repay any advances made to the extent required by law. HP has also agreed under the merger agreement to honor and fulfill, or cause the surviving corporation to honor and fulfill, any indemnification agreements between Palm and the current or former officers and directors of Palm and certain other employees. The merger agreement further provides that, prior to the effective time of the merger, Palm may purchase a six-year “tail” officers’ and directors’ liability insurance policy on terms and conditions no less favorable than Palm’s existing directors’ and officers’ liability insurance. If Palm cannot purchase this “tail” policy for an aggregate premium of 250% or less of the annual premium paid by Palm for such existing insurance, Palm may purchase as much insurance coverage as can be obtained within the 250% cap. The surviving corporation will pay all expenses, including reasonable fees and expenses of counsel, that an indemnified person may incur in enforcing the indemnity and other obligations described above, and the merger agreement provides that the foregoing rights of each indemnified person will survive the effective time of the merger and are enforceable by each indemnified person.

Amendment; Extension and Waiver

Any provision of the merger agreement may be amended or waived prior to the effective time if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware.

MARKET PRICE OF THE COMPANY’S COMMON STOCK

Palm’s common stock is listed on the Nasdaq under the trading symbol “PALM.” The following table shows the high and low closing sale prices of the common stock as reported on the Nasdaq for each quarterly period since the beginning of Palm’s 2008 fiscal year:

	High	Low
2008 Fiscal Year
Quarter ended August 31, 2007	$18.08	$13.86
Quarter ended November 30, 2007	$19.18	$6.51
Quarter ended February 29, 2008	$6.89	$4.49
Quarter ended May 30, 2008	$6.24	$4.55
2009 Fiscal Year
Quarter ended August 29, 2008	$8.51	$5.18
Quarter ended November 28, 2008	$8.49	$1.76
Quarter ended February 27, 2009	$8.98	$1.42
Quarter ended May 29, 2009	$12.19	$6.02
2010 Fiscal Year
Quarter ended August 28, 2009	$16.58	$11.99
Quarter ended November 27, 2009	$17.46	$10.86
Quarter ended February 26, 2010	$13.56	$6.09
Quarter ended May 28, 2010 (through May 25, 2010)	$6.27	$3.71

The closing sale price of the common stock on the Nasdaq on April 27, 2010, which was the last trading day before the announcement of the merger, was $4.65. On May 25, 2010, which is the latest practicable trading day before this proxy statement was printed, the closing price for Palm’s common stock on the Nasdaq was $5.70.

Other than the $150 million cash dividend paid to 3Com Corporation in March 2000 from the proceeds of our initial public offering and the one-time cash distribution of approximately $949.7 million to holders of our common stock in October 2007, we have not paid and do not anticipate paying cash dividends or making cash distributions in the future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of April 30, 2010, with respect to the beneficial ownership of Palm’s common stock, Palm’s Series B Preferred Stock or Palm’s Series C Preferred Stock by: (i) each person who is known to Palm to own beneficially more than 5% of Palm’s common stock, Palm’s Series B Preferred Stock or Palm’s Series C Preferred Stock; (ii) each director of Palm; (iii) the Chief Executive Officer, the Chief Financial Officer and each other named executive officer, as defined in Item 402(a)(3) of Regulation S-K; and (iv) all current executive officers and directors of Palm as a group. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. Shares of Palm’s common stock subject to warrants, options or performance shares (otherwise known as restricted stock units) that are currently exercisable or could be exercisable (or could vest) within 60 days of April 30, 2010 and Series B Preferred Stock and Series C Preferred Stock on an as-converted-to-common-stock basis are deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of the beneficial owner but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Shares of Palm’s common stock deemed to be outstanding as of April 30, 2010 do not include acceleration of options and restricted stock units that may occur in connection with the merger as described in the section entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger”.

Name and Address of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned			Shares of Series B Preferred Stock Beneficially Owned			Shares of Series C Preferred Stock Beneficially Owned
	Amount(2)		Percent(3)	Amount		Percent	Amount		Percent
Elevation Partners, L.P. 2800 Sand Hill Road, Ste. 160 Menlo Park, CA 94025	67,818,113	(4)	29.7%	325,000	(5)	100%	51,000	(6)	100%
FMR LLC 82 Devonshire St. Boston, MA 02109	25,122,219	(7)	14.7%
Blackrock, Inc. 40 East 52nd Street New York, NY 10022	19,923,822	(8)	11.7%
Capital World Investors 333 South Hope Street Los Angeles, CA 90071	17,956,000	(9)	10.5%
Harbinger Capital Partners Master Fund I, Ltd. 450 Park Ave., 30th Floor New York, NY 10022	16,000,000	(10)	9.4%
Morgan Stanley 1585 Broadway New York, NY 10036	13,956,939	(11)	8.2%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	12,749,461	(12)	7.5%
Michael R. Abbott	249,791	(13)	*
Fred D. Anderson	67,818,113	(4)	29.7%	325,000	(5)	100%	51,000	(6)	100%
Andrew J. Brown	0	(14)
Gordon A. Campbell	38,048	(15)	*
Edward T. Colligan	716,666	(16)	*
Jeffrey P. Devine	107,991	(17)	*
Robert C. Hagerty	109,233	(18)	*
C. John Hartnett	0	(19)
Douglas C. Jeffries	150,245	(20)	*

Name and Address of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned			Shares of Series B Preferred Stock Beneficially Owned			Shares of Series C Preferred Stock Beneficially Owned
	Amount(2)		Percent(3)	Amount		Percent	Amount		Percent
Roger B. McNamee	67,951,657	(4)(21)	29.7%	325,000	(5)	100%	51,000	(6)	100%
D. Scott Mercer	120,898	(22)	*
Paul S. Mountford	0	(23)	*
Jonathan J. Rubinstein	2,019,757	(24)	1.2%
All current directors and executive officers as a group (14 persons)	71,425,863	(4)(25)	30.9%	325,000	(5)	100%	51,000	(6)	100%

*	Less than 1%.

(1)	Unless otherwise noted, the address for the beneficial owners listed in this table is c/o Palm, Inc., 950 W. Maude Avenue, Sunnyvale, California 94085.

(2)	To Palm’s knowledge, except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

(3)	Based on 170,947,728 shares of Palm’s common stock issued and outstanding as of April 30, 2010.

(4)	Pursuant to Rule 13d-3 under the Exchange Act, Elevation Partners, L.P. (“Elevation Partners”) may be deemed to beneficially own 67,794,253 shares of Palm’s common stock, which includes 10,316,701 shares currently outstanding, 38,223,176 shares issuable upon conversion of the Series B Preferred Stock, 15,685,846 shares issuable upon conversion of the Series C Preferred Stock and 3,568,530 shares of common stock issuable upon exercise of currently exercisable warrants held by Elevation Partners. Pursuant to Rule 13d-3 under the Exchange Act, Elevation Employee Side Fund, LLC (“Side Fund”) may be deemed to beneficially own 23,860 shares of Palm’s common stock, which includes 3,811 shares currently outstanding, 12,118 shares issuable upon conversion of the Series B Preferred Stock, 6,461 shares issuable upon conversion of the Series C Preferred Stock and 1,470 shares of common stock issuable upon exercise of currently exercisable warrants held by Side Fund.

Each of Mr. Anderson and Mr. McNamee, two of Palm’s Preferred Stock Directors, as well as each of Marc Bodnick, Paul Hewson, and Bret Pearlman (collectively, the “Managers”) is a manager of Elevation Associates, LLC (“Elevation LLC”), which is the sole general partner of Elevation Associates, L.P. (“Elevation GP”). Elevation GP is the sole general partner of Elevation Partners. Each of the Managers, including Messrs. Anderson and McNamee, is a manager of Elevation Management, LLC (“Elevation Management”), which is the sole managing member of Side Fund. As managers of each of Elevation LLC and Elevation Management, the Managers, including Messrs. Anderson and McNamee, may be deemed to beneficially own any shares of Palm’s common stock deemed to be beneficially owned by Elevation LLC or Elevation Management. Elevation LLC may be deemed to beneficially own any shares of Palm’s common stock deemed to be beneficially owned by Elevation GP, which may be deemed to beneficially own any shares of Palm’s common stock deemed to be beneficially owned by Elevation Partners. Elevation Management may be deemed to beneficially own any shares of Palm’s common stock deemed to be beneficially owned by Side Fund. Each of Messrs. Anderson and McNamee disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in his distributive share therein.

Based on a Schedule 13D/A filed with the SEC on April 29, 2010, Elevation Partners, Elevation GP and Elevation LLC have sole power to dispose and to direct the disposition of and sole power to vote and direct the voting of 67,794,253 shares of Palm’s common stock. Side Fund and Elevation Management have sole power to dispose and to direct the disposition of and sole power to vote and direct the voting of 23,860 shares of Palm’s common stock. Each of the Managers has shared power to dispose and to direct the disposition of and shared power to vote and direct the voting of the 67,818,113 shares of Palm’s common stock held by Elevation Partners and Side Fund.

(5)	Includes 324,897 shares of Series B Preferred Stock held by Elevation Partners and 103 shares of Series B Preferred Stock held by Side Fund. As managers of each of Elevation LLC and Elevation Management, the Managers, including Messrs. Anderson and McNamee, may be deemed to beneficially own any shares of Palm’s Series B Preferred Stock deemed to be beneficially owned by Elevation LLC or Elevation Management. Elevation LLC may be deemed to beneficially own any shares of Palm’s Series B Preferred Stock deemed to be beneficially owned by Elevation GP, which may be deemed to beneficially own any shares of our Series B Preferred Stock deemed to be beneficially owned by Elevation Partners. Elevation Management may be deemed to beneficially own any shares of Palm’s common stock deemed to be beneficially owned by Side Fund. Each of Messrs. Anderson and McNamee disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in his distributive share therein.

(6)	Includes 50,979 shares of Series C Preferred Stock held by Elevation Partners and 21 shares of Series C Preferred Stock held by Side Fund. As managers of each of Elevation LLC and Elevation Management, the Managers, including Messrs. Anderson and McNamee, may be deemed to beneficially own any shares of Palm’s Series C Preferred Stock deemed to be beneficially owned by Elevation LLC or Elevation Management. Elevation LLC may be deemed to beneficially own any shares of Palm’s Series C Preferred Stock deemed to be beneficially owned by Elevation GP, which may be deemed to beneficially own any shares of our Series C Preferred Stock deemed to be beneficially owned by Elevation Partners. Elevation Management may be deemed to beneficially own any shares of Palm’s common stock deemed to be beneficially owned by Side Fund. Each of Messrs. Anderson and McNamee disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in his distributive share therein.

(7)	Based on a Schedule 13G/A filed with the SEC on February 16, 2010, which indicates sole voting power with respect to 2,678 shares, shared voting power with respect to none of the shares, sole investment power with respect to 25,122,219 shares and shared investment power with respect to none of the shares.

(8)	Based on a Schedule 13G filed with the SEC on January 8, 2010, which indicates sole voting power with respect to 19,923,822 shares, shared voting power with respect to none of the shares, sole investment power with respect to 19,923,822 shares and shared investment power with respect to none of the shares.

(9)	Based on a Schedule 13G/A filed with the SEC on February 10, 2010, which indicates sole voting power with respect to 13,891,000 shares, shared voting power with respect to none of the shares, sole investment power with respect to 17,956,000 shares and shared investment power with respect to none of the shares.

(10)	Based on a Schedule 13G filed with the SEC on April 14, 2010, which indicates sole voting and investment power with respect to none of the shares and shared voting and investment power with respect to 16,000,000 shares.

(11)	Based on a Schedule 13G filed with the SEC on February 12, 2010, which indicates sole voting power with respect to 13,597,454 shares, shared voting power with respect to none of the shares, sole investment power with respect to 13,956,939 shares and shared investment power with respect to none of the shares.

(12)	Based on a Schedule 13G/A filed with the SEC on April 9, 2010, which indicates sole voting power with respect to 2,788,840 shares, shared voting power with respect to none of the shares, sole investment power with respect to 12,749,461 shares and shared investment power with respect to none of the shares.

(13)	Includes 219,791 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of April 30, 2010.

(14)	Mr. Brown was formerly the Chief Financial Officer of the Company and departed the Company in February 2009.

(15)	Includes 23,150 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of April 30, 2010.

(16)	Represents 716,666 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of April 30, 2010. Mr. Colligan was formerly the Chief Executive Officer of the Company and departed the Company in June 2009.

(17)	Includes 107,916 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of April 30, 2010.

(18)	Includes 95,335 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of April 30, 2010.

(19)	Mr. Hartnett was formerly Senior Vice President, Global Markets of the Company and departed the Company in November 2008.

(20)	Includes 144,583 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of April 30, 2010.

(21)	Includes 133,544 shares held by Roger B. McNamee and Ann K. McNamee as trustees of the McNamee Trust U/T/A/D 3/27/1996.

(22)	Includes 107,000 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of April 30, 2010.

(23)	Mr. Mountford joined the Board in September 2009 and none of his equity has vested or will vest within 60 days of April 30, 2010.

(24)	Includes 1,470,762 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of April 30, 2010.

(25)	Includes 6,369,373 shares issuable upon the exercise of options or warrants currently exercisable or exercisable within 60 days of April 30, 2010.

APPRAISAL RIGHTS

Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of Palm common stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. We will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the DGCL statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of Palm common stock unless otherwise indicated.

Section 262 requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders’ meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to Palm’s stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D to this proxy statement since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•

You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption and approval of the merger agreement and the merger. Voting against or failing to vote for the adoption and approval of the merger agreement and the merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

•

You must not vote in favor of, or consent in writing to, the adoption and approval of the merger agreement and the merger. A vote in favor of the adoption and approval of the merger agreement and merger, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption and approval of the merger agreement and the merger. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement and the merger or abstain from voting on the merger agreement and the merger.

•

You must continue to hold your shares of Palm common stock through the effective date of the merger. Therefore, a stockholder who is the record holder of shares of Palm common stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective date of the merger will lose any right to appraisal with respect to such shares.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the merger consideration, but you will have no appraisal rights with respect to your shares of Palm common stock.

All demands for appraisal should be addressed to Palm, Inc., 950 W. Maude Avenue, Sunnyvale, California, 94085, Attn: Corporate Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to us. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank, trust or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker, bank, trust or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement and the merger. At any time within 60 days after the effective time of the merger, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of common stock; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the surviving corporation. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time of the merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of Palm common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition will be made upon Palm, as the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. There is no present intent on the part of Palm to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that Palm will file such a petition or that Palm will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, and, if applicable, interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the merger; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its shares of Class A common stock pursuant to the merger agreement. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the cash that such holder would have received pursuant to the merger agreement within 60 days after the effective date of the merger.

In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

RECONCILIATION OF GAAP ITEMS TO NON-GAAP ITEMS

(In millions)

(Unaudited)

	Press Release issued February 25, 2010
	Q3
	Low	High
Revenues, GAAP	$285	$310
Adjustments (a)	15	10

Revenues, non-GAAP	$300	$320

(a)	Non-GAAP adjustments to revenues reflect (i) the inclusion of amounts deferred in the current period related to the subscription for future services and unspecified software for Palm webOS units delivered to our customers in the current period and (ii) the reversal of the current period’s amortization of deferred revenues derived from Palm webOS smartphones delivered in the current and prior periods.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

If the merger is completed, there will be no public stockholders of Palm and no public participation in any future meetings of Palm’s stockholders. However, if the merger is not completed, Palm will hold a 2010 annual meeting of stockholders. In that event, in order to be considered for inclusion in the proxy statement and related proxy card for Palm’s 2010 annual meeting, stockholder proposals must have been submitted in writing by April 15, 2010, to Palm’s Secretary at 950 W. Maude Avenue, Sunnyvale, California 94085. However, if Palm’s 2010 annual meeting of stockholders is not held between August 31, 2010 and October 30, 2010, then the deadline will be a reasonable time prior to the time Palm begins to print and mail its proxy materials. The proposal notice must also have been in accordance with the requirements set forth in Section 2.2(b) of Palm’s amended and restated bylaws.

If a stockholder wishes to submit a proposal or nominate a director at Palm’s 2010 annual meeting of stockholders, but is not requesting that its proposal or nomination be included in the proxy materials, then such stockholder must provide specified information to Palm between June 2, 2010 and July 2, 2010. However, if Palm’s 2010 annual meeting of stockholders is not held between August 31, 2010 and October 30, 2010, or the date of the annual meeting is more than 30 days before or after the anniversary date of the previous year’s meeting, then such stockholder must provide specified information to Palm not earlier than the close of business on the 120th day prior to the 2010 annual meeting of stockholders and not later than the close of business on the later of (a) the 90th day prior to such meeting and (b) the tenth day following the day on which Palm publicly announces the date of such meeting. If a stockholder wishes to submit such a proposal or nominate a director at Palm’s 2010 annual meeting of stockholders, such stockholder should review Palm’s bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.

If a stockholder wishes to bring a matter before the stockholders at the 2010 annual meeting of stockholders and does not notify Palm before July 2, 2010, Palm’s management will have discretionary authority to vote all shares for which it has proxies in opposition to the matter. However, if Palm’s 2010 annual meeting of stockholders is not held between August 31, 2010 and October 30, 2010, then the deadline will be a reasonable time prior to the time Palm mails its proxy materials.

WHERE YOU CAN FIND MORE INFORMATION

Palm files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the following location of the SEC:

Public Reference Room

Room 1580

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at (800) 732-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, Room 1580, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Palm’s public filings are also available to the public from document retrieval services and the website maintained by the SEC at http://www.sec.gov. Palm’s annual, quarterly and current reports are not incorporated by reference in this proxy statement or delivered with it, but are available, without exhibits, to any person, including any beneficial owner of Palm common stock, to whom this proxy statement is delivered, without charge, upon request directed to the Company at Palm, Inc., 950 W. Maude Avenue, Sunnyvale, California 94085, Attention: Investor Relations, with a copy to the attention of Palm’s General Counsel, by calling (408) 617-7000 or by emailing teri.klein@palm.com.

You should rely only on the information contained in this proxy statement. No persons have been authorized to give any information or to make any representations other than those contained, or incorporated by reference, in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by Palm or any other person. Palm has supplied all information contained in this proxy statement relating to Palm and its affiliates. HP has supplied all information contained in this proxy statement relating to HP, merger sub and their affiliates.

ANNEX A

The Merger Agreement has been included to provide stockholders with information regarding its terms. It is not intended to provide any other factual information about Palm. The Merger Agreement contains representations and warranties that the parties to the Merger Agreement made to and solely for the benefit of each other. The assertions embodied in Palm’s representations and warranties are qualified by information contained in a confidential disclosure schedule that Palm provided to HP in connection with the Merger Agreement. Accordingly, Palm stockholders should not rely on representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Merger Agreement and are modified in important part by the disclosure schedule. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in Palm’s public disclosures.

AGREEMENT AND PLAN OF MERGER

dated as of

April 28, 2010

among

PALM, INC.

HEWLETT-PACKARD COMPANY

and

DISTRICT ACQUISITION CORPORATION

A-i

A-ii

		Page

ARTICLE 7

COVENANTS OF PARENT

Section 7.01.	Conduct of Parent	47
Section 7.02.	Obligations of Merger Subsidiary	47
Section 7.03.	Voting of Shares	48
Section 7.04.	Director and Officer Liability	48
Section 7.05.	Employee Benefit Plan Matters	49

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

Section 8.01.	Reasonable Best Efforts	50
Section 8.02.	Certain Filings	52
Section 8.03.	Repayment of Indebtedness	52
Section 8.04.	Public Announcements	53
Section 8.05.	Further Assurances	53
Section 8.06.	Notices of Certain Events	53
Section 8.07.	Confidentiality	54

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01.	Conditions to the Obligations of Each Party	54
Section 9.02.	Conditions to the Obligations of Parent and Merger Subsidiary	54
Section 9.03.	Conditions to the Obligations of the Company	55

ARTICLE 10

TERMINATION

Section 10.01.	Termination	56
Section 10.02.	Effect of Termination	58

ARTICLE 11

MISCELLANEOUS

Section 11.01.	Notices	59
Section 11.02.	Survival of Representations and Warranties	60
Section 11.03.	Amendments and Waivers	60
Section 11.04.	Expenses	60
Section 11.05.	Disclosure Schedule and SEC Document References	61
Section 11.06.	Binding Effect; Benefit; Assignment	62

A-iii

		Page
Section 11.07.	Governing Law	62
Section 11.08.	Jurisdiction	62
Section 11.09.	WAIVER OF JURY TRIAL	62
Section 11.10.	Counterparts; Effectiveness	62
Section 11.11.	Entire Agreement	63
Section 11.12.	Severability	63
Section 11.13.	Specific Performance	63

Annex I	Supporting Stockholders

Exhibit A	Form of Voting Agreement

Exhibit B	Form of Resolution Terminating 401(k) Plans

A-iv

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of April 28, 2010 among Palm, Inc., a Delaware corporation (the “Company”), Hewlett-Packard Company, a Delaware corporation (“Parent”), and District Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary (direct or indirect) of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, the Boards of Directors of the Company (the “Company Board”) and Merger Subsidiary have approved and deemed it advisable that the stockholders of the Company and Merger Subsidiary approve and adopt this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Subsidiary’s willingness to enter into this Agreement, each of the stockholders set forth on Annex I hereto (collectively, the “Supporting Stockholders”) has executed and delivered that certain Voting Agreement, dated as of the date hereof, in the form of Exhibit A hereto (the “Voting Agreement”), pursuant to which the Supporting Stockholders, among other things, will agree to vote all voting securities of the Company beneficially owned by them in favor of the approval and adoption of this Agreement and the Merger (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal, inquiry or indication of interest relating to (i) any acquisition, purchase, exclusive license or lease, direct or indirect, of 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of any class of Equity Interest or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (ii) a transaction or series of transactions pursuant to which any Third Party (or group of Third Parties) acquires or seeks to acquire, directly or indirectly, beneficial ownership of 15% or more of any class of Equity Interest or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, whether from the Company (or such Subsidiary) or pursuant to any tender offer (including a self-tender offer) or exchange offer or otherwise, (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other extraordinary transaction involving the Company or any of its Subsidiaries or (iv) a transaction or series of transactions which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Applicable Law” means, with respect to any Person, any international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“beneficially owned” shall have the meaning given such term in Rule 13d-3 under the 1934 Act.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or London, England are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock Consideration” means the product of (i) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time minus the number of Excluded Shares and Dissenting Shares, if any, and (ii) the Per Share Common Stock Consideration.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended May 29, 2009.

“Company Balance Sheet” means the condensed consolidated balance sheet of the Company as of May 29, 2009 (which for presentation purposes is shown as May 31, 2009) and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means May 29, 2009 (which for presentation purposes is shown as May 31, 2009).

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, as amended on or prior to the date hereof, and as supplemented by the Series A Certificate of Designation, the Series B Certificate of Designation and the Series C Certificate of Designation.

“Company Common Stock” means the common stock, $0.001 par value, of the Company, together with the associated Company Rights.

“Company Compensatory Award” means each Company Stock Option, Company RSU and Company Restricted Stock Award.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (and whether or not subject to ERISA), each employment, individual consulting, retention, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate of the Company and covers any current or former employee, consultant or director of the Company or any of its Subsidiaries.

“Company Preferred Stock” means the Series B Preferred Stock and the Series C Preferred Stock.

“Company Products” means (i) all products and services distributed, marketed or sold by the Company or its Subsidiaries, and all services made available commercially or for revenue by the Company or its Subsidiaries in the two (2) years preceding the Effective Time and (ii) all products or service offerings of the Company or its Subsidiaries that are in development and have been publicly announced by the Company as of the date of this Agreement (other than updates or upgrades to existing products) that the Company or its Subsidiaries expects or intends to make available commercially or for revenue in the future.

“Company Restricted Stock Award” means each award with respect to a share of restricted Company Common Stock outstanding under any Company Stock Plan that is, at the time of determination, subject to forfeiture or repurchase by the Company.

“Company Return” means any Tax Return of, with respect to or that includes (or would if submitted or filed include) the Company or any of its Subsidiaries (including any Tax Return with respect to a Consolidated Group of which the Company or any of its Subsidiaries is a member).

“Company Rights” means the preferred share purchase rights issued pursuant to the Company Rights Agreement.

“Company Rights Agreement” means the Preferred Stock Rights Agreement dated as of September 25, 2000, between the Company and Computershare Trust Company, N.A., as Rights Agent and as successor to Equiserve Trust Company, N.A. and Fleet National Bank, as amended on November 12, 2004, June 1, 2007, October 24, 2007, December 22, 2008 and January 9, 2009.

“Company RSU” means each award of restricted stock units or performance shares of the Company outstanding under any Company Stock Plan.

“Company Stock Option” means each compensatory option to purchase Company Common Stock outstanding under any Company Stock Plan (excluding ESPPs).

“Company Stock Plan” means any stock option, stock incentive or other equity compensation plan or non-plan agreement sponsored or maintained by the Company or any Subsidiary or Affiliate of the Company, in each case, a complete and accurate list of each of which is set forth in Section 4.17(a) of the Company Disclosure Schedule.

“Company Warrant” means each unexercised warrant issued by the Company to Elevation and its Affiliates on January 9, 2009 and outstanding immediately prior to the Effective Time to purchase shares of Company Common Stock from the Company at an exercise price of $3.25 per share of Company Common Stock.

“Competition Laws” means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Consolidated Group” means an affiliated group of Persons within the meaning of Section 1504 of the Code or an affiliated, combined, consolidated, unitary, or similar group of Persons within the meaning of a similar provision of Applicable Law.

“Contract” shall mean any contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, sublease, license, sublicense or other instrument, obligation or binding arrangement or understanding of any kind or character (whether written or oral) and any amendments or supplements thereto.

“Credit Agreement” means the Credit Agreement among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, Morgan Stanley Senior Funding, Inc., as Syndication Agent and the lenders party thereto, dated as of October 24, 2007.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Claim” means any written claim, action, cause of action, investigation or notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means all Applicable Laws relating to pollution, the environment, or the effect of the environment on human health, including without limitation, Applicable Laws relating to the exposure to, or Releases or threatened Releases of, hazardous or toxic substances or wastes or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of hazardous or toxic substances or wastes and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting hazardous or toxic substances or wastes and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security convertible, exchangeable or exercisable therefor.

“Elevation” means Elevation Partners, L.P., a Delaware limited partnership.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, territorial, domestic or foreign federal, state or local governmental, regulatory or administrative authority, instrumentality, court, commission, tribunal or official; any regulatory, administrative or other agency; any self-regulatory organization; any national stock exchange; or any political or other subdivision, department or branch of any of the foregoing.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement among the Company, the Subsidiaries of the Company identified therein and JPMorgan Chase Bank, N.A., as Administrative Agent, dated as of October 24, 2007.

“Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, toxic mold, or defined as such by, or regulated as such under, any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, (i) indebtedness, notes payable, bonds, debentures, accrued interest payable or other obligations of such Person for borrowed money, whether current, short-term or long-term, secured or unsecured; (ii) lease obligations under leases which are classified as capital leases of such Person under GAAP (excluding any operating leases of such Person under GAAP); (iii) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (iv) obligations of such Person for the deferred purchase price of property or services (other than trade payables and obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practices); (v) obligations of such Person pursuant to or evidenced by hedging, swap, factoring, interest rate, currency or commodity derivatives arrangements, Contracts or other similar instruments; (vi) off-balance sheet financing of such Person including synthetic leases and project financing; (vii) Indebtedness of another Person referred to in clauses (i) through (vi) above guaranteed, directly or indirectly, jointly or severally, in any manner by such Person; (viii) Indebtedness referred to in clauses (i) through (vii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person; and (ix) reimbursement obligations of such Person with respect to letters of credit (other than (A) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices, (B) standby letters of credit relating to workers’ compensation insurance and surety bonds, and (C) surety bonds and customs bonds), bankers’ acceptance or similar facilities issued for the account of such Person.

“Intellectual Property” means all intellectual property and industrial property rights of every kind and description throughout the world, including all U.S. and foreign (i) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (ii) Patents, (iii) copyrights and mask works (“Copyrights”), (iv) rights in databases and other collections of data, (v) rights in inventions, trade secrets, information, ideas, processes, methodologies, and know-how (“Trade Secrets”), (vi) rights of publicity, privacy, and rights to personal information, (vii) any registrations or applications for registration of any of the foregoing, (viii) all rights and remedies against past, present, and future infringement, misappropriation or other violation thereof, and (ix) any other similar type of proprietary intellectual property rights.

“Knowledge” means with respect to the Company, the actual knowledge of the individuals listed on Section 1.01(a) of the Company Disclosure Schedule, after reasonable inquiry.

“Lien” means, with respect to any property or asset (including any security), any mortgage, lien, pledge, hypothecation, charge, security interest, lease, sublease, license, covenant, easement, reservation, option, right of first offer or refusal, preemptive right, transfer restriction, encumbrance or other adverse claim of any kind or title imperfection or defect of any kind or nature with respect to such property, security or asset, other than any Permitted Lien. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Management Retention Agreements” means the retention agreements entered into with officers of the Company as more particularly described in Section 4.10(b) of the Company Disclosure Schedule.

“Material Adverse Effect” means, with respect to any Person, any effect, change, condition, occurrence, development, event, or series of events or circumstances that, individually or in the aggregate with other effects, changes, conditions, occurrences, developments, events or circumstances, (i) has had or would reasonably be expected to have, a material adverse effect on, or a material adverse change in, the financial condition, business, assets (including intangible assets), operations or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any effect resulting from or arising out of (A) changes in GAAP or changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries operate, (B) changes in the financial or securities markets or general economic or political conditions in the United States or countries in which such Person or any of its Subsidiaries has material operations or sales, (C) changes (including changes of Applicable Law) or conditions generally affecting the industry in which such Person and its Subsidiaries operate, (D) acts of war, sabotage or terrorism or natural disasters involving the United States, (E) the announcement, pendency or consummation of the transactions contemplated by this Agreement (including any loss of, or adverse change in, the relationship of such Person or any of its Subsidiaries with its employees, customers, distributors, partners or suppliers that is related thereto); provided, that clause (E) shall not apply with respect to the matters described in Section 4.03 and Section 4.04 hereof (including for purposes of Section 9.02(b) hereof insofar as Section 4.03 and Section 4.04 are concerned), (F) changes in the market price or trading volume of the shares of Company Common Stock in and of itself (it being understood and agreed that this clause (F) shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such change constitutes or contributes to a Material Adverse Effect), (G) any failure by such Person or any of its Subsidiaries, in and of itself, to meet any internal or published projections, forecasts or predications of revenues, earnings or cash flows for any period (it being understood and agreed that any actual reduction in revenues, earnings or cash flows and the facts and circumstances that may have given rise or contributed to any such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (H) any action taken (or omitted to be taken) by the Company at the request of Parent or Merger Subsidiary, or by Parent or Merger Subsidiary at the request of the Company or (I) any action taken by such Person or any of its Subsidiaries that is required pursuant to this Agreement; provided, further, that, in the case of the foregoing clauses (A), (B), (C) and (D) above, such changes, conditions, occurrences, developments, events or circumstances do not have a disproportionate effect on such Person and its Subsidiaries taken as a whole relative to the other participants in the industry or geographic market in which such Person and its Subsidiaries conduct their respective businesses or (ii) materially impairs the ability of such Person to consummate, or prevents, the Merger or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so.

“Nasdaq” means the NASDAQ Stock Market LLC.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Open Source Materials” means any software that is subject to any license that requires, as a condition or term of the use, modification and/or distribution of such software, that any other software incorporated into, derived from, or distributed with such software must be: (i) disclosed or distributed in source code form; (ii) licensed publicly for the purpose of making modifications or derivative works; or (iii) reproduced and/or redistributed at no or minimal charge.

“Parent Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Transaction Expenses” means the reasonable and reasonably documented out-of-pocket expenses incurred by Parent, Merger Subsidiary and their respective Affiliates (which shall include, without limitation, fees and expenses of financial advisors, financing sources, outside legal counsel and accountants and other Representatives) in connection with this Agreement and the transactions contemplated hereby, including such fees and expenses incurred in preparing for and conducting, as applicable, a due diligence investigation relating to the Company and its Subsidiaries in connection with the transactions contemplated hereby.

“Patents” means all classes or types of issued patents and all issued claims therein, utility models, applications for all classes or types of patents or utility models, patent invention disclosures, and any patents or utility models that issue from such applications in all jurisdictions of the world, including all originals, divisionals, continuations, continuations-in-part, reissues, re-examinations and foreign equivalents of the foregoing.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Permitted Liens” means (i) Liens reflected on the Company Balance Sheet, (ii) Liens granted by the Company under the Guarantee and Collateral Agreement to secure the Company’s obligations under the Credit Agreement; (iii) Liens for Taxes not yet due and payable or due but not delinquent or that may be paid without penalty and are being contested in good faith by appropriate proceedings, provided, that, in either case, adequate reserves for such Taxes have been established on the financial statements of the Company, (iv) non-exclusive licenses in Intellectual Property granted in the ordinary course of business, (v) Liens imposed by Applicable Law such as mechanics’, carriers’, workmen’s, repairmen’s, contractor’s, warehousemen or similar Liens arising or incurred in the ordinary course of business with respect to liabilities that are not yet due, and (vi) Liens that do not interfere with the continued use or operation of the assets to which they relate or detract from the value of such assets.

“Per Share Common Stock Consideration” means $5.70.

“Per Share Series B Consideration” means $1,010.00.

“Per Share Series C Consideration” means $1,753.85.

“Per Share Warrant Consideration” means $2.45 with respect to each share of Company Common Stock subject to a Company Warrant.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Series A Certificate of Designation” means the Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock of the Company.

“Series B Certificate of Designation” means the Certificate of Amendment to Certificate of Designation of Series B Convertible Preferred Stock of the Company.

“Series B Consideration” means the product of the total number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time and the Per Share Series B Consideration.

“Series B Preferred Stock” means the shares of Series B Convertible Preferred Stock, par value $0.001 per share, of the Company.

“Series C Certificate of Designation” means the Certificate of Designation of Series C Convertible Preferred Stock of the Company.

“Series C Consideration” means the product of the total number of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time and the Per Share Series C Consideration.

“Series C Preferred Stock” means the shares of Series C Convertible Preferred Stock, par value $0.001 per share, of the Company.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Taxes” means any federal, state, local, foreign, provincial or territorial taxes, levies, assessments and other governmental charges of any kind whatsoever whether imposed directly or through withholding (together with any and all interest, penalties, additions to tax and additional amounts applicable with respect thereto), including income, franchise, premium, windfall or other profits, gross receipts, property, transfer, alternative minimum, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, net worth, excise, withholding, ad valorem and value added taxes.

“Tax Sharing Agreement” means any Tax sharing, Tax allocation, Tax indemnity, or similar agreement, arrangement or understanding, provided that a lease or other Contract the primary purpose of which is not the allocation of liabilities with respect to Taxes, but that provides tangentially for an allocation or apportionment of liabilities with respect to Taxes generated or related to such lease or Contract, shall not constitute a Tax Sharing Agreement.

“Tax Return” means any return, report, claim, certificate, form, statement, disclosure, declaration or information return or statement (including any related or supporting information attached and any amended or supplemental material provided with respect to any of the foregoing) supplied to, or filed with, or required to be supplied to or filed with, a Governmental Authority with respect to Taxes.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent, Elevation or any of their Affiliates.

“Treasury Regulations” means the regulations promulgated under the Code.

“Warrant Consideration” means the product of (x) the total number of shares of Company Common Stock subject to the Company Warrants immediately prior to the Effective Time and (y) the Per Share Warrant Consideration.

(b)	Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Action	4.13
Adverse Recommendation Change	6.03(a)
Agreement	Preamble
Assumed Equity Awards	2.06(c)
Award Exchange Ratio	2.06(c)
Canceled Options	2.06(a)
Canceled Restricted Awards	2.06(b)
Capitalization Date	4.05(a)
Closing	2.01(b)
Common Stock Certificates	2.04(a)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	4.02(b)
Company Distributors	4.24(a)
Company Registered IP	4.15(a)
Company SEC Documents	4.07(a)
Company Securities	4.05(c)
Company Stockholder Approval	4.02(a)
Company Stockholder Meeting	6.02

Term	Section
Company Subsidiary Securities	4.06(b)
Confidential Customer Information	4.15(h)
Confidentiality Agreement	6.03(b)(i)
Copyrights	1.01(a)
Covered Employees	7.05
Dissenting Shares	2.05
Effective Time	2.01(c)
End Date	10.01(b)(i)
ESPPs	2.06(g)
Exchange Agent	2.04(a)
Excluded Shares	2.02(d)
Filed Company SEC Documents	Article 4
Final Exercise Date	2.06(g)
Foreign Company Benefit Plans	4.17(a)
Indemnified Person	7.04(a)
Internal Controls	4.07(f)
Lease	4.14(b)
Leased Real Property	4.14(b)
Liabilities	4.11
Material Contract	4.19(a)
Merger	2.01(a)
Merger Subsidiary	Preamble
Multiemployer Plan	4.17(c)
Necessary IP	4.15(b)
Non-Elevation Stockholder Approval	4.02(a)
Parent	Preamble
Permits	4.12
PII	4.15(h)
Proxy Statement	4.09
Representatives	6.03(a)
Series B Certificates	2.04(a)
Series C Certificates	2.04(a)
Stockholder Approvals	4.02(a)
Superior Proposal	6.03(e)
Supporting Stockholders	Recitals
Surviving Corporation	2.01(a)
Termination Fee	11.04(b)(i)
Trademarks	1.01(a)
Trade Secrets	1.01(a)
Uncertificated Shares	2.04(a)
Voting Agreement	Recitals
WARN	4.17(j)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this

Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

ARTICLE 2

THE MERGER

Section 2.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) Upon the terms and subject to the conditions set forth in Article 9, the closing of the Merger (the “Closing”) shall take place in Menlo Park, California at the offices of Davis Polk & Wardwell LLP, 1600 El Camino Real, Menlo Park, California, 94025 as soon as possible, but in any event no later than five Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may agree.

(c) At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger).

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities,

restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.02. Conversion of Shares. At the Effective Time:

(a) Except as otherwise provided in Section 2.02(d) or Section 2.05, each share of Company Common Stock outstanding immediately prior to the Effective Time (including any Company Common Stock issued upon the exercise or conversion of any Company Warrant or Company Preferred Stock for or into Company Common Stock by the holder thereof prior to the Effective Time) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount in cash, without interest, equal to the Per Share Common Stock Consideration (subject to any applicable withholding Tax specified in Section 2.08). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each such share of Company Common Stock shall thereafter represent only the right to receive the Per Share Common Stock Consideration to be paid in accordance with, and subject to the terms and conditions of, Section 2.04, without interest;

(b) Except as otherwise provided in Section 2.02(d) or Section 2.05, each share of Series B Preferred Stock outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount in cash, without interest, equal to the Per Share Series B Consideration (subject to any applicable withholding Tax specified in Section 2.08). As of the Effective Time, all such shares of Series B Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each such share of Series B Preferred Stock shall thereafter represent only the right to receive the Per Share Series B Consideration to be paid in accordance with, and subject to the terms and conditions of, Section 2.04, without interest;

(c) Except as otherwise provided in Section 2.02(d) or Section 2.05, each share of Series C Preferred Stock outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount in cash, without interest, equal to the Per Share Series C Consideration (subject to any applicable withholding Tax specified in Section 2.08). As of the Effective Time, all such shares of Series C Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each such share of Series C Preferred Stock shall thereafter represent only the right to receive the Per Share Series C Consideration to be paid in accordance with, and subject to the terms and conditions of, Section 2.04, without interest;

(d) Each share of Company Common Stock or Company Preferred Stock held by the Company as treasury stock (other than shares in a Company Employee Plan) or owned by Parent immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall be canceled, and no payment shall be made with respect thereto; and

(e) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the

Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03. Company Warrants. At the Effective Time, each Company Warrant outstanding at the Effective Time shall be canceled and extinguished, and each holder thereof shall cease to have any rights with respect thereto, other than the right to receive, in respect of each share of Company Common Stock that would be obtainable upon exercise of such Company Warrant as of immediately prior to the Effective Time, an amount in cash, without interest, equal to the Per Share Warrant Consideration (subject to any applicable withholding Tax specified in Section 2.08). Each holder of a Company Warrant shall be deemed to be a third party beneficiary of this Agreement with respect to its right to receive the Per Share Warrant Consideration pursuant to this Article 2.

Section 2.04. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of: (i) exchanging the Per Share Common Stock Consideration for certificates representing shares of Company Common Stock (the “Common Stock Certificates”) or uncertificated shares of Company Common Stock (the “Uncertificated Shares”); (ii) exchanging the Per Share Series B Consideration for certificates representing shares of the Series B Preferred Stock (the “Series B Certificates”); (iii) exchanging the Per Share Series C Consideration for certificates representing shares of the Series C Preferred Stock (the “Series C Certificates”); and (iv) exchanging the Per Share Warrant Consideration for each share of Company Common Stock subject to the Company Warrants. At or as needed promptly following the Effective Time, Parent shall or shall cause the Surviving Corporation to make available to the Exchange Agent: (i) the Common Stock Consideration to be paid in respect of the Common Stock Certificates and the Uncertificated Shares; (ii) the Series B Consideration to be paid in respect of the Series B Certificates; (iii) the Series C Consideration to be paid in respect of the Series C Certificates; and (iv) the Warrant Consideration to be paid in respect of the Company Warrants.

(b) As soon as reasonably practicable after the Effective Time (but not later than two Business Days thereafter), Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each record holder of shares of Company Common Stock (other than Excluded Shares and Dissenting Shares) at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title to the shares of Company Common Stock shall pass, only upon proper delivery of the Common Stock Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange. Each record holder of shares of Company Common Stock that have been converted into the right to receive the Per Share Common Stock Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Common Stock Certificate, together with a properly completed and executed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Per Share Common Stock Consideration (subject to any applicable withholding Tax specified in Section 2.08) in respect of the Company Common Stock represented by a Common Stock Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Common Stock Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive, in accordance with the terms hereof, such Per Share Common Stock Consideration. If any portion of the Common Stock Consideration is to be paid to a Person other than the Person in whose name the surrendered Common Stock Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Common Stock Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred, in each case, as determined by the Exchange Agent and as set forth in the letter of transmittal and related instructions and (ii) the Person requesting such payment shall pay to the Exchange Agent any Taxes required as a result of such payment to a Person other than the registered holder of such Common Stock Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent and the Surviving Corporation that such Tax has been paid or is not payable.

(c) At least five Business Days prior to the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Series B Preferred Stock or Series C Preferred Stock a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Series B Certificates or Series C Certificates, as applicable, to the Exchange Agent) for use in such exchange. At the Effective Time or promptly thereafter (but no later than one Business Day thereafter), (i) each holder of a Series B Certificate that has been converted into the right to receive the Per Share Series B Consideration shall be entitled to receive, upon surrender to the Exchange Agent of a Series B Certificate, together with a properly completed letter of transmittal, the Per Share Series B Consideration in respect of the Series B Preferred Stock represented by the Series B Certificate and (ii) each holder of a Series C Certificate that has been converted into the right to receive the Per Share Series C Consideration shall be entitled to receive, upon surrender to the Exchange Agent of a Series C Certificate, together with a properly completed letter of transmittal, the Per Share Series C Consideration in respect of the Series C Preferred Stock represented by the Series C Certificate. Until so surrendered, each such Series B Certificate and Series C Certificate shall represent after the Effective Time for all purposes only the right to receive such Per Share Series B Consideration and Per Share Series C Consideration, respectively. If any portion of the Series B Consideration or Series C Consideration is to be paid to a Person other than the Person in whose name the surrendered Series B Certificate or Series C Certificate, as applicable, is registered, it shall be a condition to such payment that (i) either such certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any Taxes required as a result of such payment to a Person other than the registered holder of such certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) Promptly after the Effective Time, Parent shall cause the Exchange Agent to pay to each holder of a Company Warrant as of immediately prior to the Effective Time the Per Share Company Warrant Consideration for each share of Company Common Stock subject to such Company Warrant, payable to such holder pursuant to Section 2.04(a) in accordance with joint written instructions provided by the Company and the holder of such Company Warrant to the Exchange Agent.

(e) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock or Company

Preferred Stock or transfers of Company Warrants. If, after the Effective Time, Common Stock Certificates, Uncertificated Shares, Series B Certificates, Series C Certificates or Company Warrants are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the applicable Per Share Common Stock Consideration, Per Share Series B Consideration, Per Share Series C Consideration or Per Share Warrant Consideration provided for, and in accordance with the procedures set forth, in this Article 2, subject to Applicable Law in the case of Dissenting Shares.

(f) Any portion of the Common Stock Consideration, Series B Consideration, Series C Consideration or Warrant Consideration made available to the Exchange Agent pursuant to Section 2.04(a) (including any proceeds of any investments thereof) that remains unclaimed by the holders of shares of Company Common Stock or Company Preferred Stock or the holders of Company Warrants twelve months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock or Company Preferred Stock or a Company Warrant for the Per Share Common Stock Consideration, Per Share Series B Consideration, Per Share Series C Consideration or Per Share Warrant Consideration, as applicable, in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Applicable Laws) for payment of the consideration in respect of such shares or warrants without any interest thereon. Notwithstanding the foregoing, neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock or Company Preferred Stock or the holders of Company Warrants for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Applicable Laws.

Section 2.05. Dissenting Shares. Notwithstanding Section 2.02, shares of Company Common Stock or Company Preferred Stock that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who are entitled to demand and have properly exercised, perfected and demanded their appraisal rights in accordance with Section 262 of Delaware Law (the “Dissenting Shares”) shall not be canceled and converted into the right to receive the Per Share Common Stock Consideration, Per Share Series B Consideration or Per Share Series C Consideration, as applicable, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of Delaware Law; provided, however, that if, after the Effective Time, any such holder fails to perfect or effectively withdraws or otherwise loses the right to appraisal, such holder’s shares of Company Common Stock or Company Preferred Stock, as applicable, shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Per Share Common Stock Consideration, Per Share Series B Consideration or Per Share Series C Consideration, as applicable, without any interest thereon. The Company shall give Parent (i) prompt written notice of any demands for appraisal of shares of Company Capital Stock received by the Company, attempted withdrawals of such demands and any other instruments served pursuant to the Delaware Law and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the Delaware Law and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. Except with the prior written consent of Parent, the Company shall not (x) make any payment or other commitment with respect to any such exercise of appraisal rights, (y) offer to settle or settle any such rights or approve any withdrawal of any such demands, or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with Delaware Law.

Section 2.06. Company Compensatory Awards; ESPPs. (a) At the Effective Time by virtue of the Merger and without any action on the part of the holders thereof, each Company Stock Option that is (i) outstanding and vested or exercisable immediately prior to the Effective Time or (ii) (A) outstanding but not vested or exercisable immediately prior to the Effective Time and (B) has an exercise price per share equal to or greater than the Per Share Common Stock Consideration (the Company Stock Options described in clause (i) or (ii), “Canceled Options”), shall be canceled and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such Canceled Options, as soon as practicable following the Effective Time, an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (1) the excess, if any, of the Per Share Common Stock Consideration over the exercise price per Share under such Canceled Option and (2) the number of shares of Company Common Stock subject to such Canceled Option; provided, that if the exercise price per share of any such Canceled Option is equal to or greater than the Per Share Common Stock Consideration, such Canceled Option shall be canceled without any cash payment being made in respect thereof.

(b) At the Effective Time by virtue of the Merger and without any action on the part of the holders thereof, each Company RSU and Company Restricted Stock Award that is outstanding and vested immediately prior to the Effective Time (“Canceled Restricted Awards”), shall be canceled and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such Canceled Restricted Awards, as soon as practicable following the Effective Time, an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (1) the Per Share Common Stock Consideration and (2) the number of shares of Company Common Stock subject to such Canceled Restricted Awards.

(c) At the Effective Time by virtue of the Merger and without any action on the part of the holders thereof, each Company Stock Option (other than Canceled Options) and each Company RSU and Company Restricted Stock Award (other than Canceled Restricted Awards), in each case, that is outstanding immediately prior to the Effective Time (collectively, the “Assumed Equity Awards”), shall be assumed by Parent and converted automatically at the Effective Time into an option, restricted stock unit or restricted stock award, respectively, denominated in shares of Parent Stock and which has other terms and conditions substantially identical to those of the related Assumed Equity Award (including any accelerated vesting provisions therein) except that (i) the number of shares of Parent Stock subject to each such Assumed Equity Award shall be determined by multiplying the number of shares of Company Common Stock subject to such Assumed Equity Award immediately prior to the Effective Time by a fraction (the “Award Exchange Ratio”), the numerator of which is the Per Share Common Stock Consideration and the denominator of which is the average closing price of Parent Stock on the New York Stock Exchange over the five (5) trading days immediately preceding (but not including) the date on which the Effective Time occurs (rounded down to the nearest whole share) and (ii) if applicable, the exercise or purchase price per share of Parent Stock (rounded upwards to the nearest whole cent) shall equal (x) the per share exercise or purchase price for the shares of

Company Common Stock otherwise purchasable pursuant to such Assumed Equity Award immediately prior to the Effective Time divided by (y) the Award Exchange Ratio; provided, however, that in no case shall the exchange of an Assumed Equity Award be performed in a manner that is not in compliance with the adjustment requirements of Section 409A of the Code, and in no event shall the exchange operate to impermissibly change the time and form of payment of an Assumed Equity Award that is subject to Section 409A of the Code.

(d) Notwithstanding the foregoing, immediately prior to the Effective Time, each Company Compensatory Award that is held by either (A) a non-employee director of the Company or (B) by a person who is not an employee of, or a consultant to, the Company or any Subsidiary of the Company immediately prior to the Effective Time, shall be canceled and, in exchange therefor, the Company shall pay on the date of Closing, or the Parent or Surviving Corporation shall pay promptly following the Effective Time, to each such non-employee director an amount in cash equal to the product of (i) the Per Share Common Stock Consideration less, in the case of a Company Stock Option, the exercise price per share of Company Common Stock under such Company Stock Option and (ii) the number of shares of Company Common Stock subject to such Company Compensatory Award, as applicable; provided, that if the exercise price per share, if any, of any such Company Stock Option is equal to or greater than the Per Share Common Stock Consideration, such Company Stock Option shall be canceled without any cash payment being made in respect thereof.

(e) The Company shall take such actions as are necessary to approve and effectuate the foregoing provisions of this Section 2.06, including making any determinations and/or resolutions of the Company Board or a committee thereof or any administrator of a Company Stock Plan as may be necessary and providing any notices to the holders of Company Compensatory Awards as may be required under the Company Stock Plans.

(f) Parent shall take such actions as are necessary for the assumption and conversion of the Assumed Equity Awards pursuant to this Section 2.06, including the reservation, issuance and listing of Parent Stock as is necessary to effectuate the transactions contemplated by this Section 2.06. Parent may issue Parent Stock with respect to the Assumed Equity Awards assumed by Parent pursuant to Section 2.06(c) under the Company Stock Plans. Other than with respect to issuances in connection with the Assumed Equity Awards assumed by Parent, no further awards shall be made under the Company Stock Plans following the Effective Time. As soon as reasonably practicable after the Effective Time, Parent shall deliver to each holder of any Assumed Equity Award an appropriate notice setting forth such holder’s rights pursuant to such Assumed Equity Award. As soon as reasonably practicable (but in no event later than 10 Business Days) after the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or amended Form S-8) with respect to the shares of Parent Stock issuable upon exercise or settlement of the Assumed Equity Awards and Parent shall exercise reasonable efforts to maintain the effectiveness of such registration statement for so long as such Assumed Equity Awards remain outstanding. The Company and its counsel shall reasonably cooperate with and assist Parent in the preparation of such registration statement and shall take all actions necessary under the Company Stock Plans to implement the foregoing provisions of this Section 2.06.

(g) The Company shall take such action as may be necessary to establish a New Exercise Date (as defined under the Company’s Amended and Restated 1999 Employee Stock Purchase Plan and the 2009 Employee Stock Purchase Plan (collectively, the “ESPPs”)) at least ten (10) Business Days prior to the Effective Time with respect to the Offering Periods (as defined in the ESPPs) otherwise then in effect (the “Final Exercise Date”). Each outstanding option under the ESPPs on the Final Exercise Date shall be exercised on such date for the purchase of Company Common Stock in accordance with the terms of the ESPPs. For clarity, the Company shall take such action as may be necessary to terminate the ESPPs as of the Final Exercise Date.

(h) Subject to Parent’s compliance with the preceding provisions of this Section 2.06, the parties agree that, following the Effective Time, no holder of a Company Compensatory Award or any participant in any Company Stock Plan, or other Company Employee Plan or employee benefit arrangement of the Company or under any employment agreement shall have any right hereunder to acquire any Equity Interest (including any “phantom” stock or stock appreciation rights) in the Company, any of its Subsidiaries or the Surviving Corporation.

Section 2.07. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding (x) any change that results from the conversion of any Company Preferred Stock or exercise of any Company Warrants, in each case outstanding as of the date hereof, or (y) the grant (other than any grants not made in accordance with this Agreement), exercise or settlement of any Company Compensatory Awards, then the Per Share Common Stock Consideration shall be appropriately adjusted to reflect such change in capitalization. The Per Share Series B Consideration has been calculated as the amount equal to the greater of (a) 101% of the Series B Regular Liquidation Preference (as defined in the Series B Certificate of Designation) and (b) the product of (1) the Per Share Common Stock Consideration and (2) the number of shares of Company Common Stock into which each share of Series B Preferred Stock is convertible. The Per Share Series C Consideration has been calculated as the amount equal to the greater of (i) 101% of the Series C Regular Liquidation Preference (as defined in the Series C Certificate of Designation) and (ii) the product of (1) the Per Share Common Stock Consideration and (2) the number of shares of Company Common Stock into which each share of Series C Preferred Stock is convertible. The Per Share Warrant Consideration has been calculated as the amount equal to the excess of (A) the Per Share Common Stock Consideration over (B) the Common Warrant exercise price. In the event of any change occurring after the date hereof and prior to the Effective Time in the underlying amounts used in the determination of the Per Share Series B Consideration, Per Shares Series C Consideration and Per Share Warrant Consideration, the amount of such Per Share Series B Consideration, Per Share Series C Consideration and Per Warrant Share Consideration will be adjusted if and to the extent necessary to reflect the occurrence of such change. Notwithstanding the foregoing, nothing contained herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.08. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Applicable Law. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Preferred Stock or Company Warrants in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.09. Lost Certificates. If any Common Stock Certificate, Series B Certificate or Series C Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed certificate, the Per Share Common Stock Consideration, Per Share Series B Consideration or Per Share Series C Consideration, as applicable, to be paid in respect of the shares of Company Common Stock or Company Preferred Stock represented by such certificate, as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation. At the Effective Time and by virtue of the Merger, the certificate of incorporation of the Company shall be amended to be identical to the certificate of incorporation of Merger Subsidiary in effect immediately prior to the Effective Time, except (a) for Article FIRST, which shall read “The name of the corporation is Palm, Inc. (the “Corporation”)”, (b) that the provisions of the certificate of incorporation of Merger Subsidiary relating to the incorporator of Merger Subsidiary shall be omitted and (c) as otherwise required by Section 7.04(b), and as so amended shall be the amended and restated certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with Delaware Law.

Section 3.02. Bylaws. At the Effective Time, the bylaws of the Company shall be amended to be identical to the bylaws of Merger Subsidiary in effect immediately prior to the Effective Time and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with Delaware Law.

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except (a) as disclosed in the Company SEC Documents filed since January 1, 2009 but prior to the date hereof (and excluding any supplement, modification or amendment thereto made after the date hereof) (collectively, the “Filed Company SEC Documents”) or (b) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.02. Corporate Authorization. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Stockholder Approvals (as defined below), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than the obtaining of the Stockholder Approvals). The affirmative vote of (i) the holders of a majority of the outstanding shares of Company Common Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class (it being understood that each holder of Series B Preferred Stock or Series C Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which such shares of Series B Preferred Stock or Series C Preferred Stock held by such holder are convertible as of the record date for such vote, pursuant to the terms of the Series B Certificate of Designation and the Series C Certificate of Designation, respectively) (the “Company Stockholder Approval”) and (ii) the holders of a majority of the outstanding shares of Company Common Stock not beneficially owned by Elevation or any of its “12b-2 Affiliates” (as such term is defined in the Company Charter) (the “Non-Elevation Stockholder Approval,” and together with the Company Stockholder Approval, the “Stockholder Approvals”) are the only votes of the holders of any of the Company’s capital stock necessary, pursuant to the terms of Applicable Law, the Company Charter, the Series B Certificate of Designation, the Series C Certificate of Designation or otherwise, in connection with the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b) At a meeting duly called and held, the Company Board, by resolutions duly adopted at such meeting (which resolutions have not as of the date hereof been subsequently rescinded, modified or withdrawn in any substantive way) has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the holders of the Company Common Stock, (ii) unanimously approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, (iii) unanimously resolved, subject to Section 6.03(b), to recommend approval and adoption of this Agreement by its stockholders (such recommendation, the “Company Board Recommendation”), (iv) approved and adopted an amendment to the Company Rights Agreement to render the Company Rights inapplicable to the Merger, this Agreement and the transactions contemplated hereby (a copy of which amendment was provided to Parent by the Company prior to the date of this Agreement) and (v) taken all action necessary to exempt the Merger, this Agreement and the Voting Agreement and the transactions contemplated thereby from Section 203 of Delaware Law.

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and of Competition Laws existing in foreign jurisdictions, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable state or federal securities laws, (d) compliance with any applicable requirements of Nasdaq, and (e) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.04. Non-contravention. Assuming the Stockholder Approvals are obtained and assuming compliance with the matters referred to in Section 4.03, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Company Charter or bylaws of the Company, (b) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) require any consent, approval or other action by any Person under, constitute default under, or cause or permit the termination, cancellation, acceleration, vesting or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 2,000,000,000 shares of Company Common Stock and 125,000,000 shares of preferred stock

(including 2,000,000 authorized shares of Series A Participating Preferred Stock, 325,000 authorized shares of Series B Preferred Stock and 100,000 authorized shares of Series C Preferred Stock). The rights and privileges of the Company Common Stock and the preferred stock are as set forth in the Company Charter. At the close of business on April 16, 2010 (the “Capitalization Date”), there were issued and outstanding (i) 169,916,651 shares of Company Common Stock (of which 215,000 were Company Restricted Stock Awards), (ii) no shares of Series A Participating Preferred Stock, (iii) 325,000 shares of Series B Preferred Stock, (iv) 51,000 shares of Series C Preferred Stock, (v) Company Stock Options to purchase an aggregate of 22,862,717 shares of Company Common Stock (of which options to purchase an aggregate of 10,120,736 shares of Company Common Stock were exercisable), (vi) Company RSUs representing 2,648,167 shares of Company Common Stock and (vii) Company Warrants to purchase an aggregate of 3,570,000 shares of Company Common Stock, all of which were exercisable. Section 4.05(a) of the Company Disclosure Schedule contains a complete and accurate list of all Company Restricted Stock Awards, Company Stock Options, Company RSUs, and Company Warrants as of the Capitalization Date, and in each case, the number of shares subject to the Company Restricted Stock Award, Company Stock Option, Company RSU or Company Warrant, the date of the grant and, in the case of the Company Stock Option, the price per share at which such Company Stock Option may be exercised. There are no Company RSUs, Company Stock Options or Company Restricted Stock Awards outstanding that were not issued or granted, as applicable under a Company Stock Plan. As of the date hereof, each share of Series B Preferred Stock is convertible into 117.64706 shares of Company Common Stock and each share of Series C Preferred Stock is convertible into 307.69231 shares of Company Common Stock. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the terms thereof, duly authorized and validly issued and fully paid. The Company has delivered or made available to Parent true and complete copies of all Contracts (or, with respect to grants under the Company Stock Plans, the forms of award agreements) in connection with all unexercised rights issued or granted by the Company or any Company Subsidiary to purchase any capital stock of, or other equity or voting interests in, the Company. The exercise price of each Company Stock Option is no less than the fair market value of a share of Company Common Stock as determined no earlier than the effective date of the corporate action effectuating the grant of such Company Stock Option and no such Company Stock Option provides for a “deferral of compensation” within the meaning of Treasury Regulation Section 1.409A-1(b)(5)(i)(A).

(b) Since the Capitalization Date to the date of this Agreement, except in connection with the issuance of (i) any shares of Company Common Stock upon the exercise or settlement of Company Compensatory Awards that are outstanding as of the Capitalization Date in accordance with the terms of those Company Compensatory Awards on the Capitalization Date, or (ii) any shares of Company Common Stock upon the conversion or exercise of any Company Preferred Stock or Company Warrants that are outstanding as of the Capitalization Date, no shares of Company Common Stock or Company Preferred Stock and no Company Warrants, Company Compensatory Awards, or other Company Securities have been issued or granted, as applicable.

(c) There are outstanding no bonds, debentures or notes or other Indebtedness of the Company having the right to vote (convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in this Section 4.05 and for changes since the Capitalization Date resulting from the exercise or settlement of Company Compensatory Awards outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or Equity Interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or Equity Interests in the Company, (iii) warrants, calls, options, restricted stock units, performance shares or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of, or other Equity Interests in, the Company, (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of, or other Equity Interests in, the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”) or (v) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities, except as set forth in the Company Charter.

(d) Except as set forth in Section 4.05(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement relating to the voting, issuance or sale, repurchase, redemption or disposition, or registration of the Company Securities or Company Subsidiary Securities, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities or Company Subsidiary Securities.

(e) No Company Securities are owned by any Subsidiary of the Company.

Section 4.06. Subsidiaries. (a) Section 4.06(a) of the Company Disclosure Schedule contains a complete and accurate list of each Subsidiary of the Company. Each Subsidiary of the Company has the requisite corporate power and authority and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for such corporate power and authority and those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All “significant subsidiaries” of the Company, within the meaning of Rule 1-02 of Regulation S-X of the 1934 Act, and their respective jurisdictions of organization are identified in the Company 10-K.

(b) All of the outstanding capital stock of or other voting securities of, or Equity Interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien (including any restrictions on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests, except for transfer restrictions imposed by applicable securities laws). There are no issued or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or Equity Interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or Equity Interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or Equity Interests in, any Subsidiary of the Company, (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or Equity Interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”), or (iv) other obligations by any Subsidiary of the Company to make any payments based on the price or value of any securities of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

(c) Except for the securities of the Subsidiaries of the Company and de minimis investments in any Person (i) not required to be consolidated with the Company’s or any of its Subsidiaries’ financial statements and (ii) not exceeding 19.9% beneficial voting interest in any Person, the Company does not own, directly or indirectly, any capital stock of, or other equity, ownership, profit, voting or other interest in, any Person.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act. (a) The Company has filed with or furnished to the SEC, and made available to Parent, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since May 30, 2008 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”), and the Company will file prior to the Effective Time all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company with the SEC as required to be filed under Applicable Law. No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

(b) As of its filing date (and as of the date of any amendment), each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act (and the rules and regulations of the SEC promulgated thereunder) did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act (and the rules and regulations of the SEC promulgated thereunder), as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) There are no outstanding or unresolved comments in any comment letters received by the Company from the SEC through the date hereof. To the Knowledge of the Company, none of the Company SEC Documents filed as of the date hereof is subject to ongoing review by the SEC.

(f) The Company is and has been in compliance in all material respects with the provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder. The management of the Company has, in material compliance with Rule 13a-15 under the 1934 Act, (i) designed “disclosure controls and procedures” (as such term is defined in Rule 13a-15 under the 1934 Act) with respect to all material information required to be disclosed by the Company in the reports that it files or furnishes under the 1934 Act so that such information is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Section 302 and 906 of the Sarbanes Oxley Act, and (ii) disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board, (A) any significant deficiencies in the design or operation of “internal control over financial reporting” (as such term is defined in Rule 13a-15 under the 1934 Act) which are designed to (1) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and, if required, the Company Board and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries (“Internal Controls”) which would adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes Oxley Act with respect to any Company SEC Document, except as disclosed in certifications filed with the Company SEC Documents.

(g) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company’s or any of its Subsidiaries’ audited financial statements or other Company SEC Documents.

(h) Since May 30, 2008, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

Section 4.08. Financial Statements; Indebtedness.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements).

(b) Except for Indebtedness (i) reflected on the Company Balance Sheet, (ii) set forth in Section 4.08 of the Company Disclosure Schedule, or (iii) that is not reasonably likely to be material to the Company and its Subsidiaries, taken as a whole, the Company has not, since May 30, 2009, incurred any Indebtedness.

Section 4.09. Disclosure Documents. The proxy statement of the Company to be filed with the SEC in connection with the Merger (such proxy statement, including any amendments or supplements thereto, the “Proxy Statement”) will, when filed, comply as to form in all material respects with the requirements of the 1934 Act and the rules and regulations promulgated thereunder. At the time the Proxy Statement and any amendments or supplements thereto are first mailed to the stockholders of the Company and at the time of the Stockholder Approvals, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent, Merger Subsidiary or any of their Representatives specifically for use or incorporation by reference therein.

Section 4.10. Absence of Certain Changes. (a) Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has, in all material respects, been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) From February 26, 2010 until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01.

Section 4.11. No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise (“Liabilities”), other than: (a) Liabilities disclosed and provided for in the Company Balance Sheet; (b) Liabilities incurred in the ordinary course of business and consistent with past practice since the Company Balance Sheet Date; (c) Liabilities incurred in connection with the transactions contemplated hereby; and (d) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.12. Compliance with Laws and Court Orders; Permits. The Company and each of its Subsidiaries is, and since May 30, 2008 has been, in compliance with Applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and each of its Subsidiaries possess all permits, certificates, licenses, approvals, governmental franchises and other authorizations required under Applicable Laws (collectively, “Permits”) that are necessary to the operation of the Company as operated on the date hereof or the ownership of the Company’s assets, and all such Permits are validly held and in full force and effect, except as have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and each of its Subsidiaries are, and since May 30, 2008 have been, in compliance with the terms and conditions of the Permits, except as have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. As of the Effective Time, the Company or one of its Subsidiaries will possess all Permits and such Permits will be in full force and effect, except as have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and each of its Subsidiaries are, and at all times during the last five (5) years have been, in compliance with the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, or any comparable foreign law or statute, except for such violations or noncompliance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.13. Litigation. There is no complaint, claim, action, suit, investigation, arbitration, mediation or proceeding (each, an “Action”) pending against, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any current or former director or officer of the Company or any of its Subsidiaries (in their respective capacities as such) before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or on behalf of any third party that, if adversely determined, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. There are no outstanding judgments, decrees or orders of any Governmental Authority against or binding on the Company or its Subsidiaries, except any such judgment, decree or order that has not had, and would not have, individually or in the aggregate, a Material Adverse Effect on the Company. There are no internal investigations or internal inquiries that, since May 30, 2008, have been conducted by or at the direction of the Company Board (or any committee thereof) concerning any material financial, accounting or other misfeasance or malfeasance issues other than any such investigations that did not result in any material finding of any misfeasance or malfeasance. Section 4.13 of the Company Disclosure Schedules contains a complete and accurate summary of each Action pending against, or, to the Knowledge of the Company, threatened against the Company that could reasonably be expected to result in a liability to the Company or any of its Subsidiaries in excess of $1,000,000.

Section 4.14. Properties. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have good and marketable title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business, free and clear of any Liens, title defects, covenants or reservations of interests in title except for Permitted Liens.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each lease, sublease or license under which the Company or any of its Subsidiaries leases, subleases or licenses any real property (each, a “Lease”) is valid, binding and in full force and effect, (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither the Company nor any of its Subsidiaries has received notice in writing alleging that it has breached, violated or defaulted under any Lease, (iii) neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any Person the right to use or occupy the premises demised under the Lease (the “Leased Real Property”) or any portion thereof, and (iv) as of the date hereof, neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the Knowledge of the Company, there is no threatened, condemnation proceeding with respect to any Leased Real Property. As of the Effective Time (and assuming receipt of any applicable consent required pursuant to the terms of a lease), the Surviving Corporation or one of its Subsidiaries will hold such Leased Real Property on terms and conditions in all material respects the same as those set forth in the applicable Lease as of the date hereof, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.15. Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Schedule contains a complete and accurate list of all (i) issued Patents and Patent applications, (ii) Trademark registrations and applications, and (iii) Copyright registrations and applications, in each case which is owned by the Company or any of its Subsidiaries (collectively, the “Company Registered IP”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (A) the Company or a Subsidiary of the Company is the sole and exclusive beneficial and, with respect to the Company Registered IP, recorded owner, of all of the

Company Registered IP and all other material Intellectual Property purported to be owned by the Company or its Subsidiaries (excluding, for the avoidance of doubt, any in-licensed Intellectual Property), (B) all Company Registered IP is subsisting, valid and enforceable, and (C) all actions that must be taken, including the payment of fees or the filing of documents, for the purposes of obtaining, maintaining, perfecting, or renewing any rights in all Company Registered IP have been taken.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the Company and each of its Subsidiaries owns or has a right to use (in each case, free and clear of any Liens other than Permitted Liens) all Intellectual Property used in the Company Products or otherwise necessary for the conduct of its business as currently conducted (“Necessary IP”), and (ii) the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby will not (A) extinguish, diminish or impair, require the payment of any additional amounts or otherwise adversely modify the obligations with respect to, nor require the consent of any other Person in respect of the rights of the Company or of any of its Subsidiaries in and to, and to continue to use and exploit, the Necessary IP, (B) automatically result in the Company or its Subsidiaries granting, or being obligated to grant, to any third party any license to any material Intellectual Property owned by the Company or any of its Subsidiaries or the imposition of any Lien on any such material Intellectual Property other than Permitted Liens or (C) after the consummation of the Merger, Parent or any of its Subsidiaries (other than the Company or any of its Subsidiaries) being required, under the terms of any agreement to which the Company or any of its Subsidiaries is a party (without the assignment of any such agreement to Parent or any of its Subsidiaries other than the Company or any of its Subsidiaries), to grant any third party any rights or licenses with respect to any of Parent’s or any of its Subsidiaries’ (other than the Company’s or any of its Subsidiaries’) material Intellectual Property.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the conduct of business by and operations of the Company and its Subsidiaries (including any service provided, processes used, and products manufactured or sold by the Company or any of its Subsidiaries) does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, any Intellectual Property other than Patents or, to the Knowledge of the Company, any Patents, of any Person. There is, and in the past three (3) years there has been, no suit, order or proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries: (i) alleging that any service provided, processes used, products manufactured or sold, or conduct of business by or operations of the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property of any Person in any material respect; (ii) challenging the rights of the Company or its Subsidiaries in and to any of the Necessary IP; or (iii) challenging the validity, enforceability or scope of any material Intellectual Property owned by the Company or any of its Subsidiaries (other than examination by Intellectual Property registries of pending applications in the normal course).

(d) To the Knowledge of the Company, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, no Person is materially infringing, misappropriating, or otherwise violating any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries, and no such suit, order or proceeding is pending or threatened in writing by the Company or any of its Subsidiaries.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of material Trade Secrets owned by the Company or any of its Subsidiaries; and (ii) the Company and its Subsidiaries have implemented and maintained commercially reasonable safeguards to provide reasonable security for, and maintain the confidentiality of, the source code of the WebOS software (other than any “open source” software used in connection therewith) and any other material proprietary software owned by the Company and its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there has not been any disclosure of any material proprietary source code or any material Trade Secret, in each case owned by the Company or any of its Subsidiaries, to any Person in a manner that has resulted or is likely to result in the loss of trade secret or other rights in and to such information.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, Section 4.15(f) of the Company Disclosure Schedule sets forth a complete and accurate list of all licenses for Open Source Material that is included in the WebOS. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) no software that is licensed under or subject to version 3 of the GNU General Public License has been incorporated into any Company Products (excluding any separate component supplied by a third party supplier or licensor) and (ii) no software that contains or is derived from Open Source Materials has been incorporated into any Company Products or has otherwise been distributed or licensed by the Company or any Subsidiary to third parties (excluding any separate component supplied by a third party supplier or licensor), in each case in a manner that renders any software owned by the Company or any of its Subsidiaries (excluding, for the avoidance of doubt, any in-licensed software) subject to any terms applicable to such Open Source Materials except with respect to such software that the Company has decided, for documented business reasons, to release to the open source community in a manner that does not impair the Company’s continued use and exploitation of such software in any material respect.

(g) Neither the Company nor any of its Subsidiaries has granted any (i) exclusive license under any material Intellectual Property owned by the Company or such Subsidiary or (ii) license of any source code of any material proprietary software owned by the Company or such Subsidiary (other than (A) source code licenses granted in connection with source code escrows in customary form, (B) source code licenses granted in the ordinary course of business, subject to appropriate confidentiality terms, solely for the development, manufacture, bench-marking and/or testing of (1) the Company Products or the Company’s services, (2) applications for use with the Company Products or the Company’s services, subject to terms substantially as provided in the Company’s commercially available software development kit licenses, or (3) services or infrastructure provided by wireless carriers for use with the Company Products or the Company’s services, or (C) software that the Company has decided, for documented business reasons, to release to the open source community in a manner that does not impair the Company’s continued use and exploitation of such software in any material respect). No condition has occurred that would be sufficient to entitle the beneficiary under any source code escrow arrangement under which the Company has deposited any material proprietary source code owned by the Company or any of its Subsidiaries to require release of such source code. The consummation of the transactions contemplated hereby (including the Merger) will not constitute a condition sufficient to entitle the beneficiary under any source code escrow arrangement under which the Company has deposited any material proprietary source code owned by the Company or any of its Subsidiaries to require release of such source code.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have implemented and maintained commercially reasonable technical and organizational security measures, and other commercially reasonable safeguards, against the destruction, loss, alteration and unavailability of, or unauthorized access to, any customer information as to which the Company or any of its Subsidiaries has a duty of confidentiality (“Confidential Customer Information”) or any PII, in each case, in the possession of or under the control of the Company and its Subsidiaries. To the Knowledge of the Company, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there has not been any unauthorized access to any Confidential Customer Information or PII, in each case, in the possession of or under the control of the Company and its Subsidiaries. For the purposes of this Section 4.15(h), “PII” means private and sensitive personally identifiable information of or relating to any Person, including, if applicable, such Person’s full name, address and telephone number.

Section 4.16. Taxes. (a) All material Company Returns have been filed when due in accordance with all Applicable Laws, and all such material Company Returns that have been filed were and are true, correct and complete in all material respects.

(b) The Company and each of its Subsidiaries have paid (or have had paid on their behalf) and (if applicable) have withheld and remitted (or have had withheld and remitted on their behalf) to the appropriate Governmental Authority, when due, (i) all material Taxes due and payable, and (ii) where payment is not yet due, have established an adequate accrual on the Company Balance Sheet in accordance with GAAP for all material Taxes through the Company Balance Sheet Date. No material Tax has been incurred by the Company or any of its Subsidiaries since the Company Balance Sheet Date other than in the ordinary course of business.

(c) There is no claim, audit, action, suit, proceeding, investigation, deficiency claim or adjustment now pending or, to the Company’s Knowledge, threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any U.S. federal or California income or franchise tax or other material Tax, and there are no outstanding waivers or requests for waivers of the statute of limitations with respect to any material Tax. Neither the Company nor any of its Subsidiaries is party to or has received any ruling, “closing agreement” under Section 7121 of the Code or any similar agreement with respect to any material Tax that will have effect following the Effective Time.

(d) During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(e) Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(f) There are no material Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries.

(g) All U.S. federal income and California Franchise Company Returns for taxable periods ending on or before December 31, 2006, have been examined and closed or are Company Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(h) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax Sharing Agreement (other than one exclusively between or among the Company and its Subsidiaries), pursuant to which it will have any obligation to make any material payments with respect to Taxes to any Person after the Effective Time.

(i) Neither the Company nor any of its Subsidiaries (i) has been a member of a Consolidated Group (other than a Consolidated Group the common parent of which is the Company or one of its Subsidiaries) on or after January 1, 2005, or (ii) has any material liability for Taxes of any other Person (other than under Treasury Regulations Section 1.1502-6 for a Person that is a member of a Consolidated Group of which the Company or such Subsidiary is currently a member) under Treasury Regulations Section 1.1502-6, any similar provision of Applicable Law, or as a transferee or successor.

(j) There are no material adjustments under Section 481 of the Code or similar provisions of Applicable Law that will be applicable to or required to be made by the Company or any Company Subsidiary after the date hereof as a result of changes in methods of accounting or other events occurring on or before the date hereof.

Section 4.17. Employee Benefit Plans. (a) Section 4.17(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material Company Employee Plan. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. None of the Company, any of its Subsidiaries nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any material Company Employee Plan or modify or change any existing material compensatory or employee benefit plan, policy, commitment, practice or arrangement that would affect any current or former employee or director of the Company, any of its Subsidiaries or any ERISA Affiliate. Such list also includes those material Company Employee Plans that are maintained or contributed to solely for the benefit of employees (or former employees or directors or independent contractors) of the

Company or its Subsidiaries who are not resident in the United States, and the material employee policies and practices applicable to such employees (collectively, the “Foreign Company Benefit Plans”).

(b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, any Company Employee Plan subject to Title IV of ERISA.

(c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(d) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and no event has occurred that could reasonably be expected to result in the revocation of any such determination letter or the disqualification of any such plan. No Company Common Stock fund is provided under any Company Employee Plan intended to be qualified under Sections 401(a) and 401(f) of the Code. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Company Employee Plan. Each Company Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Employee Plan. No events have occurred with respect to any Company Employee Plan that could result in payment or assessment by or against the Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(e) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Employee Plan. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment as a result of the transactions contemplated hereby, either alone or in conjunction with any other event, or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. With respect to each executive officer of the Company, the Company has provided to Parent the W-2 information necessary to determine the “base amount” (as defined in Section 280G(b)(3) of the Code) for each executive officer, assuming a change of control occurs in 2010. No Company Employee Plan provides for any tax “gross-up,” including but not limited to a gross-up for any taxes imposed by Section 280G, 4999, or 409A of the Code.

(f) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(g) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a foreign works council or labor union or organization. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries.

(h) There is no material action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Company Employee Plan before any Governmental Authority.

(i) The Company or the Subsidiaries may amend or terminate any U.S. Company Employee Plan (other than individual agreements and Company Stock Plans) in accordance with its terms without incurring any material liability thereunder other than accrued benefits thereunder.

(j) Since February 26, 2010 until the date hereof, neither the Company nor any of its Subsidiaries has effectuated or announced or plans to effectuate or announce (i) a “plant closing,” as defined in the U.S. Workers Adjustment and Retraining Notification Act (“WARN”) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (ii) a “mass layoff” (as defined in WARN). Since February 26, 2010, none of the Subsidiaries of the Company has incurred any material liability or material obligation under any state, local or foreign law similar to WARN. Neither the Company nor any of its Subsidiaries are or have been a party to any redundancy agreements (including social plans or job protection plans).

(k) Each individual who is classified by the Company or any of its Subsidiaries as an “employee” or as an “independent contractor” is properly so classified. The Company and its Subsidiaries have complied in all material respects with all Applicable Laws relating to the payment and withholding of Taxes for its workforce.

(l) All Foreign Company Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs and regulations of any controlling Governmental Authority. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, all Foreign Company Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Company Benefit Plans, adequate reserves therefor have been established on the accounting statements of the applicable Company in accordance with GAAP as of the Closing.

(m) Each Company Employee Plan that is a non-qualified deferred compensation plan or arrangement subject to Section 409A of the Code is in compliance with Section 409A of the Code in form and in operation.

Section 4.18. Environmental Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(i) the Company and each of its Subsidiaries is, and since May 30, 2008 has been, in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, possession of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof). The Company and each of its Subsidiaries has not received any written communication, whether from a Governmental Authority, citizens group, employee or otherwise, alleging that the Company or any of its Subsidiaries is not in such compliance;

(ii) there is no Environmental Claim pending or threatened against the Company or any of its Subsidiaries or, to the Knowledge of the Company, against any person or entity whose liability for such Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law, and the Company has no Knowledge of facts or circumstances that would form the basis for any such Environmental Claim;

(iii) there has been no Release, threatened Release or presence of any Hazardous Material, which has resulted in or would reasonably be expected to result in an Environmental Claim against the Company or any of its Subsidiaries, or to the best Knowledge of the Company, against any person or entity whose liability for such Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law; and

(iv) each of the Company Products and the current manufacture, processing, sale, distribution, import or export thereof are, and for the two (2) years prior to the date of this Agreement the Company, with respect to each of the Company Products, has been, in compliance in all material respects with all Environmental Laws of each jurisdiction in which such Company Product is or has been manufactured, processed, sold, distributed, imported or exported, including, without limitation, all Environmental Laws that pertain to: electrical safety; energy consumption of energy-using products or components; the presence (or absence) of specified substances in electrical or electronic products, batteries or products generally; products intended for use by children; labeling of product or product packaging as respects product content or as respects health, safety or environmental effects or attributes or as respects required end-of-life handling or disposition of products or product packaging; and coverage under approved scheme for end-of-life collection and return of products or of product packaging.

(b) Except as set forth in this Section 4.18, no representations or warranties are being made with respect to matters arising under or relating to environmental matters.

Section 4.19. Material Contracts. (a) Section 4.19 of the Company Disclosure Schedule sets forth a true and accurate list, as of the date hereof, of each contract, arrangement, commitment or understanding to which the Company or any of its Subsidiaries is a party or bound by that (i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or (ii) the termination or breach of which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (each, a “Material Contract”). Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each of the Material Contracts is valid and in full force and effect and is enforceable in accordance with its terms by the Company or its Subsidiaries, as applicable, (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Material Contract, (iii) no Material Contract has been amended in any material respect except as disclosed on Section 4.19 of the Company Disclosure Schedules and (iv) to the Knowledge of Company, no party to any such Material Contract has given written notice to the Company or its Subsidiaries, or made a written claim against the Company or its Subsidiaries with respect to, any material breach or default thereunder.

(b) Neither the Company nor any of its Subsidiaries is party to any contract, agreement, arrangement or understanding containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their Subsidiaries) to (i) sell any products or services of or to any other Person or in any geographic region, (ii) engage in any line of business or (iii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their Subsidiaries).

Section 4.20. Finders’ Fees. Except for Qatalyst Partners LP and Goldman Sachs & Co., a copy of whose engagement agreements have been provided to Parent on or prior to the date of this Agreement, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.21. Opinion of Financial Advisor. The Company has received the opinions of Qatalyst Partners LP and Goldman, Sachs & Co., financial advisors to the Company, to the effect that, as of the date of this Agreement, and based upon and subject to the considerations, limitations and other matters set forth therein, the Per Share Common Stock Consideration to be paid to the holders of the Company Common Stock (other than Parent and its Affiliates) is fair from a financial point of view to such holders.

Section 4.22. Antitakeover Statutes and Rights Agreement. (a) The Company has taken all action necessary to exempt the Merger, this Agreement, the Voting Agreement and the transactions contemplated hereby from Section 203 of Delaware Law and any other similar Applicable Law.

(b) The Company has taken all action necessary to render the Company Rights issued pursuant to the terms of the Company Rights Agreement inapplicable to the Merger, this Agreement and the transactions contemplated hereby.

Section 4.23. Related Party Transactions. Except for compensation or other employment arrangements in the ordinary course of business, arrangements contemplated by this Agreement, and as set forth in the Company SEC Documents filed between May 30, 2008 and the date hereof, since May 30, 2008 there have not been any transactions, agreements, arrangements or understandings or series of related transactions, agreements, arrangements or understandings nor are there currently proposed any such transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the 1933 Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

Section 4.24. Products and Distributors. (a) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has received any notice, and the Company has no Knowledge that, during the period from May 30, 2009 through the date of this Agreement, any of the wireless carriers, distributors, retailers and/or resellers that purchase Company Products directly from the Company and through which Company Products are sold (“Company Distributors”), in contravention of existing agreements and inconsistent with past practices with respect to Company Products: (i) (A) has ceased or will cease purchasing Company Products from the Company and its Subsidiaries, (B) has made any conditional product order that is not consistent with past practices with respect to Company Products or (C) has implemented any discount, rebate, incentive or promotional program that is not consistent with past practices with respect to Company Products; and (ii) none of the Company Distributors has threatened or otherwise intends to terminate any of its existing Contracts between such Company Distributor and the Company or any of its Subsidiaries.

(b) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each of the Company Products are and for the two (2) years prior to the date of this Agreement have been in compliance in all material respects with all Applicable Laws of each jurisdiction in which such Company Product is or has been manufactured, processed, sold, distributed, imported or exported, by the Company.

Section 4.25. No Other Representations and Warranties. (a) Except for the representations and warranties set forth in this Article 4, each of Parent and Merger Subsidiary acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Merger Subsidiary, and the Company hereby disclaims any such representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Merger Subsidiary, or any of their Representatives or Affiliates of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing.

(b) Each of Parent and Merger Subsidiary also acknowledges and agrees that the Company makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Subsidiary or their Representatives or Affiliates.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary.

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and of Competition Laws existing in foreign jurisdictions, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws and (d) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary or (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, except, in the case of clause (b), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially impair or delay the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

Section 5.05. Disclosure Documents. The information specifically supplied by Parent for inclusion in the Proxy Statement will not, at the time the Proxy Statement and any amendments or supplements thereto are first mailed to the stockholders of the Company and at the time of the Stockholder Approvals, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.06. Finders’ Fees. Except for Bank of America Merrill Lynch, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 5.07. Financing. Parent has, and will have at the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the Merger pursuant to the terms of this Agreement, including to pay in full all amounts, including fees and expenses, due and payable at the Effective Time under the Credit Agreement, to pay the Common Stock Consideration, Series B Consideration, Series C Consideration and Warrant Consideration and to pay all related fees and expenses of Parent, Merger Subsidiary and their respective Representatives pursuant to this Agreement.

Section 5.08. No Other Representations and Warranties. Except for the representations and warranties set forth in this Article 5, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Parent or Merger Subsidiary to the Company, and Parent and Merger Subsidiary hereby disclaim any such representation or warranty, whether by or on behalf of Parent or Merger Subsidiary, and notwithstanding the delivery or disclosure to the Company, or any of its Representatives or Affiliates of any documentation or other information by Parent, Merger Subsidiary or any of their respective Representatives or Affiliates with respect to any one or more of the foregoing.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01. Conduct of the Company. Except as set forth in Section 6.01 of the Company Disclosure Schedule, as expressly contemplated in this Agreement or as required by Applicable Law or Governmental Authority, from the date hereof until the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course and use its commercially reasonable efforts to preserve intact its business organizations and relationships with Third Parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, except with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed) or as expressly contemplated by this Agreement, as required by Applicable Law or Governmental Authority or set forth in Section 6.01 of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its articles of incorporation, bylaws or other similar organizational documents;

(b) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (provided that this clause (ii) shall only apply with respect to dividends or other distributions by the Company in respect of its capital stock), or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any shares of Company Common Stock upon the exercise or settlement of Company Compensatory Awards in accordance with the terms of those Company Compensatory Awards on the date of this Agreement, (B) that number of shares of Company Common Stock set forth in Section 6.01(c) of the Company Disclosure Schedule issuable upon the exercise or settlement of Company Compensatory Awards granted by the Company after the date of this Agreement, (C) any shares of Company Common Stock upon the conversion or exercise of any Company Preferred Stock or Company Warrants and (D) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company or (ii) amend any term of any Company Security or any Company Subsidiary Security;

(d) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material amount of assets, securities, properties, interests or businesses, other than (x) pursuant to existing contracts or commitments or (y) in the ordinary course of business;

(e) sell, lease or otherwise transfer any of its material assets, securities, properties, interests or businesses, other than (x) pursuant to existing contracts or commitments or (y) in the ordinary course of business;

(f) other than in connection with actions permitted by Section 6.01(d), make any material loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business or as between the Company and any of its Subsidiaries;

(g) incur any indebtedness for borrowed money or guarantees thereof, other than any indebtedness or guarantee incurred (x) in the ordinary course of business or (y) between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries;

(h) (i) enter into any employment agreement (other than an at-will offer letter), deferred compensation agreement or other similar agreement (or materially amend any such existing agreement), except in connection with any new hires of officers in replacement of existing officer-level positions, (ii) increase benefits payable under any existing severance, change of control or termination pay policies, (iii) establish, adopt or materially amend any collective bargaining, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement, (iv) increase compensation payable, in the aggregate, to non-executive employees of the Company or any of its Subsidiaries, or (v) increase compensation payable to any executive officer of the Company, except in the case of each of clauses (i) through (iv), in the ordinary course of business, as required by Applicable Law or as permitted under the programs described in Section 6.01(h) of the Company Disclosure Schedule;

(i) change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by the Company’s independent public accountants;

(j) settle, or offer or propose to settle (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(k) make or change any material Tax election, change any material annual Tax accounting period, adopt or materially change any material method of Tax accounting, enter into any closing agreement or similar agreement, or settle any material Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any material audit, claim or assessment in respect of Taxes or amend any material Tax Return; or

(l) agree, resolve or commit to do any of the foregoing.

Section 6.02. Company Stockholder Meeting. The Company shall, in accordance with Delaware Law, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as soon as reasonably practicable following the clearance by the SEC of the Proxy Statement for the purpose of obtaining the Stockholder Approvals. In connection with the Company Stockholder Meeting, the Company shall mail the Proxy Statement and all other proxy materials for such meeting by first class mail to its stockholders as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC. Subject to Section 6.03, the Company Board shall (a) recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by the Company’s stockholders, (b) use its reasonable best efforts to obtain the Stockholder Approvals and (c) otherwise comply with all legal requirements applicable to such meeting; provided that the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be an Adverse Recommendation Change) of factual information regarding the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal in the Company Proxy Statement. Without limiting the generality of the foregoing, and subject to Section 6.03, the Company agrees that its obligations pursuant to this Section 6.02 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Acquisition Proposal or the occurrence of any Adverse Recommendation Change.

Section 6.03. No Solicitation; Other Offers. (a) General Prohibitions. Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents, advisors or representatives (“Representatives”) to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage (including by way of furnishing non-public information) the submission of any Acquisition Proposal, or any inquiry or the making of any proposal that could reasonably be expected to lead to, the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that has made, or, to the Company’s Knowledge, is seeking to make, an Acquisition Proposal, (iii) (A) fail to make, withdraw, modify or qualify in any manner adverse to Parent the Company Board Recommendation, or (B) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, an Acquisition Proposal or announce that an Acquisition Proposal constitutes a Superior Proposal (any action described in this clause (A) or (B) being referred to as an “Adverse Recommendation Change”), (iv) agree to or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar Contract providing for, with respect to, or in connection with, any Acquisition Proposal, or (v) grant any waiver or release under any standstill or similar agreement to which the Company is a party to any Person. The Company agrees that any violations of the restrictions set forth in this Section 6.03 by any of its Representatives shall be deemed to be a breach of this Agreement (including this Section 6.03) by the Company.

(b) Exceptions. Notwithstanding Section 6.03(a), at any time prior to obtaining the Stockholder Approvals, but subject to compliance with this Section 6.03:

(i) if a written Acquisition Proposal is made by a Third Party after the date of this Agreement and (x) the receipt of such Acquisition Proposal did not result from a breach of this Section 6.03, and (y) the Company Board determines in good faith that such Acquisition Proposal is bona fide and, after consultation with its outside legal advisors and a financial advisor of nationally recognized reputation, would reasonably be expected to lead to a Superior Proposal, then the Company, directly or indirectly through its Representatives, may, subject to compliance with this Section 6.03, (A) engage in negotiations or discussions with such Third Party and its Representatives and financing sources and (B) furnish to such Third Party or its Representatives or financing sources non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided to Parent) with such Third Party with terms in the aggregate no less favorable to the Company than those contained in the confidentiality agreement dated March 8, 2010 between the Company and Parent (as may be amended from time to time, the “Confidentiality Agreement”), provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party);

(ii) the Company Board may make an Adverse Recommendation Change following receipt of an unsolicited Acquisition Proposal made after the date hereof that did not result from a breach of Section 6.03(a) that the Company Board determines in good faith, after consultation with its outside financial and legal advisors, constitutes a Superior Proposal; and

(iii) subject to compliance with the procedures set forth in Section 10.01(d)(i), terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal;

in each case referred to in the foregoing clauses (i), (ii) and (iii) only if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action could be inconsistent with its fiduciary duties under Delaware Law.

The Company Board may disclose to the stockholders of the Company a position contemplated by Rule 14e-2(a) under the 1934 Act; provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act, an express rejection of any applicable Acquisition Proposal or an express reaffirmation of its recommendation to its stockholders in favor of the Merger shall be deemed to be an Adverse Recommendation Change (including for purposes of Section 10.01(c)(i)).

(c) Required Notices. The Company Board shall not take any of the actions referred to in Section 6.03(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and, after taking such action, the Company shall, if such action is in connection with an Acquisition Proposal, continue to advise Parent on a reasonably current basis on the status and terms of any discussions and negotiations with the

Third Party. In addition, the Company shall promptly (but in no event later than 24 hours) notify Parent orally and in writing after receipt by the Company or by any of its Subsidiaries or their respective Representatives of any Acquisition Proposal, including the material terms and conditions thereof and the identity of the person making such Acquisition Proposal. The Company shall also notify Parent promptly (but in no event later 24 hours) after receipt by the Company of any initial request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal. The Company shall keep Parent informed on a reasonably current basis of the status and details of any such Acquisition Proposal, indication or request, and shall promptly (but in no event later than 24 hours after receipt) (x) provide to Parent copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries by the Third Party that describes any terms or conditions of any Acquisition Proposal and (y) notify Parent after it becomes aware of any material breach of any of this Section 6.03. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Company’s compliance with this Section 6.03(c).

(d) Adverse Recommendation Change Notice. The Company Board shall not make an Adverse Recommendation Change in response to an Acquisition Proposal that constitutes a Superior Proposal as permitted by Section 6.03(b)(ii), unless (i) the Company promptly notifies Parent, in writing at least three Business Days before taking that action, of its intention to do so, attaching the most current version of the proposed agreement under which such Acquisition Proposal is proposed to be consummated and the identity of the Third Party making the Acquisition Proposal, and (ii) Parent does not make, within three (or two in the case of any subsequent offer) Business Days after its receipt of that written notification, an offer that the Company Board determines, in good faith, after consultation with its outside financial and legal advisors, is at least as favorable to the holders of Company Common Stock as such Acquisition Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Acquisition Proposal shall require a new written notification from the Company, provided that a two Business Day period shall apply under clause (ii) of this Section 6.03(d)). During any three (or two, in the case of subsequent offers) Business Day period prior to its effecting an Adverse Recommendation Change pursuant to this Section 6.03(d), the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent.

(e) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal made by a Third Party for at least a majority of the outstanding shares of Company Capital Stock or all or substantially all of the consolidated assets of the Company and its Subsidiaries on terms that the Company Board determines in good faith by a majority vote of the entire Company Board and after consultation with and considering the advice of outside legal counsel and a financial advisor of nationally recognized reputation, taking into account, among other things, all legal, financial, regulatory, timing and other aspects of such Acquisition Proposal and the Person making such Acquisition Proposal (including any break-up fees, expense reimbursement provisions, conditions to consummation (including any conditions relating to financing or regulatory approvals)), is more favorable to the holders of the Company Common Stock than the transactions contemplated by this Agreement (taking into account any proposals made by Parent to amend the terms of this Agreement in response thereto pursuant to Section 6.03(c)).

(f) Obligation to Terminate Existing Discussions. Upon execution of this Agreement, the Company shall, and shall cause its Subsidiaries and their respective Representatives to cease immediately and cause to be terminated any and all existing activities, discussions, negotiations or other communications, if any, with any Third Party (or any of its Representatives) conducted prior to the date hereof with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal. The Company shall promptly request that all confidential information previously furnished to any Third Party relating to any Acquisition Proposal be returned or destroyed in accordance with the confidentiality agreement entered into with such Third Party and shall deny access to any data room (virtual or actual) containing any such information to any such Third Party.

(g) Rights Plan; Section 203. The Company shall not take any action to (i) exempt any Person (other than Parent, Merger Subsidiary and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of Delaware Law (or any similar provisions of any other Applicable Law) or otherwise cause such restrictions not to apply or (ii) terminate, amend, modify, make any determination under, or waive, any provision of the Rights Agreement (except for such actions described in Section 4.02(b)(iv) in connection with the Merger, this Agreement and the transactions contemplated hereby).

Section 6.04. Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company shall (a) give to Parent, its counsel, financial advisors, auditors and other authorized Representatives reasonable access to the personnel, offices, properties, books and records of the Company and its Subsidiaries, (b) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (c) instruct its employees, counsel, financial advisors, auditors and other authorized Representatives to cooperate with all reasonable requests of Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No investigation by and of the parties or their respective Representatives shall modify, nullify, amend or otherwise affect the representations, warranties, covenants or agreements of the other parties set forth herein.

Section 6.05. Stockholder Litigation. The Company shall promptly advise Parent orally and in writing of any stockholder litigation against the Company or its directors relating to this Agreement, the Merger or the transactions contemplated by this Agreement and shall keep Parent fully informed regarding any such stockholder litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation, shall give consideration to Parent’s advice with respect to such stockholder litigation and, prior to the termination of this Agreement, shall not settle any such litigation without Parent’s prior written consent.

Section 6.06. Conduct of the Company. The Company shall not, and shall cause its Subsidiaries not to, from the date of this Agreement to the Effective Time, take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Company or any of its Subsidiaries to consummate the Merger or the other transactions contemplated by this Agreement.

Section 6.07. Section 16 Matters. Prior to the Effective Time, the Company shall take such steps as may be reasonably required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 6.08. Termination of 401(k) Plans. Prior to the Effective Time, at the written request of Parent received by the Company at least 10 Business Days before the Effective Time, the Company shall terminate all of its 401(k) plans effective as of the day before the Closing, pursuant to resolutions substantially similar to those attached hereto as Exhibit B.

Section 6.09. FIRPTA Compliance. On the date of the Closing, the Company shall deliver to Parent a properly executed FIRPTA Certificate in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

Section 6.10. Resignation of Directors and Officers of Subsidiaries. Prior to the Effective Time, at the request of Parent, the Company shall cause each director and each officer of each Subsidiary of the Company to execute and deliver a letter effectuating his or her resignation as a director or officer of such Subsidiary effective as of the Effective Time. At the request of Parent, the Company will cooperate with Parent to effect the replacement of any such directors and officers selected by Parent at the Effective Time.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01. Conduct of Parent. Parent shall not, and shall cause its Subsidiaries not to, from the date of this Agreement to the Effective Time, take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Subsidiary to consummate the Merger or the other transactions contemplated by this Agreement.

Section 7.02. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.03. Voting of Shares. Parent shall vote all shares of Company Common Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

Section 7.04. Director and Officer Liability.

(a) For six years after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless, and provide the advancement of expenses to, the present and former officers and directors of the Company and any person who becomes a director or officer of the Company prior to the Effective Time (each, an “Indemnified Person”) in respect of acts or omissions (in such capacity) occurring at or prior to the Effective Time (including acts or omissions (in such capacity) in connection with this Agreement and the consummation of the transactions contemplated hereby) to the fullest extent permitted under the Company Charter and bylaws of the Company in effect on the date hereof; provided that such indemnification and advancement of expenses shall be subject to any limitation imposed from time to time under Applicable Law; provided, further, that any Person to whom expenses are advanced shall provide an undertaking to repay such advances to the extent required by Applicable Law.

(b) Parent shall honor and fulfill in all respects, or shall cause the Surviving Corporation to honor and fulfill in all respects, the obligations of the Company under any indemnification agreements between the Company and any Indemnified Person that are set forth in Section 7.04 of the Company Disclosure Schedule and under the terms of any indemnification of employees of the Company pursuant to the Company’s 401(k) Plan. For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses with respect to matters existing or occurring at or prior to the Effective Time that are no less advantageous, in the aggregate, to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement in the Company Charter and bylaws of the Company.

(c) For six years after the Effective Time, Parent shall procure the provision of officers’ and directors’ liability insurance from an insurance carrier with the same or better rating as the Company’s current insurance carrier in respect of matters existing or occurring prior to the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the transactions contemplated hereby) covering each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and in amounts not materially less favorable than those of such policy in effect on the date hereof; provided that if the aggregate annual premiums for such insurance at any time during such period shall exceed 250% of the per annum rate of premium paid by the Company and its Subsidiaries as of the date hereof for such insurance, then Parent shall, or shall cause its Subsidiaries to, provide only such coverage as shall then be available at an annual premium equal to 250% of such rate. Notwithstanding the foregoing, prior to the Effective Time, the Company may procure a fully prepaid “tail” policy of comparable coverage with a claims period of six years after the Effective Time from an insurance carrier with the same or better rating as the Company’s current insurance carrier in respect of matters existing or occurring prior to the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the transactions contemplated hereby) covering each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and in amounts not materially less favorable than those of such policy in effect on the date hereof; provided that if the aggregate annual premiums for such “tail” policy exceeds 250% of the per annum rate of premium paid by the Company and its Subsidiaries as of the date hereof for their existing officers’ and directors’ liability insurance policy, then the Company shall procure the maximum coverage that will then be available at an equivalent annual premium equal to 250% of such rate; provided, further, that the Company’s procurement of such fully prepaid “tail” policy in accordance with this sentence shall be deemed to satisfy in full the obligations of Parent and Surviving Corporation pursuant to this Section 7.04(c).

(d) If Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume the obligations set forth in this Section 7.04.

(e) The rights of each Indemnified Person under this Section 7.04 shall be in addition to any rights such Person may have under the Company Charter or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries set forth in Section 7.04 of the Company Disclosure Schedule. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

(f) The Surviving Corporation shall pay all expenses, including reasonable fees and expenses of counsel, that an Indemnified Person may incur in enforcing the indemnity and other obligations provided for in this Section 7.04.

Section 7.05. Employee Benefit Plan Matters. As of and subsequent to the Effective Time, Parent shall: (a) cause the Surviving Corporation to assume and honor the Management Retention Agreements, employee bonus plans and other retention plans and agreements listed in Section 7.05(a) of the Company Disclosure Schedule; (b) for a period of twelve months following the Effective Time, Parent shall or shall cause the Surviving Corporation to either (i) provide the employees of the Company and its Subsidiaries who are employed immediately prior to the Effective Time (the “Covered Employees”) who remain employed during such period by Parent, the Surviving Corporation or any of their respective Subsidiaries with base pay and benefits (excluding equity based compensation) which are substantially comparable, in the aggregate, to the base pay and benefits provided by the Company and its Subsidiaries as of the date hereof or (ii) provide or cause the Surviving Corporation to provide Covered Employees who remain employed during such period by Parent, the Surviving Corporation or their respective Subsidiaries with base pay and benefits (excluding equity based compensation) that are substantially comparable, in the aggregate, to those provided to similarly situated employees of Parent and its Subsidiaries; (c) provide all Covered Employees with service credit for purposes of vacation accruals, and for eligibility, participation and vesting in any 401(k) plan of Parent or any of its Subsidiaries for all periods of continuous employment with the Company or its Subsidiaries (or any predecessor entities) prior to the Effective Time, and with Parent, the Surviving Corporation and any of their Subsidiaries or Affiliates on and after the Effective Time; and (d) to the extent permitted by the applicable Parent employee benefit plan, cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any Parent employee benefit plan to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan in which the applicable Covered Employee participated immediately prior to the Effective Time. For the period commencing at the Effective Time and ending on the first anniversary thereof, Parent shall, and shall cause its Subsidiaries to, honor in accordance with their terms as in effect immediately prior to the Effective Time the severance plans maintained by the Company, or any of its Subsidiaries. Unused vacation days accrued by Continuing Employees under the plans and policies of the Company and its Subsidiaries shall carry over to Parent or the Surviving Corporation to the extent administratively practicable, and each such Continuing Employee shall be paid by the Company in cash for any accrued and unused vacation days that Parent determines are not administratively practicable to continue to honor. Nothing in this Section 7.05 is intended to create any third-party beneficiaries to this Agreement. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation to terminate the employment of, any Covered Employee following the Effective Time or (ii) require the Surviving Corporation to continue any Company Employee Plan or prevent the amendment, modification or termination thereof after the Effective Time in each case in accordance with the terms of such Company Employee Plan. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be construed as an amendment of any employee benefit plan or policy of the Company, the Parent or any of their respective Affiliates.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement in the most expeditious manner practicable, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party, all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations, expirations or terminations of applicable waiting periods and other confirmations required to be obtained from any such Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this

Section 8.01(a), the parties hereto understand and agree that the reasonable best efforts of any party shall not be deemed to include and in no event shall Parent be required (or the Company, without Parent’s prior written consent, be permitted) by this Section 8.01 or any other provision of this Agreement (A) to enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby, or (B) to divest or otherwise hold separate (including by establishing a trust or otherwise), or take any other action (or otherwise agree to do any of the foregoing) with respect to, any of its or the Surviving Corporation’s Subsidiaries or any of their respective Affiliates’ businesses, assets or properties.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, (ii) make an appropriate filing pursuant to any Competition Laws analogous to the HSR Act existing in foreign jurisdictions with respect to the transactions contemplated hereby, as promptly as practicable, and (iii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any Competition Laws analogous to the HSR Act existing in foreign jurisdictions and, subject to Section 8.01(a), to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any Competition Laws analogous to the HSR Act existing in foreign jurisdictions with respect to the transactions contemplated hereby, in each case, as soon as practicable.

(c) Each of Parent and the Company shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and, to the extent permissible, promptly inform the other of the substance of notices or other communications between the Company or Parent, as the case may be, and any third party and/or Governmental Authority with respect to such transactions. Each of Parent and the Company shall keep the other timely apprised of any inquiries or requests for additional information from any Governmental Authority pursuant to the HSR Act or any Competition Laws analogous to the HSR Act existing in foreign jurisdictions and other Governmental Authorities, to the extent permissible. Each of Parent and the Company shall permit counsel for the other reasonable opportunity to consult in advance, to the extent permissible, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Authority relating to the transactions contemplated by this Agreement. Each of Parent and the Company agrees to the extent practicable not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the transactions contemplated by this Agreement unless it consults with the other in advance and, to the extent not prohibited by such Governmental Authority, allows counsel for the other party the opportunity to attend and participate. The Company shall not extend, directly or indirectly, any waiting periods required in connection with the HSR Act or any laws analogous to the HSR Act existing in foreign jurisdictions, or enter into any agreement with any Governmental Authority to delay the consummation of the Merger or not to consummate the transactions contemplated hereby unless so directed by Parent. Parent shall not extend, directly or indirectly, any waiting periods required in connection with the HSR Act or any laws analogous to the HSR Act existing in foreign jurisdictions except to the extent advisable, based on the advice of outside counsel, in seeking to obtain the approvals required thereunder.

Section 8.02. Certain Filings. (a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

(b) The Company shall prepare and file with the SEC as soon as practicable, but in no event later than fifteen (15) Business Days from the date hereof, a preliminary Proxy Statement, which shall comply as to form in all material respects with the requirements of the 1934 Act, and shall use reasonable best efforts to respond to any comments of the SEC or its staff, and the Company shall use its reasonable best efforts to cause the Proxy Statement to be cleared by the SEC as promptly as practicable and to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable following clearance from the SEC. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement each time before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel. The Company shall provide Parent and its counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC. If at any time prior to the Company Stockholder Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement; provided, however, that prior to such mailing, the Company shall consult with Parent and its counsel with respect to such amendment or supplement and shall afford Parent and its counsel reasonable opportunity to comment thereon and shall give due regard to any comments made by such Persons.

Section 8.03. Repayment of Indebtedness. (a) At or immediately prior to the Effective Time, the Company shall use reasonable best efforts to deliver to Parent copies of a payoff letter (subject to delivery of funds as arranged by Parent), in commercially reasonable form, from the Administrative Agent under the Credit Agreement, and shall make arrangements for the release of all liens and other security over the Company’s and its Subsidiaries’ properties and assets securing its obligations under the Credit Agreement, together with the return of any collateral in the possession of the Administrative Agent, at or as soon as practicable following the Effective Time (subject to delivery of funds as arranged by Parent).

(b) Subject to the Company’s compliance with Section 8.03(a), at or immediately prior to the Effective Time, Parent shall arrange for delivery of funds to the Administrative Agent sufficient to satisfy all obligations of the Company and each of its Subsidiaries under the Credit Agreement for loans, extensions of credit, fees and expenses and any other amounts owed under the Credit Agreement as of the Effective Time other than any letters of credit with respect to which alternative collateral has been provided.

Section 8.04. Public Announcements. Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation and providing each other the opportunity to review and comment upon any such press release or public statement. The initial press release of the parties announcing the execution of this Agreement shall be a joint press release of Parent and the Company in a form that is mutually agreed.

Section 8.05. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.06. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other:

(a) upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of such Person to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of such Person set forth herein or the conditions to the obligations of the other party to consummate the transactions contemplated hereby, including the Merger, or the remedies available to the parties hereunder, and provided, further, that failure to give any such notice shall not be treated as a breach of covenant for the purposes of Section 9.02(a) or Section 9.03(a), as applicable.

(b) of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(c) of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(d) of any Actions commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that (x) with respect to the Company, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or (y) relate to the consummation of the transactions contemplated by this Agreement.

Section 8.07. Confidentiality. The parties acknowledge that Parent and the Company have previously executed the Confidentiality Agreement, which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or (to the extent permitted by Applicable Law) waiver by Parent and the Company on or prior to the Effective Time of the following conditions:

(a) the Stockholder Approvals shall have been obtained;

(b) no Applicable Law shall be in effect which prohibits the Merger;

(c) no restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall have taken effect after the date hereof and shall still be in effect; and

(d) (i) any applicable waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, (ii) all filings, consents, approvals and authorizations legally required to be made or obtained with respect to any other Competition Law to consummate the Merger, including those identified on Section 9.01(d)(ii) of the Company Disclosure Schedule, shall have been obtained or any applicable waiting period thereunder shall have expired or been terminated and (iii) all other filings, consents, approvals and authorizations legally required to be made or obtained with or from any other Governmental Authority to consummate the Merger shall have been made or obtained.

Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or (to the extent permitted by Applicable Law) waiver by Parent of the following further conditions:

(a) the Company shall have performed in all material respects all of its covenants and obligations hereunder required to be performed by it at or prior to the Effective Time;

(b) except as set forth in the following sentence, the representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which need be true only as of such time), except where the failure of such representations to be so true and correct (disregarding all materiality and Material Adverse Effect qualifications contained therein) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (except that for the purpose of this condition and solely with respect to the representations and warranties of the Company contained in Section 4.10(a), a Material Adverse Effect on the Company shall be determined in the context of the current trends and expectations regarding the Company’s financial condition, business, results of operation and cash flows as reflected in the “Base Plan” included in the management presentation dated March 2010 and delivered by the Company to Parent on or about March 19, 2010). In addition, the representations and warranties of the Company contained in Section 4.02 (Corporate Authorization), Section 4.05 (Capitalization), Section 4.06 (Subsidiaries), Section 4.20 (Finders’ Fees) and Section 4.22 (Antitakeover Statutes and Rights Agreement) shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which need be true only as of such time);

(c) there shall not be pending any Action by any Governmental Authority (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to prohibit the consummation of the Merger, (ii) seeking to prohibit Parent’s or Merger Subsidiary’s ability effectively to exercise full rights of ownership of the Company Capital Stock, including the right to vote any shares of Company Capital Stock acquired or owned by Parent or Merger Subsidiary following the Effective Time on all matters properly presented to the Company’s stockholders or (iii) seeking to compel Parent, the Company or any of their respective Subsidiaries to take any action of the type described in clause (A) or (B) of the last sentence of Section 8.01(a) that is not required to be effected pursuant to the terms of this Agreement; and

(d) Parent shall have received a certificate executed on behalf of the Company by an executive officer of the Company regarding the satisfaction of the conditions set forth in Sections 9.02(a), 9.02(b) and 9.02(c).

Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or (to the extent permitted by Applicable Law) waiver by the Company of the following further conditions:

(a) each of Parent and Merger Subsidiary shall have performed in all material respects all of its covenants and obligations hereunder required to be performed by it at or prior to the Effective Time;

(b) except as set forth in the following sentence, the representations and warranties of Parent and Merger Subsidiary contained in this Agreement or in any certificate or other writing delivered by Parent and Merger Subsidiary pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which need be true only as of such time), except where the failure of such representations to be so true and correct (disregarding all materiality and Material Adverse Effect qualifications contained therein) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. In addition, the representations and warranties of Parent and Merger Subsidiary contained in Section 5.02 (Corporate Authorization) and Section 5.06 (Finders’ Fees) shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which need be true only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; and

(c) the Company shall have received a certificate executed on behalf of Parent by an executive officer of Parent regarding the satisfaction of the conditions set forth in Sections 9.03(a) and 9.03(b).

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company), in each case (other than pursuant to Section 10.01(a)) by notice of such termination to the other party:

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before September 30, 2010 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time; provided further that, if (A) the Effective Time has not occurred by the End Date by reason of the non-satisfaction of any of the conditions set forth in Section 9.01(d) and (B) all other conditions in Article 9 have theretofore been satisfied or (to the extent legally permissible)

waived or are then capable of being promptly satisfied, the End Date shall be December 31, 2010;

(ii) there shall be any Applicable Law in effect that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) permanently enjoins the Company or Parent from consummating the Merger and, in the case of clauses (A) and (B) any such Applicable Law, including any restraining order, permanent injunction or other order issued by any court of competent jurisdiction, shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be in material breach of its obligations under Section 8.01; or

(iii) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval or the Non-Elevation Stockholder Approval shall not have been obtained; provided, however, the right to terminate this Agreement under this Section 10.01(b)(iii) shall not be available to the Company where the failure to obtain the Company Stockholder Approval or the Non-Elevation Stockholder Approval shall have been caused by or related to the Company’s material breach of this Agreement; or

(c) by Parent, if:

(i) (A) the Company Board (which, for purposes of this Section 10.01(c)(i), shall include any committee thereof) shall have effected an Adverse Recommendation Change, (B) the Company Board shall have failed to reaffirm the Company Board Recommendation within 10 Business Days after receipt of any written request to do so from Parent, or (C) the Company shall have delivered to Parent the notice contemplated by Section 6.03(d) of its intention to make an Adverse Recommendation Change;

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied, and such condition is incapable of being satisfied by the End Date or, if curable, is not cured by the Company within 30 days of receipt by the Company of written notice of such breach or failure; provided that, at the time of the delivery of such notice, Parent or Merger Subsidiary shall not be in material breach of its or their obligations under this Agreement; or

(iii) there shall have been a material breach of Section 6.02 or Section 6.03; or

(d) by the Company, if:

(i) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into a written agreement concerning a Superior Proposal; provided that concurrently with such termination, the Company pays the Termination Fee payable pursuant to Section 11.04; and provided further that (A) the Company notifies Parent, in writing and at least two Business Days prior to such termination, promptly of its intention to terminate this Agreement and to enter into a binding written agreement concerning a Superior Proposal, attaching the most current version of such agreement (or a description of all material terms and conditions thereof), and (B) Parent does not make, within two Business Days of receipt of such written notification, an offer that the Company Board determines in good faith, after consultation with its financial advisors, is at least as favorable to the holders of the Company Common Stock as such Superior Proposal; or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied, and such condition is incapable of being satisfied by the End Date or, if curable, is not cured by Parent or Merger Subsidiary within 30 days of receipt by Parent and Merger Subsidiary of written notice of such breach or failure; provided that, at the time of the delivery of such notice, the Company shall not be in material breach of its obligations under this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, no such termination shall relieve any party hereto from any liability or damages resulting from fraud or an intentional and material breach by such party of any of its representations, warranties, covenants or agreements set forth herein (and for purposes of determining the liabilities and damages resulting from such breach, the parties acknowledge and agree such damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s stockholders or by a party, as applicable, in each case, taking into consideration relevant matters, including other combination opportunities, the time value of money and the benefits expected to be realized from the Merger by a party (including any synergies or cost savings), which damages shall be deemed in such event to be damages of such party); provided further, however, that the provisions of this Section 10.02, the Confidentiality Agreement and Article 11 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

Hewlett-Packard Company

3000 Hanover Street

Palo Alto, California 94304

Attention: General Counsel

Facsimile No.: (650) 857-4837

with a copy to:

Gibson, Dunn & Crutcher LLP

1881 Page Mill Road

Palo Alto, CA 94304

Attention: Russell C. Hansen

Facsimile No.: (650) 849-5333

if to the Company, to:

Palm, Inc.

950 West Maude Avenue

Sunnyvale, California 94085

Attention: General Counsel

Facsimile No.: (408) 617-0139

with a copy to:

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, CA 94025

Attention: William M. Kelly

                 Mischa Travers

Facsimile No.: (650) 752-2111

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 11.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. This shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses. (a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Termination Fee.

(i) If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) or 10.01(c)(iii) or by the Company pursuant to Section 10.01(d)(i), then the Company shall pay to Parent in immediately available funds U.S. $33,000,000 (the “Termination Fee”), in the case of a termination by Parent, within one Business Day after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination.

(ii) If (A) this Agreement is terminated by (i) Parent or the Company pursuant to Section 10.01(b)(i) or Section 10.01(b)(iii) or (ii) by Parent pursuant to Section 10.01(c)(ii) (other than as a result of a material breach of Section 6.02 or Section 6.03 (which shall be governed by Section 11.04(b)(i)), (B) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced or, with respect to termination pursuant to Section 10.01(b)(i) or 10.01(c)(ii), shall have been otherwise communicated to the Company Board or its stockholders and (C) within 12 months following the date of such termination, an Acquisition Proposal shall have been consummated (provided that for purposes of this clause (C), each reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, concurrently with the occurrence of the applicable event described in clause (C), the Termination Fee.

(iii) If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(iii), and (B) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced, then the Company shall reimburse Parent for the Parent Transaction Expenses, up to a maximum of U.S. $5,000,000, which reimbursement shall occur within two Business Days after Parent provides to the Company notice and reasonable documentation with respect to such Parent Transaction Expenses.

(c) Other Costs and Expenses. The Company acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 11.04, it shall also pay any costs and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount.

Section 11.05. Disclosure Schedule and SEC Document References.

(a) The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent on its face to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(b) The parties hereto agree that any information contained in any part of any Filed Company SEC Document shall only be deemed to be an exception to (or a disclosure for purposes of) the representations and warranties of the Company contained in this Agreement or in any certificate delivered pursuant hereto if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent on its face; provided that (i) no amendment, modification or supplement to any Filed Company SEC Document, made after the date hereof, shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby, including the Merger, or the remedies available to the parties hereunder and (ii) except for any specific factual information contained therein, in no event shall any information contained in any part of any Filed Company SEC Document entitled “Risk Factors” (or words of similar import) or containing a description or explanation of “Forward-Looking Statements” be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of the Company contained in this Agreement or in any certificate delivered pursuant hereto.

Section 11.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.04, shall inure to the benefit of the parties hereto and their successors and assigns. Except as provided in Section 7.04, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.08. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or any objection that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). This

Agreement may be executed and delivered by facsimile transmission and such facsimile copy will be deemed to be an original.

Section 11.11. Entire Agreement. This Agreement, the Voting Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter herein and therein and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter herein and therein.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which it is entitled at law or in equity.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date set forth on the cover page of this Agreement.

PALM, INC.

By:	/s/ Jonathan J. Rubinstein
Name: Jonathan J. Rubinstein
Title: Chairman and Chief Executive Officer

HEWLETT-PACKARD COMPANY

By:	/s/ Todd Bradley
Name: Todd Bradley
Title: Executive Vice President, PSG

DISTRICT ACQUISITION CORPORATION

By:	/s/ Paul T. Porrini
Name: Paul T. Porrini
Title: President and Secretary

[Signature Page to Agreement and Plan of Merger]

ANNEX I

SUPPORTING STOCKHOLDERS

Elevation Partners, L.P.

Elevation Employee Side Fund, LLC

[THIS PAGE INTENTIONALLY LEFT BLANK]

EXHIBIT A

FORM OF VOTING AGREEMENT

VOTING AGREEMENT

VOTING AGREEMENT (the “Agreement”), dated as of April 28, 2010 between Hewlett-Packard Company, a Delaware corporation (“Parent”), and the stockholders of the Company listed on Schedule A hereto (“Stockholders”) and, solely for purposes of Sections 1.02, 1.03, 1.04, 4.01 and 5.04 hereof, Palm, Inc., a Delaware corporation (the “Company”).

WHEREAS, in order to induce Parent and District Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Subsidiary”), to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with the Company, pursuant to which, among other things, Merger Subsidiary will merge with and into the Company on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”), Parent has requested each Stockholder, and each Stockholder has agreed, to enter into this Agreement with respect to (i) the shares of common and preferred stock of the Company indicated on Schedule A (the “Shares”), (ii) the warrants for the purchase of common stock of the Company indicated on Schedule A (the “Warrants”) and (iii) any other voting securities of the Company that such Stockholder acquires record and/or beneficial ownership of after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, including exercise of the Warrants (the “After-Acquired Shares” and together with the Shares, the “Covered Shares”);

WHEREAS, in order to induce Parent and Merger Subsidiary to enter into the Merger Agreement with the Company and to proceed with the transactions contemplated thereby, each Stockholder has agreed to provide a waiver and consent with respect to certain provisions of the Series B Certificate of Designation and Series C Certificate of Designation, to terminate certain other agreements with the Company at the Effective Time and to enter into this Agreement;

WHEREAS, in order to induce Parent and Merger Subsidiary to enter into the Merger Agreement with the Company and to proceed with the transactions contemplated thereby and to allow Stockholders to enter into this Agreement, the Company has agreed to waive certain provisions of the Amended and Restated Stockholders’ Agreement between the Company and Stockholders (the “Stockholders’ Agreement”) and to enter into this Agreement; and

WHEREAS, each Stockholder acknowledges that Parent and Merger Subsidiary are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Stockholders set forth in this Agreement and would not enter into the Merger Agreement if any Stockholder did not enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing the parties hereto agree as follows:

ARTICLE 1

VOTING AGREEMENT; STOCKHOLDER WAIVER AND CONSENT

Section 1.01. Voting Agreement. Each Stockholder hereby irrevocably and unconditionally agrees to vote or exercise its right to consent with respect to all Covered Shares that such Stockholder is entitled to vote at the time of any vote or action by written consent to approve and adopt the Merger Agreement and approve the Merger and the other transactions contemplated by the Merger Agreement and approve any other matters necessary for the consummation of the Merger and the other transactions contemplated by the Merger Agreement at any meeting of the stockholders of the Company, and at any adjournment or postponement thereof, at which such Merger Agreement, Merger or the other transactions contemplated by the Merger Agreement are submitted for the consideration and vote of the stockholders of the Company. Each Stockholder hereby agrees that it will not vote any Covered Shares in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding-up of the Company or any amalgamation, merger, sale of assets or other business combination between the Company and any other Person or any other extraordinary transaction involving the Company (other than the Merger), (iii) other action the consummation of which could reasonably be expected to impede, interfere with, frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement, (iv) change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company Charter or bylaws of the Company, or (v) other matter in furtherance of any of the foregoing matters listed in clause (i), (ii), (iii) or (iv) of this section.

Section 1.02. Company Waiver. Solely to the extent necessary to allow each Stockholder to enter into and comply with its obligations under this Agreement, the Company hereby waives each Stockholder’s obligations under Section 4.2(a) of the Stockholders’ Agreement. The Company hereby agrees while this Agreement is in effect not to revoke or otherwise withdraw or modify such waiver in any manner adverse to Parent, Merger Subsidiary or Stockholders.

Section 1.03. Stockholder Waiver and Consent. Each Stockholder hereby agrees (i) immediately upon the execution and delivery of this Agreement and the Merger Agreement, to execute and deliver to the Company a Written Waiver and Consent in the form attached hereto as Exhibit A and (ii) while this Agreement is in effect, not to revoke or otherwise withdraw or modify in any manner adverse to

Parent, Merger Subsidiary or the Company such Written Waiver and Consent. The Company and the Stockholders agree that, effective as of (and contingent upon the occurrence of) the Effective Time, each of the agreements referenced in paragraph (B) of the form of Waiver and Consent attached hereto as Exhibit A shall terminate in accordance with such paragraph (B), except for the sections of such agreements specified in such paragraph (B) as exceptions to such termination, which specified sections shall survive such termination and continue in full force and effect.

Section 1.04. Company Warrants. Subject to the occurrence of the Effective Time, each Stockholder hereby agrees and acknowledges that pursuant to the Merger Agreement, at the Effective Time, such Stockholder’s outstanding Warrants, if any, shall be cancelled and extinguished, and such Stockholders shall cease to have any rights with respect thereto, other than the right to receive, in respect of each share of Company Common Stock that would be obtainable upon exercise of such Warrant as of immediately prior to the Effective Time, an amount in cash, without interest, equal to the Per Share Warrant Consideration pursuant to Section 2.03 of the Merger Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Each Stockholder represents and warrants to Parent that:

Section 2.01. Stockholder Authorization. Such Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and such Stockholder has full right, power and authority to enter into this Agreement, and this Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

Section 2.02. Governmental Authorization. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority, is required to be made or obtained by such Stockholder in connection with the execution and delivery of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated hereby, except for filings required to be made on Schedule 13D under the 1934 Act, and such filings, authorizations, consents and approvals that if not obtained or made would not have a material and adverse effect on the ability of such Stockholder to consummate the transactions contemplated by this Agreement. Each Stockholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s obligations under this Agreement.

Section 2.03. Non-Contravention. The execution, delivery and performance by such Stockholder of this agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the organizational documents of such Stockholder, (ii) violate any law, rule, regulation, judgment, injunction, order, writ or decree of any Governmental Authority applicable to such Stockholder, (iii) require any consent or other action by any Person under, constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Stockholder is entitled under any provision of any agreement or other instrument binding on such Stockholder other than the Series B Certificate of Designation, Series C Certificate of Designation, Stockholders Agreement and the other agreements identified in paragraph (B) of the Written Waiver and Consent, or (iv) result in the imposition of any Lien on any asset of such Stockholder except as could not reasonably be expected to impair such Stockholder’s ability to perform its obligations hereunder.

Section 2.04. Ownership of Shares and Warrants. Such Stockholder is the record and beneficial owner of the Shares and Warrants set forth opposite the name of such Stockholder on Schedule A as of the date hereof, free and clear of any lien, encumbrance or any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares or Warrants), in each case other than as arising under the Stockholders Agreement, this Agreement or the Merger Agreement. None of the Shares or Warrants is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares, in each case other than as arising under the Stockholders Agreement, this Agreement or the Merger Agreement. Such Stockholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Shares, in each case other than as arising under the Stockholders Agreement, this Agreement or the Merger Agreement. Such Stockholder has sole voting power, sole power of disposition and sole power to demand appraisal rights with respect to the Shares set forth opposite the name of such Stockholder on Schedule A, in each case other than with respect to any limitations on such powers pursuant to the Stockholders Agreement, this Agreement or the Merger Agreement.

Section 2.05. Total Shares. Except for the Shares and Warrants set forth on Schedule A, such Stockholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

Section 2.06. Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

Section 2.07. Litigation. As of the date hereof, there is no action, suit, investigation, complaint or other proceeding pending against any such Stockholder or, to the knowledge of such Stockholder, any other Person or, to the knowledge of such Stockholder, threatened against any Stockholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Parent of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

Section 2.08. Reliance. Such Stockholder understands and acknowledges that Parent and Merger Subsidiary are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations and warranties of such Stockholder contained herein.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to each Stockholder that:

Section 3.01. Corporation Authorization. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and each Stockholder that:

Section 4.01. Corporation Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the corporate powers of the Company and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

ARTICLE 5

COVENANTS OF STOCKHOLDERS

Each Stockholder hereby covenants and agrees that:

Section 5.01. No Proxies for or Encumbrances on Shares. Except pursuant to the terms of this Agreement, such Stockholder shall not, without the prior written consent of Parent, directly or indirectly, (i) grant any proxies or powers of attorney or enter into any voting trust or other agreement or arrangement with respect to the voting of any Covered Shares, (ii) sell (constructively or otherwise), assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Covered Shares or Warrants or beneficial ownership thereof or therein during the term of this Agreement, or (iii) knowingly take any action that would make any representation or warranty of such Stockholder contained in Section 2.01, 2.02, 2.03, 2.04 or 2.06 hereof untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement. Such Stockholder shall not seek or solicit any such sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding and agrees to notify Parent promptly if such Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing and provide the details of such approach or solicitation to the extent requested by Parent.

Section 5.02. Other Offers. Such Stockholder shall not, nor shall such Stockholder authorize or permit any of its officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (1) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Acquisition Proposal, or any inquiry or the making of any proposal that could reasonably be expected to lead to the submission of any Acquisition Proposal or (2) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that has made, or to the knowledge of such Stockholder, is seeking to make, an Acquisition Proposal, except that to the extent the Company exercises its rights under and in accordance with Section 6.03(b)(i) of the Merger Agreement (and the receipt of such Acquisition Proposal did not result from a breach by such Stockholder of this Section 5.02) (a “Fiduciary Exercise”) with respect to any Third Party or its Representatives or financing sources (a

“Permitted Party”), the foregoing clause (ii) shall not apply with respect to discussions or negotiations with, or furnishing of information or affording access to, or cooperating with, the Permitted Party to the extent related to or arising from the Fiduciary Exercise. Such Stockholder will promptly notify Parent after receipt of (i) an Acquisition Proposal or (ii) any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries in each case in clause (ii) by any Person that has made, or to the knowledge of Stockholders, is seeking to make, an Acquisition Proposal and will keep Parent fully informed of the status and details of any such Acquisition Proposal, indication or request. Nothing in this Section 5.02 shall prohibit any Stockholder from contacting any Person making any inquiry or proposal in order to notify such Person of the provisions of this Agreement or from informing the Company of any information required to be communicated by such Stockholder to Parent pursuant to this Section 5.02.

Section 5.03. Appraisal Rights. Such Stockholder agrees not to exercise any rights (including under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Covered Shares which may arise with respect to the Merger.

Section 5.04. Company Actions. Such Stockholder understands and agrees that if such Stockholder attempts to (i) transfer, vote or provide any other person with the authority to vote any of the Covered Shares or (ii) transfer the Warrants, in each case other than in compliance with this Agreement, the Company shall not, and such Stockholder hereby unconditionally and irrevocably instructs the Company to not, (a) permit any such transfer on its books and records, (b) issue a new certificate representing any of the Shares or (c) record any such vote, in each case unless and until such Stockholder shall have complied with the terms of this Agreement. If so requested by Parent, such Stockholder agrees that the certificates representing the Covered Shares and the Warrant shall bear a legend stating that they are subject to this Agreement.

ARTICLE 6

MISCELLANEOUS

Section 6.01. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

Section 6.02. New Shares. In the event that a Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional Shares or voting interests with respect to the Company, such Shares or voting interests shall, without further action of the parties, be subject to the provisions of this Agreement, and the number of Shares held by such Stockholder set forth on Schedule A hereto will be deemed amended accordingly. Stockholders shall promptly notify Parent of any such event.

Section 6.03. Other Definitional and Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Section 6.04. Further Assurances. Parent and each of the Stockholders will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its or their best efforts to take, or cause to be taken, all actions necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

Section 6.05. No Impairment of Rights. Notwithstanding anything contained herein to the contrary, nothing in this Agreement shall limit or restrict (a) any representative or employee of a Stockholder from acting in his or her capacity as a director of the Company, it being understood that this Agreement shall apply to Stockholders solely in Stockholders’ capacity as stockholders of the Company, or (b) each Stockholder from voting in such Stockholder’s sole discretion on any matter other than the matters referred to in Section 1.01 and Section 1.03 hereof. For the avoidance of doubt, neither Parent nor Merger Subsidiary shall be deemed an Affiliate of any Stockholder or the Company by virtue of this Agreement.

Section 6.06. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this

Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the Effective Time. Each Stockholder shall also have the right to terminate this Agreement at any time by written notice to Parent if any of the terms of the Merger Agreement are amended, modified or waived without the written consent of such Stockholder if such amendment, modification or waiver (A) creates any additional condition to the obligation of Parent and Merger Subsidiary to consummate the Merger, (B) changes the consideration payable with respect to the Shares or the Warrants pursuant to the Merger Agreement in a manner adverse to such Stockholder (for the avoidance of doubt, (x) a decrease in consideration or a change in form of any of the consideration to anything other than cash shall be considered adverse to a Stockholder and (y) an increase in the cash consideration payable with respect to the Shares or the Warrants (in proportionate amounts determined in accordance with the Series B Certificate of Designation and Series C Certificate of Designation) shall not be considered adverse to a Stockholder) or (C) otherwise adversely affects such Stockholder in any material respect in its capacity as a stockholder of the Company. Notwithstanding the foregoing, (1) the provisions set forth in Article 6 shall survive the termination of this Agreement and (2) any liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.

Section 6.07. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 6.08. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

Section 6.09. No Waiver. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 6.10. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

Section 6.11 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby

(whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Section 6.12. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY RELATED AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 6.13. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 6.14. Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter herein and therein and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter herein and therein.

Section 6.15 Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 6.16. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 6.17 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent, to:

Hewlett-Packard Company

3000 Hanover Street

Palo Alto, California 94304

Attention: General Counsel

Facsimile No.: (650) 857-4837

with a copy to:

Gibson, Dunn & Crutcher LLP

1881 Page Mill Road

Palo Alto, CA 94304

Attention: Russell C. Hansen

Facsimile No.: (650) 849-5333

if to the Company, to:

Palm, Inc.

950 West Maude Avenue

Sunnyvale, California 94085

Attention: General Counsel

Facsimile No.: (408) 617-0139

with a copy to:

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, CA 94025

Attention: William M. Kelly

Facsimile No.: (650) 752-2111

If to a Stockholder, to the address set forth opposite such Stockholder’s name on Schedule A hereto or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

HEWLETT-PACKARD COMPANY

By:
	Name:	Paul T. Porrini
	Title:	Vice President, Deputy General Counsel and Assistant Secretary

PALM, INC.

By:
	Name:	Jonathan J. Rubinstein
	Title:	Chairman and Chief Executive Officer

[Signature Page to Voting Agreement]

ELEVATION PARTNERS, L.P.

By:	Elevation Associates, L.P. as General Partner

By:	Elevation Associates, LLC as General Partner

By:
	Name:	Bret Pearlman
	Title:	Member

ELEVATION EMPLOYEE SIDE FUND, LLC

By:	Elevation Management, LLC its manager

By:
	Name:	Bret Pearlman
	Title:	Member

[Signature Page to Voting Agreement]

SCHEDULE A

Stockholder/Address	Common Stock	Series B Preferred Stock	Series C Preferred Stock	Common Shares Subject to Warrants
Elevation Partners, L.P. 2800 Sand Hill Road, Ste. 160 Menlo Park, CA 94025	12,469,900	324,897	50,979	3,568,530

Elevation Employee Side Fund, LLC c/o Elevation Partners, L.P. 2800 Sand Hill Road, Ste. 160 Menlo Park, CA 94025	4,458	103	21	1,470

EXHIBIT A

PALM, INC.

WAIVER AND CONSENT OF THE

SERIES B AND SERIES C CONVERTIBLE PREFERRED STOCK

April 28, 2010

The undersigned preferred stockholders of PALM, INC., a Delaware corporation (the “Company”), being stockholders of the Company at the close of business as of the date set forth above (the “Record Date”), with respect to all of the outstanding shares of Series B Convertible Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”), and Series C Convertible Preferred Stock, par value $0.001 per share (“Series C Preferred Stock”), of the Company owned by the undersigned, hereby agree, by consent in writing, to the following items:

WHEREAS, the Company is entering into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Hewlett-Packard Company, a Delaware corporation (“Parent”), and District Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”), the form of which is attached hereto as Exhibit A, that provides for a business combination transaction pursuant to which Merger Subsidiary will merge with and into the Company on the terms and subject to the conditions set forth in the Merger Agreement, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”); and

WHEREAS, pursuant to the Merger, among other things, and subject to the terms and conditions of the Merger Agreement, all of the issued and outstanding shares of capital stock of the Company shall be converted into the right to receive the consideration pertaining to each such share as set forth in the Merger Agreement;

NOW, THEREFORE, BE IT RESOLVED, that the undersigned preferred stockholders of the Company, do hereby:

(A)

consent to the waiver of (i) each of the Company’s obligations under the Company’s Amended and Restated Certificate of Designation of Series B Convertible Preferred Stock (“Series B Certificate”) in connection with the mandatory offer to repurchase each share of outstanding Series B Preferred Stock as provided in Section 7 of the Series B Certificate, (ii) each of the Company’s obligations under the Company’s Certificate of Designation of Series C Convertible Preferred Stock (“Series C Certificate”) in connection with the mandatory offer to repurchase each share of outstanding Series C Preferred Stock as provided in Section 7 of the Series C Certificate (to the extent such obligations are in effect in accordance with Section 7(c) of the Series C Certificate), (iii) any approval right that the undersigned may have with respect to the Merger pursuant to Section 4(c) of the Series B Certificate, (iv) any approval right that the undersigned may have with respect to the Merger pursuant to Section 4(c) of the Series C Certificate, and (v) any other notice that the undersigned may be entitled to with respect to the Merger or the Merger Agreement pursuant to the Series B Certificate, the Series C Certificate or any agreement among the Company and any or all of the Company’s preferred stockholders;

(B)	consent to the termination, effective as of (and contingent upon the occurrence of) the Effective Time, of:

(1)	that certain Amended and Restated Stockholders’ Agreement, dated January 9, 2009, by and between the Company, Elevation Partners, L.P. and Elevation Employee Side Fund, LLC, with the exception of Sections 2.4, 4.3, 5.3(a), 5.8, 5.9, 5.11 and 5.12(b), which specified sections shall survive such termination and continue in full force and effect,

(2)	that certain Amended and Restated Registration Rights dated October 24, 2007, as amended and restated January 9, 2009, by and between the Company, Elevation Partners, L.P. and Elevation Employee Side Fund, LLC, with the exception of Sections 2.8, 3.2, 3.7, 3.8, 3.10 and 3.11, which specified sections shall survive such termination and continue in full force and effect,

(3)	that certain Preferred Stock Purchase Agreement and Agreement and Plan of Merger dated June 1, 2007, by and between the Company, Elevation Partners, L.P. and Passport Merger Corporation, with the exception of Sections 5.7, 9.5, 10.2, 10.3, 10.7, 10.9 and 10.11, which specified sections shall survive such termination and continue in full force and effect and

(4)	that certain Securities Purchase Agreement dated December 22, 2008 by and between the Company and Elevation Partners, L.P., and;

(C)	acknowledge and agree that the consents given above under (A) and (B) shall be irrevocable except upon termination of the Voting Agreement in accordance with its terms.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned hereby approve, by consent in writing, the foregoing as of the date first written above.

ELEVATION PARTNERS, L.P.

By:	Elevation Associates, L.P. as General Partner

By:	Elevation Associates, LLC as General Partner

By:
Name:
Title:

ELEVATION EMPLOYEE SIDE FUND, LLC

By:	Elevation Management, LLC its Manager

By:
Name:
Title:

[Signature Page to Waiver and Consent]

EXHIBIT B

ACTION BY UNANIMOUS WRITTEN CONSENT

OF THE BOARD OF DIRECTORS OF

PALM, INC.

The undersigned, constituting all of the directors of Palm, Inc., a Delaware corporation (the “Company”), do hereby take the following action and adopt the following resolutions by unanimous written consent:

WHEREAS, subject to the closing of the acquisition of the Company by Hewlett-Packard Company (“Parent”) (the “Purchase”), the Company desires that the Palm, Inc. 401(k) Plan (the “Plan”) be terminated prior to the closing of the Purchase and that provision be made for the orderly winding down of the Plan, including the satisfaction of its liabilities, the allocation of its assets and the distribution of benefits, in a manner that is in the best interest of the Plan participants and beneficiaries, so long as such actions are consistent with the requirements for the continued qualification of the Plan:

NOW THEREFORE, BE IT RESOLVED, that the Plan be, and hereby is, terminated contingent upon the closing of the Purchase and effective as of the day immediately preceding the date of the closing of the Purchase (the “Termination Date”); and

FURTHER RESOLVED, that the account balance of each participant in the Plan as of the Termination Date be, and hereby is, 100 percent vested; and

FURTHER RESOLVED, that following the Termination Date, the Plan shall continue to be administered in accordance with the terms thereof, except that the trustee of the Plan shall not accept contributions to the Plan after the Termination Date other than: (a) contributions that have been accrued on behalf of participants in the Plan prior to the Termination Date, (b) any corrective contributions, (c) participant loan repayments (if any), and (d) contributions made on behalf of participants in the Plan that are based on compensation earned before the Termination Date; and

FURTHER RESOLVED, that any officer of the Company and, after the closing of the Purchase, any officer or designated employee of Parent, be and hereby is authorized and directed to take any and all further actions necessary and appropriate to effect the termination of the Plan (hereby ratifying and confirming any and all actions heretofore and hereafter taken to accomplish such purpose), including any actions necessary to wind down the Plan in an orderly manner, to satisfy the Plan liabilities, and to provide for the allocation of its assets and the distribution of benefits, in a manner that is in the best interest of the Plan participants, so long as such actions are consistent with the requirements of the continued qualification of the Plan.

IN WITNESS WHEREOF, the undersigned have executed this Action by Unanimous Written Consent of the Board of Directors as of the date first written above. This Action by Unanimous Written Consent may be executed in counterparts, each of which shall constitute an original and all of which together shall constitute one instrument.

Date:

LIST OF OMITTED SCHEDULES TO THE

COMPANY DISCLOSURE SCHEDULE

Schedule Section	Description

Section 1.01(a)	Knowledge Group

Section 4.02	Corporate Authorization

Section 4.04	Non-Contravention

Section 4.05	Capitalization

Section 4.06	Subsidiaries

Section 4.07	SEC Filings and the Sarbanes-Oxley Act

Section 4.08	Indebtedness

Section 4.10	Absence of Certain Changes

Section 4.11	No Undisclosed Material Liabilities

Section 4.12	Compliance with Applicable Laws; Permits

Section 4.13	Litigation

Section 4.14	Properties

Section 4.15	Intellectual Property

Section 4.16	Taxes

Section 4.17	Employee Benefit Plans

Section 4.19	Material Contracts

Section 4.24	Products and Distributors

Section 6.01	Conduct of the Company

Section 7.01	Director and Officer Liability

Section 7.05	Employee Benefit Plan Matters

Section 9.01	Conditions to the Obligations of Each Party

ANNEX B

OPINION OF GOLDMAN, SACHS & CO.

April 28, 2010

Board of Directors

Palm, Inc.

950 West Maude Avenue

Sunnyvale, California 94085

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Hewlett-Packard Company (“HP”) and its affiliates) of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Palm Inc. (the “Company”) of the $5.70 per Share in cash to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of April 28, 2010 (the “Agreement”), by and among District Acquisition Corporation, a wholly owned subsidiary of HP, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, HP and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, a significant portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. In addition, we have provided certain investment banking and other financial services to the Company and its affiliates from time to time for which our investment banking division has received, and may receive, compensation, including, but not limited to, having acted a financial advisor to Elevation Partners, an affiliate of the Company, with respect to its investment of $100,000,000 in the Company in January 2009 and as a joint bookrunner of an offering of Shares (aggregate principal amount $373,750,000) in September 2009. We also have provided certain investment banking and other financial services to HP and its affiliates from time to time, including having acted as co-manager with respect to a public offering of HP’s Floating Rate Global Notes due March 1, 2012, 5.25% Global Notes due March 1, 2012, and 5.40% Global Notes due March 1, 2017 (aggregate principal amounts $600,000,000, $900,000,000 and $500,000,000, respectively) in February 2007. We also may provide investment banking and other financial services to the Company and HP and their respective affiliates in the future for which our investment banking division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended May 29, 2009; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management and approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for

B-1

the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the consumer technology industry specifically and in other industries generally; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, and we do not assume any responsibility for any such information. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company, nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the $5.70 per Share in cash to be paid to the holders (other than HP and its affiliates) of Shares pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $5.70 per Share in cash to be paid to the holders (other than HP and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or HP or the ability of the Company or HP to pay its obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $5.70 per Share in cash to be paid to the holders (other than HP and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

B-2

ANNEX C

OPINION OF QATALYST PARTNERS LP

April 28, 2010

Board of Directors

Palm, Inc.

950 West Maude Avenue

Sunnyvale, CA 94085

Members of the Board:

We understand that Palm, Inc. (the “Company”), Hewlett-Packard Company (“Parent”) and District Acquisition Corporation, a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated April 28, 2010 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”). Pursuant to the Merger, the Company will become a wholly owned subsidiary of Parent, and each outstanding share of common stock (“Company Common Stock”) of the Company, other than shares held by the Company as treasury stock or owned by Parent or as to which dissenters’ rights have been perfected, will be converted into the right to receive $5.70 in cash. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of Company Common Stock, other than Parent or any affiliate of Parent (the “Holders”), pursuant to the Merger Agreement is fair, from a financial point of view, to such Holders.

For purposes of the opinion set forth herein, we have reviewed the Merger Agreement, a draft of the Voting Agreement to be entered into by Parent and certain stockholders of the Company and certain publicly available financial statements and other business and financial information of the Company. We have also reviewed certain financial projections and operating data prepared by the management of the Company (the “Company Projections”). Additionally, we discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company. We also reviewed the historical market prices and trading activity for Company Common Stock and compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other selected publicly-traded companies and their securities. In addition, we performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, us by the Company. With respect to the Company Projections, we have been advised by the management of the Company, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. We have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification or delay. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. In addition, we have relied, without independent verification, upon the assessments of the management of the Company as to the existing and future technology and products of the Company and the risks associated with such technology and products.

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We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services payable upon rendering of this opinion. We will also receive an additional, larger fee if the Merger is consummated. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. During the two-year period prior to the date hereof, no material relationship existed between Qatalyst or any of its affiliates and the Company or Parent and any of their respective affiliates pursuant to which compensation was received by Qatalyst or its affiliates; however Qatalyst and/or its affiliates in the future may provide investment banking and other financial services to the Company and Parent and their respective affiliates for which they would expect to receive compensation.

Qatalyst provides investment banking and other services to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Parent or certain of their respective affiliates.

This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation to any Holder as to how to vote with respect to the Merger or any other matter and does not in any manner address the prices at which the Company Common Stock will trade at any time.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. Our opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the Holders pursuant to the Merger Agreement and we express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to such consideration.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the Holders pursuant to the Merger Agreement is fair, from a financial point of view, to such Holders.

Very truly yours,

/s/ Qatalyst Partners LP
(QATALYST PARTNERS LP)

C-2

ANNEX D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of

Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Palm®

MR A SAMPLE

DESIGNATION (IF ANY)

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Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:00 PM PDT, on June 24, 2010.

Vote by Internet

• Log on to the Internet and go to www.envisionreports.com/palm2010special

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Special Meeting Proxy Card

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors unanimously recommends a vote FOR:

For

Against

Abstain

1. The proposal to adopt and approve the Agreement and Plan of Merger, dated as of April 28, 2010, among Hewlett-Packard Company, District Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Hewlett-Packard Company, and Palm, Inc., as it may be amended from time to time.

2. The proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement.

For

Against

Abstain

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign your name exactly as it appears on your stock certificate(s). Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, partnership or other entity, please sign in full.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Palm®

Proxy — Palm, Inc.

SPECIAL MEETING OF STOCKHOLDERS PROXY OF PALM, INC. — June 25, 2010 This proxy is being solicited by the Board of Directors of Palm, Inc.

The undersigned, having read the Notice of Special Meeting of Stockholders and the Proxy Statement dated May 26, 2010, receipt of which are hereby acknowledged, hereby appoint(s) Jonathan J. Rubinstein and Mary E. Doyle and each of them, with full power and authority to act without the other and with full power of substitution, as proxies to represent and vote, as directed herein, all shares the undersigned is entitled to vote at the special meeting of stockholders of Palm, Inc. to be held at 9:00 a.m., local time, on June 25, 2010, at the offices of Palm, Inc., at 950 W. Maude Ave., Sunnyvale, CA 94085, and all continuations, adjournments or postponements thereof.

You are encouraged to specify your choices by marking the appropriate boxes. This proxy will be voted as specified by you, but if no choice is specified, it will be voted FOR the proposal described on this proxy card. Please complete your voting selection, date, sign and mail your proxy card in the envelope provided as soon as possible.

(continued, and to be signed and dated, on reverse side)